Filed pursuant to Rule 424(b)(3)
                                        under Securities Act of 1933, as amended
                                                    Registrantion No. 333-131748

--------------------------------------------------------------------------------
                                   Prospectus

                                60,202,003 Shares

                         Medical Media Television, Inc.
                                  Common Stock

--------------------------------------------------------------------------------

      This prospectus relates to the offer and sale by some of our shareholders during the period in which the registration statement containing this prospectus is effective of up to 60,202,003 shares of our common stock (the "Common Stock"), consisting of:

      o 19,601,821 shares of Common Stock presently held by the selling shareholders, of which 19,415,626 shares are held by AFMN, Inc. Upon registration, AFMN, Inc. will distribute these shares to its shareholders of record as of November 16, 2005.

      o 700,852 shares of Common Stock issuable by the Company with respect to the prospective conversion of 1,682,054 shares of our Series A Zero Coupon Preferred Stock, dated July 8, 2005, held by the selling shareholders and convertible at the election of the holders of the Series A Zero Coupon Preferred Stock.

      o 15,393,137 shares of Common Stock issuable by the Company with respect to the prospective conversion of 2,612,329 shares of our Series B Zero Coupon Preferred Stock, dated July 8, 2005, held by the selling shareholders and convertible at the election of the holders of the Series B Zero Coupon Preferred Stock.

      o 13,784,538 shares of Common Stock issuable by the Company with respect to the prospective exercise of common stock purchase warrants and options at the election of the holders of those warrants and options.

      o 9,721,655 shares of Common Stock reserved for issuance by the registrant with respect to the prospective conversion of promissory notes and convertible debentures at the election of the holders of those instruments.

      o A pool of 1,000,000 shares of Common Stock reserved for issuance by the registrant with respect to the prospective issuance of up to 400,000 shares of Series C Zero Coupon Preferred Stock, which shares are convertible into shares of Common Stock at a discount to market at the time of conversion. Shares of the Series C Zero Coupon Preferred Stock will be issued in exchange for interest that may accrue during the next twelve (12) months after the filing of this registration statement on convertible promissory notes.

      This offering is not being underwritten. The common shares offered under this prospectus may be sold by the selling shareholders in the public market, in negotiated transactions with a broker-dealer or market maker as principal or agent, or in privately negotiated transactions not involving a broker or dealer. We will not receive any of the proceeds from those sales. Our common shares trade on the Over-the Counter Bulletin Board ("OTCBB") under the trading symbol "MMTV". The OCTBB is a registered provider of pricing and financial information for the over-the-counter (OTC) securities market. Please read this prospectus carefully. It describes our company, finances, products and services. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision.

      AN INVESTMENT IN THE COMMON SHARES OFFERED FOR SALE UNDER THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE OUR SECURITIES ONLY IF YOU CAN AFFORD LOSING YOUR ENTIRE INVESTMENT. SEE `RISK FACTORS' BEGINNING ON PAGE 10 OF THIS PROSPECTUS.

      NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.


                  The date of this Prospectus is March 1, 2006.


                           8406 Benjamin Road, Suite C
                              Tampa, Florida 33634

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
PROSPECTUS SUMMARY
The Company and Business ..................................................    7
The Offering ..............................................................    8
Summary Financial Data ....................................................    9

RISK FACTORS
Risks Relating To Our Business ............................................   10
Risks Relating to Medical Media's Industry ................................   12
Risks Specific to This Offering ...........................................   12
Risks Relating To an Investment in Our Securities .........................   14

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS ................   16

USE OF PROCEEDS ...........................................................   17

DETERMINATION OF OFFERING PRICE ...........................................   17

DILUTION ..................................................................   17

BUSINESS
Overview ..................................................................   17
Our Educational Programming ...............................................   18
Marketing to Subscribers ..................................................   19
Selling to Commercial Advertisers .........................................   20
Competition ...............................................................   21
Significant Employees .....................................................   21
Subsidiaries ..............................................................   21
Family Relationships ......................................................   21
Government Approvals ......................................................   21
Employees .................................................................   21

PROPERTIES ................................................................   22

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
General ...................................................................   22
Overview ..................................................................   22
Development Stage Company; Prior Going Concern Issue ......................   22
Results of Operations .....................................................   22
Plan of Operation .........................................................   23
Liquidity and Capital Resources ...........................................   23
Off-Balance Sheet Arrangements ............................................   29
Critical Accounting Policies ..............................................   29
Recent Accounting Pronouncements ..........................................   29

LEGAL PROCEEDINGS .........................................................   31

MANAGEMENT
Identity ..................................................................   32
Business Experience .......................................................   33
Involvement in Legal Proceedings ..........................................   35
Board of Directors ........................................................   35
Board Committees ..........................................................   35
Advisory Boards ...........................................................   36
Security Ownership of Certain Beneficial Owners and Management ............   37
Director Compensation .....................................................   38
Executive Compensation ....................................................   38
Employment Agreements with Executive Management ...........................   39
2002 Incentive Stock Option Plan ..........................................   42

Compliance with Section 16 ................................................   43
Code of Ethics ............................................................   43

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF MEDICAL MEDIA ...........   44

DESCRIPTION OF CAPITAL STOCK
General ...................................................................   45
Common Stock ..............................................................   46
Preferred Stock ...........................................................   46
Series A Zero Coupon Preferred Stock ......................................   46
Series B Zero Coupon Preferred Stock ......................................   47
Series C Zero Coupon Preferred Stock ......................................   48
Warrants and Options of Medical Media .....................................   50

EQUITY COMPENSATION PLANS
Description of Equity Compensation Plans Approved By Shareholders .........   52
Information Concerning the Plan and Other Company Equity Compensation Plans   53

MARKET FOR EQUITY SECURITIES
Market Information ........................................................   53
Holders ...................................................................   54
Dividends .................................................................   54
Rule 144 Shares ...........................................................   54

SELLING SECURITY HOLDERS ..................................................   54

TABLE OF SELLING STOCKHOLDERS .............................................   56

REGISTRATION RIGHTS .......................................................   58

PLAN OF DISTRIBUTION
Eligible Shares ...........................................................   59
Distribution Method .......................................................   60
Sales Outside Of This Prospectus; Sales under This Prospectus
   by Successors-In-Interest ..............................................   61
Compliance ................................................................   62
Compliance with State Securities Laws .....................................   62
Distribution Expenses and Proceeds of Sale ................................   62
Other Matters .............................................................   62

FINANCIAL STATEMENTS ......................................................   64

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
   AND FINANCIAL DISCLOSURE ...............................................   65

TRANSFER AGENT ............................................................   65

INTEREST OF NAMED EXPERTS AND COUNSEL .....................................   65

WHERE YOU CAN FIND MORE INFORMATION .......................................   65

                               PROSPECTUS SUMMARY

            This summary highlights important information about our company and business. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read this entire prospectus and the financial statements and related notes included in this prospectus carefully, and in particular that section of this prospectus captioned "Risk Factors." Unless the context requires otherwise, "company", "registrant", "we", "us", and "our" and similar terms refer to Medical Media Television, Inc. ("Medical Media").

            The Registrant completed a reverse split of its issued and outstanding common shares on a 1-for-30 reverse basis. The shareholders of the Company approved the reverse split by the requisite majority vote by written consent on April 6, 2005. NASDAQ effected the 1-for-30 reverse stock split on May 4, 2005 at the open of business.

            Whenever we make any reference in this prospectus to the grant or issuance of common shares or options or warrants to purchase common shares, such reference shall be made in reference to post-reverse split numbers, and in the case of options and warrants, exercise prices, unless we state otherwise.

THE COMPANY AND BUSINESS

            Medical Media's mission is to provide advertiser-supported patient/parent/client medical education programming within the place-based media environment of medical specialty offices nationwide. Medical Media currently has two networks, PetCARE Television Network, Inc. ("PetCARE TV") and African American Medical Network, Inc. ("African American Medical Network").

            PetCARE TV's goal is to provide animal health and welfare education to a large number of consumers of pet products and services while serving as a unique advertising medium for companies that market those goods and services. Our educational programming is currently aired in veterinary practices across the U.S., Canada, Puerto Rico, and Australia where it is viewed by over 4 million pet owners each month.

            African American Medical Network's goal is to provide educational programming regarding health and welfare to doctor's offices nationwide to be viewed by African American patients, and to provide an advertising medium for commercial advertisers to target their goods and services to these consumer patients. Our educational programming is currently aired in physician offices across the U.S. and will ultimately be viewed by the patients of the more than 15,000 doctors who serve the majority of the 35 million U.S. African Americans. Annual subscriptions to the educational programming are being made available free of charge to the first 3,000 subscribers, which also includes a TV/DVD viewing system. Thereafter, an annual subscription will be available for purchase.

            The Company plans to launch its third network, KidCARE Television Network, Inc. ("KidCARE TV") in the third quarter of 2006. KidCARE TV was developed to create awareness about preventative health measures to educate parents on specific childhood diseases and problems, and to ultimately help build healthier children. Using a similar business strategy as was used with the other two networks, the Company plans to target the approximately 60,000 members of the American Academy of Pediatrics with the universe for pediatric waiting rooms in the U.S. at approximately 30,000.

            As of December 31, 2005, we had the following issued and outstanding shares: 20,725,104 common shares, 1,682,044 Series A Zero Coupon Preferred shares, 2,612,329 Series B Zero Coupon Preferred shares, 8,627 Series C Zero Coupon Preferred shares. We had outstanding debt instruments convertible into 9,721,655 common shares, and common share purchase options and warrants entitling the holders to purchase up to 13,784,538 common shares. As of January 31, 2005, the issued and outstanding common shares totaled 20,971,299.

            Our corporate offices are located at 8406 Benjamin Road, Suite C, Tampa, Florida 33634. Our telephone number is (813) 888-7330.

THE OFFERING

            This prospectus relates to the offer and sale by some of our shareholders during the period in which the registration statement containing this prospectus is effective of up to 60,202,003 shares of Common Stock, consisting of:

      o 19,601,821 shares of Common Stock presently held by the selling shareholders, of which 19,415,626 shares of Common Stock are held by AFMN, Inc. Upon registration, AFMN, Inc. will distribute these shares to its shareholders of record as of November 16, 2005.

      o 700,852 shares of Common Stock issuable by the Company with respect to the prospective conversion of 1,682,054 shares of our Series A Zero Coupon Preferred Stock, dated July 8, 2005, held by the selling shareholders and convertible at the election of the holders of the Series A Zero Coupon Preferred Stock.

      o 15,393,137 shares of Common Stock issuable by the Company with respect to the prospective conversion of 2,612,329 shares of our Series B Zero Coupon Preferred Stock, dated July 8, 2005, held by the selling shareholders and convertible at the election of the holders of the Series B Zero Coupon Preferred Stock.

      o 13,784,538 shares of Common Stock issuable by the Company with respect to the prospective exercise of common stock purchase warrants and options at the election of the holders of those warrants and options.

      o 9,721,655 shares of Common Stock reserved for issuance by the registrant with respect to the prospective conversion of promissory notes and convertible debentures at the election of the holders of those instruments.

      o A pool of 1,000,000 shares of Common Stock reserved for issuance by the registrant with respect to the prospective issuance of up to 400,000 shares of Series C Zero Coupon Preferred Stock, which shares are convertible into shares of Common Stock at a discount to market at the time of conversion. Shares of the Series C Zero Coupon Preferred Stock will be issued in exchange for interest that may accrue during the next twelve (12) months after the filing of this registration statement on convertible promissory notes.

            The common shares offered under this prospectus may be sold by the selling shareholders in the public market, in negotiated transactions with a broker-dealer or market maker as principal or agent, or in privately negotiated transactions not involving a broker or dealer. Information regarding the selling shareholders, the common shares they are offering to sell under this prospectus and the times and manner in which they may offer and sell those shares is provided in the sections of this prospectus captioned "Selling Shareholders", "Registration Rights" and "Plan of Distribution". We will not receive any of the proceeds from those sales. Should the selling shareholders in their discretion exercise any of the common share purchase warrants or options underlying the common shares offered under this prospectus, we would, however, receive the exercise price for those warrants. The registration of common shares pursuant to this prospectus does not necessarily mean that any of those shares will ultimately be offered or sold by the selling shareholders, or that any of the common share purchase warrants underlying the common shares offered under this prospectus will be exercised.

                             SUMMARY FINANCIAL DATA

            The following tables summarize the statements of operations and balance sheet data for our company for the periods or as of the dates indicated, respectively:

                                           Year Ended        Year Ended       From Inception
                                           December 31,      December 31,    to December 31,
                                              2005              2004              2005
                                           -----------       -----------       -----------
Audited Statement of Operations Data:
Revenue                                    $   124,764       $    63,637       $   200,532
Cost of Revenues                                34,569             7,524            43,731
                                           -----------       -----------       -----------
  Gross Margin                                  90,195            56,113           156,801
Operating Expense                            1,691,802         1,793,445         5,780,150
                                           -----------       -----------       -----------
  Net loss from operations                  (1,601,607)       (1,737,332)       (5,623,349)
Other income (expenses)                       (363,695)         (450,871)         (913,941)
                                           -----------       -----------       -----------
  Net loss                                 $(1,965,302)      $(2,188,203)      $(6,537,290)
                                           ===========       ===========       ===========
Net loss per share, basic and diluted      $     (0.53)      $     (1.72)      $     (9.25)
                                           ===========       ===========       ===========
Weighted average, basic and diluted          3,703,080         1,272,288           706,948
                                           ===========       ===========       ===========

                                                  December 31,      December 31,
                                                     2005              2004
                                                  -----------       -----------
Audited Balance Sheet Data:
ASSETS
  Current Assets                                  $   111,258       $   106,508
  Property & Equipment, net                            14,601            11,537
  Other Assets                                      1,578,633             7,596
                                                  -----------       -----------
Total Assets                                      $ 1,704,492       $   125,641
                                                  ===========       ===========

LIABILITIES & STOCKHOLDERS' DEFICIT
  Liabilities                                     $ 2,829,981       $ 4,019,415
  Stockholders' Deficit                            (1,125,489)       (3,893,774)
                                                  -----------       -----------
                                                  $ 1,704,492       $   125,641
                                                  ===========       ===========

                                  RISK FACTORS

            An investment in our common shares involves a high degree of risk and is subject to many uncertainties. These risks and uncertainties may adversely affect our business, operating results and financial condition. In such an event, the trading price for our common shares could decline substantially, and you could lose all or part of your investment. In order to attain an appreciation for these risks and uncertainties, you should read this prospectus in its entirety and consider all of the information and advisements contained in this prospectus, including the following risk factors and uncertainties.

RISKS RELATING TO OUR BUSINESS

MEDICAL MEDIA HAS HISTORICALLY LOST MONEY AND LOSSES MAY CONTINUE.

            Medical Media has incurred substantial losses since its inception and anticipates continuing to incur substantial losses for the foreseeable future. Medical Media incurred a loss of approximately $1,965,000 in the year ended December 31, 2005 and approximately $2,188,000 in the year ended December 31, 2004. Medical Media's accumulated losses were approximately $6,537,000 as of December 31, 2005. As of December 31, 2005 and 2004, Medical Media had a working capital deficit of approximately $2,451,000 and $2,468,000 respectively. Medical Media had stockholders' deficit of approximately $1,125,000 and $3,894,000 at December 31, 2005 and 2004 respectively. Medical Media generated revenues of approximately $125,000 and $64,000 for the years ended December 31, 2005 and 2004 respectively. In addition, during the years ended December 31, 2005 and 2004, Medical Media recorded negative cash flows from operations of approximately $1,093,000 and $2,241,000 respectively. To succeed, Medical Media must develop new client and customer relationships and substantially increase its revenue derived from improved products and additional value-added services. Medical Media has expended, and to the extent it has available financing, Medical Media intends to continue to expend, substantial resources to develop and improve its products, increase its value-added services, and market its products and services. These development and marketing expenses must be incurred well in advance of the recognition of revenue. As a result, Medical Media may not be able to achieve or sustain profitability.

MEDICAL MEDIA'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM HAS ADDED GOING CONCERN LANGUAGE TO THEIR REPORT ON MEDICAL MEDIA'S CONSOLIDATED FINANCIAL STATEMENTS, WHICH MEANS THAT MEDICAL MEDIA MAY NOT BE ABLE TO CONTINUE OPERATIONS.

            The report of Baumann, Raymondo & Company, PA, Medical Media's independent registered public accounting firm, with respect to Medical Media's consolidated financial statements and the related notes for the years ended December 31, 2005 and 2004, indicates that at the date of their report, Medical Media had suffered significant recurring losses from operations and its working capital deficit raised substantial doubt about its ability to continue as a going concern. Medical Media's consolidated financial statements do not include any adjustments that might result from this uncertainty.

MEDICAL MEDIA'S COMMON STOCK IS DEEMED TO BE A "PENNY STOCK," WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO SELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS.

            Medical Media's Common Stock is deemed to be a "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934, as amended. These requirements may reduce the potential market for Medical Media's Common Stock by reducing the number of potential investors. This may make it more difficult for investors in Medical Media's Common Stock to sell shares to third parties or to otherwise dispose of them. This could cause Medical Media's stock price to decline. Penny stocks are stocks:

            o     with a price of less than $5.00 per share;

            o     that are not traded on a "recognized" national exchange;

            o whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

            o in issuers with net tangible assets less than $2 million (if the issuer has been in continuous operation for at least three years) or $10 million (if in continuous operation for less than three years), or with average revenues of less than $6 million for the last three years.

            Broker-dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker-dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

MEDICAL MEDIA COULD FAIL TO ATTRACT OR RETAIN KEY PERSONNEL.

            Medical Media's future success will depend in large part on its ability to attract, train, and retain additional highly skilled executive level management, creative, technical, and sales personnel. Competition is intense for these types of personnel from other companies and more established organizations, many of which have significantly larger operations and greater financial, marketing, human, and other resources than Medical Media. Medical Media may not be successful in attracting and retaining qualified personnel on a timely basis, on competitive terms, or at all. Medical Media's failure to attract and retain qualified personnel could have a material adverse effect on its business, prospects, financial condition, and results of operations.

MEDICAL MEDIA DEPENDS UPON ITS SENIOR MANAGEMENT AND THEIR LOSS OR UNAVAILABILITY COULD PUT MEDICAL MEDIA AT A COMPETITIVE DISADVANTAGE.

            Medical Media's success depends largely on the skills of certain key management and technical personnel, including Philip M. Cohen, Medical Media's President and Chief Executive Officer. The loss of the services of Mr. Cohen could materially harm Medical Media's business because of the cost and time necessary to replace and train a replacement. Such a loss would also divert management's attention away from operational issues. The Company is the beneficiary of a key man life insurance policy in place on the life of Mr. Cohen in the amount of $1,000,000.

MEDICAL MEDIA WILL NOT PAY CASH DIVIDENDS AND INVESTORS MAY HAVE TO SELL THEIR SHARES IN ORDER TO REALIZE THEIR INVESTMENT.

            Medical Media has not paid any cash dividends on its Common Stock and does not intend to pay cash dividends in the foreseeable future. Medical Media intends to retain future earnings, if any, for reinvestment in the development and marketing of Medical Media's products and services. As a result, investors may have to sell their shares of Medical Media Common Stock to realize their investment.

SOME PROVISIONS OF MEDICAL MEDIA'S ARTICLES OF INCORPORATION AND BYLAWS MAY DETER TAKEOVER ATTEMPTS WHICH MAY LIMIT THE OPPORTUNITY OF MEDICAL MEDIA'S STOCKHOLDERS TO SELL THEIR SHARES AT A PREMIUM TO THE THEN CURRENT MARKET PRICE.

            Medical Media is incorporated in the State of Florida. Certain provisions of Florida corporation law could adversely affect the price of Medical Media's Common Stock. Because Section 607.0902 of Florida law governing control-share acquisitions requires board approval of a transaction involving a change in our control, it would be more difficult for someone to acquire control of us. Neither our Articles nor our Bylaws contain any similar provisions.

            Medical Media's Articles of Incorporation authorize the Board of Directors to designate and issue Preferred Stock, in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders, and may include voting rights, including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion, redemption rights, and sinking fund provisions.

            Medical Media is authorized to issue a total of 25,000,000 shares of Preferred Stock, no par value per share. Medical Media has issued 1,682,044 shares of Series A Zero Coupon Preferred Stock, 2,612,329 shares of Series B Zero Coupon Preferred Stock, and 8,627 shares of Series C Zero Coupon Preferred Stock. Your attention is directed to the sections entitled "Description of Securities-Series A Zero Coupon Preferred Stock," "Description of Securities-Series B Zero Coupon Preferred Stock," and "Description of Securities-Series C Zero Coupon Preferred Stock." Although Medical Media has no present plans for the designation of any additional Preferred Stock other than the Series A Zero Coupon Preferred Stock, the Series B Zero Coupon Preferred Stock, and the Series C Zero Coupon Preferred Stock, the designation of any additional Preferred Stock could have a material adverse effect on the rights of holders of Medical Media's Common Stock, and, therefore, could reduce the value of shares of Medical Media's Common Stock. In addition, specific rights granted to future holders of Preferred Stock could be used to restrict Medical Media's ability to merge with, or sell Medical Media's assets to a third party. The ability of the Board of Directors to issue Preferred Stock could have the effect of rendering more difficult, delaying, discouraging, preventing, or rendering more costly an acquisition of Medical Media or a change in Medical Media's control thereby preserving control by the current stockholders.

RISKS RELATING TO MEDICAL MEDIA'S INDUSTRY

            If Medical Media's wholly-owned subsidiaries, PetCARE TV and African American Medical Network, have a lower number of viewing systems in medical offices than anticipated by the advertisers, it may not secure or retain the commercial advertising necessary to become profitable.

            Medical Media and its subsidiaries anticipate that commercial advertising will be secured based upon the advertiser's assumption that a certain number of viewers will be exposed to its advertising as our programming and advertising are run continuously in each subscribing medical office. The more systems in place in medical offices, the more viewers we will have and the higher the advertising rate we can charge our advertisers. If PetCARE TV and/or African American Medical Network have a lower system placement and thus a lower number of viewers than anticipated by the advertisers, it may not secure or retain the level of commercial advertising necessary to become profitable. Currently, we have no advertising contracts.

IF MEDICAL MEDIA'S PROGRAMMING AND/OR OFFICE PLACEMENT EFFORTS ARE NOT SUCCESSFUL, WE WILL NOT BE ABLE TO RECOUP ADVANCE EXPENDITURES FOR PRODUCTION AND OUR BUSINESS PLAN MAY FAIL.

            Our business involves a number of risks inherent in operating a business of place-based, advertiser-supported educational programming. The production of our programming and efforts to secure advertisers involves advance expenditures of approximately $9,000 per month per network. We are dependent upon the success of the programming we produce and the continued acceptance of our programming in general by the public and medical offices. Currently, we have 2,757 veterinarian office subscribers and 625 African American physician offices subscribers. If our programming does not generate consumer support and create awareness, and we cannot recover the initial money we spend on production, we will not be able to recoup the advance expenditures and may go out of business if additional capital is not available.

BECAUSE OUR COMMERCIAL ADVERTISING PROGRAM HAS NOT YET BEEN FULLY ACCEPTED BY ADVERTISERS, WE MAY FACE BARRIERS TO ACCEPTANCE OF OUR SERVICES WHICH MEANS WE MAY NEVER GENERATE SIGNIFICANT REVENUES.

            Our business involves the use of continuously presented educational programming interspersed with commercial advertising placed in the waiting rooms of medical offices, also called placed-based media. The use of this place-based media is a relatively new forum for advertisers. To date we have generated limited revenues from advertisers and we may never generate significant revenues.

BECAUSE WE FACE INTENSE COMPETITION FROM LARGER AND BETTER-ESTABLISHED COMPANIES THAT HAVE MORE RESOURCES THAN WE DO, WE MAY BE UNABLE TO DEVELOP OUR BUSINESS PLAN OR GENERATE REVENUES.

            The business of securing advertising for products and services is intensely competitive and highly fragmented. There are no competitors that currently offer place-based media in veterinary offices. There is one competitor, AccentHealth, that offers place-based media in physician offices in general, but they do not have programming specifically targeted to African Americans. We face competition for advertisers from traditionally used advertising media such as conventional television, radio, and print media. Many of our competitors may have longer operating histories, greater financial, technical, and marketing resources, and enjoy existing name recognition and customer bases. New competitors may emerge and rapidly acquire significant market share. In addition, new technologies likely will increase the competitive pressures we face. Competitors may be able to respond more quickly to technological change, competitive pressures, or changes in consumer demand. As a result of their advantages, our competitors may be able to limit or curtail our ability to compete successfully.

RISKS SPECIFIC TO THIS OFFERING

            As of December 31, 2005, Medical Media had 20,725,104 shares of Common Stock outstanding. As of January 31, 2006, Medical Media has 20,971,299 shares of Common Stock outstanding. Medical Media has options and warrants to purchase up to an aggregate of 13,784,538 shares of Common Stock. Medical Media will issue 16,093,989 shares of Common Stock upon conversion of shares of its Preferred Stock, and 9,721,655 shares of Common Stock upon conversion of certain debt. If all the above shares are issued, the total number of shares of Common Stock outstanding will be 60,571,481.

CURRENT AFMN SHAREHOLDERS MAY SELL THEIR SHARES OF MEDICAL MEDIA COMMON STOCK IN THE PUBLIC MARKET, WHICH SALES MAY CAUSE MEDICAL MEDIA'S STOCK PRICE TO DECLINE.

            Once registered, AFMN will distribute its shares of Medical Media to its shareholders of record as of November 16, 2005. Such AFMN shareholders may sell the shares of Common Stock being registered in this transaction in the public market, in accordance with the restrictions imposed thereon, which may cause Medical Media's stock price to decline.

THE MARKET PRICE OF MEDICAL MEDIA'S SECURITIES MAY BE VOLATILE.

            As a result of the emerging and evolving nature of the markets in which Medical Media competes, as well as the current nature of the public markets and Medical Media's current financial condition, Medical Media's operating results may fluctuate materially, as a result of which quarter-to-quarter comparisons of Medical Media's results of operations may not be meaningful. If in some future quarter, whether as a result of such a fluctuation or otherwise, Medical Media's results of operations fall below the expectations of securities analysts and investors, the trading price of Medical Media's Common Stock would likely be materially and adversely affected. An investor should not rely on Medical Media's results of any interim period as an indication of Medical Media's future performance. Additionally, Medical Media's quarterly results of operations may fluctuate significantly in the future as a result of a variety of factors, many of which are outside Medical Media's control. Factors that may cause Medical Media's quarterly results to fluctuate include, among others:

                  o     the ability to retain existing clients and customers;

                  o the ability to attract new clients and customers at a steady rate;

                  o     the ability to maintain client satisfaction;

                  o the ability to motivate potential clients and customers to acquire and implement new technologies;

                  o the extent to which Medical Media's products gain market acceptance;

                  o     the timing and size of client and customer purchases;

                  o     introductions of products and services by competitors;

                  o price competition in the markets in which Medical Media competes;

                  o the ability to attract, train, and retain skilled management, strategic, technical, and creative professionals;

                  o the amount and timing of operating costs and capital expenditures relating to the expansion of Medical Media's business, operations, and infrastructure; and

                  o unanticipated technical, legal, and regulatory difficulties.

            Medical Media's Common Stock has traded as low as $0.05 and as high as $3.50 between February 2, 2004 and December 31, 2005. (The stock prices referenced in the preceding sentence reflect the historical stock price of our stock and have not been adjusted to reflect the 1:30 reverse stock split of our Common Stock effective May 4, 2005). From time to time after this offering, the market price of our Common Stock may experience significant volatility. Medical Media's quarterly results, failure to meet analysts' expectations, announcements by us or our competitors regarding acquisitions or dispositions, loss of existing clients, new procedures or technology, changes in general conditions in the economy, and general market conditions could cause the market price of the Common Stock to fluctuate substantially. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the trading prices of equity securities of many advertising companies. These price and volume fluctuations often have been unrelated to the operating performance of the affected companies.

YOU MAY SUFFER SIGNIFICANT DILUTION IF OUTSTANDING OPTIONS AND WARRANTS ARE EXERCISED.

            As of January 31, 2006, Medical Media had outstanding stock options and warrants to purchase 13,784,538 shares of Common Stock, some of which have exercise prices at or below the price of Medical Media's Common Stock in the public market. To the extent such options or warrants are exercised, there will be further dilution.

YOU MAY SUFFER SIGNIFICANT DILUTION IF THE SERIES A ZERO COUPON PREFERRED STOCK, SERIES B ZERO COUPON PREFERRED STOCK, AND SERIES C ZERO COUPON PREFERRED STOCK ARE CONVERTED INTO COMMON STOCK.

            The Series A Zero Coupon Preferred Stock is convertible into 700,852 shares of the Company's Common Stock at a fixed conversion price of $2.40 per share. To the extent such conversion occurs, there will be further dilution.

            The Series B Zero Coupon Preferred Stock is convertible into 15,373,000 shares of the Company's Common Stock at a conversion price of $0.166 and into 20,137 shares at a fixed conversion price of $3.00 per share. To the extent such conversion occurs, there will be further dilution.

            The Series C Zero Coupon Preferred Stock is convertible into shares of the Company's Common Stock at a discount to market at the time of conversion. To the extent such conversion occurs, there will be further dilution.

FUTURE SALES OF COMMON STOCK BY MEDICAL MEDIA'S STOCKHOLDERS COULD ADVERSELY AFFECT MEDICAL MEDIA'S STOCK PRICE AND MEDICAL MEDIA'S ABILITY TO RAISE FUNDS IN A NEW STOCK OFFERING.

            The market price of Medical Media's Common Stock could decline as a result of sales of a large number of shares of our Common Stock in the market or the perception that these sales could occur. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. If (i) the Series A Zero Coupon Preferred Stock, Series B Zero Coupon Preferred Stock, and Series C Zero Coupon Preferred Stock are converted into Common Stock, (ii) the Series B Debenture is converted into Common Stock, (iii) the convertible promissory notes and debentures are converted into Common Stock, (v) the $1,000,000 12-Month Note is converted into Common Stock, (vi) the CapitalSmart Note is converted into Common Stock, and
(vii) all outstanding options and warrants are exercised, Medical Media would have up to 60,571,481shares of Common Stock issued and outstanding.

            Sales of our Common Stock in the public market following this transaction could lower the market price of our Common Stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all.

RISKS RELATING TO AN INVESTMENT IN OUR SECURITIES

OUR COMMON SHARES ARE SPORADICALLY OR "THINLY" TRADED, SO YOU MAY BE UNABLE TO SELL AT OR NEAR ASK PRICES OR AT ALL IF YOU NEED TO SELL YOUR SHARES TO RAISE MONEY OR OTHERWISE DESIRE TO LIQUIDATE YOUR SHARES.

            Our common shares have historically been sporadically or "thinly" traded, meaning that the number of persons interested in purchasing our common shares at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven development stage company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without a material reduction in share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained. Due to these conditions, we can give you no assurance that you will be able to sell your shares at or near ask prices or at all if you need money or otherwise desire to liquidate your shares.

THE MARKET PRICE FOR OUR COMMON SHARES IS PARTICULARLY VOLATILE GIVEN OUR STATUS AS A RELATIVELY UNKNOWN DEVELOPMENT STAGE COMPANY WITH A SMALL AND THINLY-TRADED PUBLIC FLOAT, LIMITED OPERATING HISTORY AND LACK OF REVENUES OR PROFITS TO DATE FOR OUR PRODUCTS, WHICH COULD LEAD TO WIDE FLUCTUATIONS IN OUR SHARE PRICE. THE PRICE AT WHICH YOU PURCHASE OUR COMMON SHARES MAY NOT BE INDICATIVE OF THE PRICE THAT WILL PREVAIL IN THE TRADING MARKET. YOU MAY BE UNABLE TO SELL YOUR COMMON SHARES AT OR ABOVE YOUR PURCHASE PRICE, WHICH MAY RESULT IN SUBSTANTIAL LOSSES TO YOU. THE VOLATILITY IN OUR COMMON SHARE PRICE MAY SUBJECT US TO SECURITIES LITIGATION.

            The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, we have relatively few common shares outstanding in the "public float" since most of our shares are held by a small number of shareholders. In addition, as noted above, our common shares are sporadically or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without a material reduction in share price. Secondly, we are a speculative or "risky" investment due to our limited operating history and lack of revenues or profits to date, and uncertainty of future market acceptance for our products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. Additionally, in the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management's attention and resources. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.

THE SALE OF A LARGE AMOUNT OF COMMON SHARES HELD BY OUR SHAREHOLDERS, OR THE PERCEPTION THAT SUCH SALES COULD OCCUR, COULD SUBSTANTIALLY DEPRESS THE PREVAILING MARKET PRICES FOR OUR SHARES.

            Our majority shareholder, AFMN, Inc. currently does not have the ability to sell common shares under Rule 144. As a consequence, we are registering under this prospectus, 19,415,626 common shares held by AFMN, Inc. for distribution to its shareholders of record as of November 16, 2005. We have also registered 39,786,377 shares of common shares for selling shareholders, issuable to selling shareholders upon their conversion of debt instruments, exercise of common share purchase warrants, and exercise of options.

A LARGE NUMBER OF COMMON SHARES ARE ISSUABLE UPON CONVERSION OF OUR PREFERRED STOCK OR THE EXERCISE OF OUTSTANDING COMMON SHARE PURCHASE OPTIONS OR WARRANTS. THE CONVERSION OR EXERCISE OF THESE SECURITIES COULD RESULT IN THE SUBSTANTIAL DILUTION OF YOUR INVESTMENT IN TERMS OF YOUR PERCENTAGE OWNERSHIP IN THE COMPANY AS WELL AS THE BOOK VALUE OF YOUR COMMON SHARES. THE SALE OF A LARGE AMOUNT OF COMMON SHARES RECEIVED UPON THE CONVERSION OR EXERCISE OF THESE SECURITIES ON THE PUBLIC MARKET TO FINANCE THE EXERCISE PRICE OR TO PAY ASSOCIATED INCOME TAXES, OR THE PERCEPTION THAT SUCH SALES COULD OCCUR, COULD SUBSTANTIALLY DEPRESS THE PREVAILING MARKET PRICES FOR OUR SHARES.

            There are currently outstanding as of January 31, 2006, 1,682,044 shares of Series A Zero Coupon Preferred Stock, 2,612,329 shares of Series B Zero Coupon Preferred Stock, and 8,627 shares of Series C Zero Coupon Preferred Stock, which if converted would entitle the holders to in excess of 16,093,989 shares of Common Stock; and common share purchase options and warrants entitling the holders to purchase 13,784,538 shares of Common Stock, and convertible debt instruments entitling the holders the option to convert into 9,721,655 shares of Common Stock. In the event of the conversion or exercise of these securities, you could suffer substantial dilution of your investment in terms of your percentage ownership in the company as well as the book value of your common shares. In addition, the holders of the common share purchase options or warrants may sell common shares in tandem with their exercise of those options or warrants to finance that exercise, or may resell the shares purchased in order to cover any income tax liabilities that may arise from their conversion or exercise of these securities.

NO FORESEEABLE DIVIDENDS.

            Medical Media has not paid any cash dividends on its Common Stock and does not intend to pay cash dividends in the foreseeable future. Medical Media intends to retain future earnings, if any, for reinvestment in the development and marketing of Medical Media's products and services. As a result, investors may have to sell their shares of Medical Media Common Stock to realize their investment.

THE ELIMINATION OF MONETARY LIABILITY AGAINST OUR DIRECTORS, OFFICERS AND EMPLOYEES UNDER OUR ARTICLES OF INCORPORATION AND THE EXISTENCE OF INDEMNIFICATION RIGHTS TO OUR DIRECTORS, OFFICERS AND EMPLOYEES MAY RESULT IN SUBSTANTIAL EXPENDITURES BY OUR COMPANY AND MAY DISCOURAGE LAWSUITS AGAINST OUR DIRECTORS, OFFICERS AND EMPLOYEES.

            Our articles of incorporation contain provisions which eliminate the liability of our directors for monetary damages to our company and shareholders to the maximum extent permitted under Florida corporate law. Our bylaws also require us to indemnify our directors to the maximum extent permitted by Florida corporate law. We may also have contractual indemnification obligations under our agreements with our directors, officers and employees. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees, which we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit our company and shareholders.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

            This information statement/prospectus contains or incorporates by reference certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are subject to risks and uncertainties, including those described under the section of this information statement/prospectus entitled "Risk Factors," many of which are beyond Medical Media's control. Accordingly, actual results may differ materially from those expressed or implied in any such forward-looking statements. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend" and similar expressions may identify forward-looking statements.

            All forward-looking statements are qualified by the risks described under the section of this information statement/prospectus entitled "Risk Factors" which, if they develop into actual events, could have a material adverse effect on Medical Media's business, financial condition or results of operations. In addition, investors should consider the other information contained in or incorporated by reference into this information statement/prospectus.

            These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that may cause actual results to differ from those contemplated by the forward-looking statements include, among others, the following possibilities:

      o significant increase in competitive pressures in the industries in which Medical Media competes;

      o less favorable than expected general economic or business conditions, both domestic and foreign, resulting in, among other things, lower than expected revenues;

      o greater than expected costs or difficulties related to the businesses of Medical Media;

      o     the impact of competitive products and pricing;

      o     the success of operating initiatives;

      o     availability of qualified personnel;

      o     changes in, or the failure to comply with, government regulations;
            and

      o     adverse changes in the securities markets.

            Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this information statement/prospectus or, in the case of documents incorporated by reference, the date of such documents.

            Medical Media undertakes no obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this information statement/prospectus to reflect circumstances existing after the date of this information statement/prospectus or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized, except as may be required by securities law.

                                 USE OF PROCEEDS

            The shares of Common Stock offered by this prospectus are being registered for the account of the selling shareholders named in this prospectus. As a result, all proceeds from the sale of the Common Stock will be retained by the selling shareholders, and will not be paid or remitted or otherwise made available to our Company. We will, however, incur all costs associated with this registration statement and prospectus. We will receive proceeds upon the exercise of all share purchase warrants and options (assuming all share purchase warrants are exercised prior to expiration), which proceeds will be used for working capital and general corporate purposes.

                         DETERMINATION OF OFFERING PRICE

         Not applicable.

                                    DILUTION

         Not applicable.

                                    BUSINESS

Overview

            On April 21, 2005, the Company changed its name to Medical Media Television, Inc. ("Medical Media"). Medical Media was organized as a Florida corporation on October 2, 1989. Medical Media has two wholly-owned operating subsidiaries, PetCARE Television Network, Inc. and African American Medical Network, Inc. We are a development stage company, and as such, have devoted our efforts since inception to developing and implementing our business plan. Since the commencement of the implementation of our current business plan (June 2002), we have devoted our efforts to the following activities:

      o     Raising capital;

      o     Producing our programming;

      o     Securing advertisers for our programming;

      o     Securing equipment;

      o Producing marketing materials for veterinarians, African American physicians, and advertisers;

      o     Contracting for subscription audits;

      o     Securing veterinary office locations to show our programming;

      o     Shipping equipment and educational programming to veterinarians; and

      o     Establishing a presence at trade shows.

            Medical Media's primary goal is to be recognized as a leading provider of advertiser-supported patient/parent/client medical education programming within the place-based media environment of medical specialty offices nationwide. Advertisers have traditionally relied on 30-second TV spots to deliver their message to the masses. The impact of these ads began to drop off in the early 1990's because viewers began clicking to different programs when advertisements appeared. In response, advertisers were forced to consider non-traditional advertising vehicles to achieve the desired consumer penetration and to influence buying behavior. The approach of place-based media is to deliver advertisers a captive audience of viewers. While traditional media has more mass appeal but less influence at the point of purchase, place-based media reaches consumers close to the time and place of their purchase or need. Place-based ("in-office" or "point of care") media has proven to be effective on several fronts: (i) it provides a more efficient approach for advertising product managers who are constantly challenged to deliver greater volume with fewer dollars by reaching consumer/patients when they are already in the office,
(ii) it provides critically important health education programming that helps overcome complacency and motivates action on the part of the consumer/patient,
(iii) it presents a unique opportunity to capture the attention of specifically targeted consumers as commercials are aired in subscribing offices on a TV/DVD viewing system where the channel and the volume cannot be changed by the viewer, and (iv) it provides an opportunity for healthcare providers to increase revenues.

            Medical Media produces monthly DVD magazines that are distributed to the participating subscribers of each network. Each DVD magazine contains approximately 28 educational segments interspersed with up to 24 commercial advertising spots, approximately 24 billboards, and public service announcements. The programming is funded in part, by commercial advertisers that are reviewed and approved by the advisory boards of our networks. Our programming is obtained through an annual subscription with updated DVD magazines mailed monthly to all subscribers. Viewing systems (TV and DVD player) are also available.

            We have expended approximately $5,170,000 through December 31, 2005 in developing our business plan. PetCARE TV has placed viewing systems in over 3,000 veterinary offices and completed production, replication, and delivery of monthly programming since March 2003. African American Medical Network has placed viewing systems in approximately 625 physician offices serving the African American population, and has completed the production, replication, and delivery of monthly programming since June 2005. For the period from the implementation of our current business plan (June 2002) through December 31, 2005, we have generated approximately $30,000 of revenue and approximately $40,000 of deferred revenue from subscription sales, approximately $137,000 from advertising and approximately $20,000 from sales of Welcome Home Your New Friend (educational DVDs sold to veterinarians for them to give to new pet owners).

            Our websites (www.medicalmediatv.com; www.petcaretv.com, and www.africanamericanmedicalnetwork.com) were developed in cooperation with third party consultants. We are in the process of updating these websites which will be maintained by us going forward. We use our websites primarily as an information tool for prospective subscribers and advertisers who can log on to find out about our businesses. Prospective subscribers are allowed to view our current programming, review frequently asked questions, review our subscription process, and print out a subscription agreement.

Our Educational Programming

            We produce a monthly DVD magazine for each of our networks. Each DVD magazine contains approximately 28 educational segments interspersed with up to 24 commercial advertising spots (consisting of 30-second commercials), approximately 24 billboards (consisting of 7-second static visual, a picture that doesn't move, identifying a product brand or company), and public service announcements. Our educational programming designed for the veterinary industry focuses on optimal healthcare for animal companions; is currently aired in veterinary hospitals and targeted to pet owners nationwide; and is viewed by approximately four million pet owners each month. Our educational programming for the African American medical population was designed to create awareness about key diseases and the regimen needed to preserve the life and the qualify of life; is available only through doctor's offices serving the African American population; and will be viewed by the patients of the more than 15,000 doctors who serve the majority of the 36 million U.S. African Americans.

            Educational segments we have produced for PetCARE TV include, but are not limited to: Feline Resorption Lesions, Pain Management, Rabies, Dental Exams, Sudden Weight Loss, Brushing Cat's Teeth, Ear Mites, Chewing, K9 Arthritis, Pet IDs, Diet & Dental Health, FIV, Flea Control, Physical Exams, Moist Dermatitis, Glaucoma, Pet First Aid, Aging Pets, Litter Training, Vaccinations, Ticks, Pet Insurance, Scratching-Cat, Obesity, Traveling with Pet, Internal Parasites, Ocular Exams, and Parvovirus. Seasonal segments such as Valentine Candy, Christmas, and Winter Safety have also been produced and are rotated into the programming during applicable months. Our programming routinely includes "Pet Minutes" produced and given to us by the Humane Society of the United States (HSUS), as well as certain sports produced and given to us by the American Veterinary Medical Association (AVMA). Petsville Trivia segments appear in each DVD magazine incorporating the talents of animated characters obtained under license from Media International Concepts, Inc. who pose trivia questions to test the knowledge of the viewer regarding animal health and welfare.

            Educational segments we have produced for African American Medical Network include, but are not limited to: Diabetes, Breast Cancer, Acid Reflux Disease, Asthma, Family Planning, Arthritis, Hepatitis, Glaucoma, Heart Disease, Migraines, HIV/AIDS, Cholesterol, Prostate Cancer, Pregnancy, Obesity, Stroke, Smoking, Sleep Deprivation, Health Insurance, and Respiratory Ailments. Future segments slated are: Avoiding Heart Attacks, Clinical Trials, Colon Cancer, Fitness, Foot Care, Health & Wellness, Hygiene, Kidney Disease, Metabolic Syndrome, Nutrition, Osteoporosis, Skin Care, and Menopause.

            Since the release of our first DVD magazine in March 2003, we have used a combination of non-paying, test commercials along with paid advertisements. Companies who have advertised on our networks include: Antech Diagnostics, Bayer, Dermapet, Bio-Medical Services, Fleabusters, Care Credit, GAIA SafePaw Ice Melter, K-9 Companions, Colorado Mountain College, Vitality Systems, Dermapet, Nestle, Colgate-Palmolive Company, Merck, GlaxoSmithKline, Pfizer, McNeil Consumer and Specialty Pharmaceuticals, American Lung Association, and Proctor & Gamble.

            The cost for monthly programming is approximately $18,000. Currently, the cost of replication of the DVD magazines and distribution to medical offices is approximately $1.45 each. The cost of each viewing system is approximately $195.00 per subscriber.

Marketing to Subscribers

            By using a combination of trade show presence, cross promotion with product distributors, direct mail of sample programming, press releases, and advertising, we have and will continue to notify the veterinary and medical communities that a subscription to our monthly DVD magazines are available. Each subscriber commits to prominently display the viewing system in the reception area and to play our programming during all client office hours. Our programming provides the flexibility of subtitles in English and Spanish for the veterinary DVD magazines, and English, Spanish, and French for the medical DVD magazines, which can be used at the option of each subscribing location.

            The target market for PetCARE TV is all veterinary practices in the United States and Canada. According to the American Veterinary Medical Association (avma.org), there are 36,238 small animal veterinarians practicing in the 17,794 small animal clinics in the U.S. Additionally, there are 5,325 veterinarians practicing in the 1,633 small animal clinics in Canada. We also plan to target the approximately 5,000 animal shelters nationwide.

            On December 1, 2005, PetCARE TV entered into a three-year Distribution Agreement with Lifelearn, Inc. ("Lifelearn") a Canadian corporation, granting Lifelearn exclusive Canadian distribution rights to sell PetCARE TV's veterinary client-education products (including annual subscriptions to the monthly DVD magazine and Welcome Home Your New Friend
DVDs). Lifelearn's focus is the production and marketing of veterinary continuing education and reference programs in electronic interactive multimedia format.

            On January 1, 2006, the Company entered into a one-year Consulting Agreement with Saddle Ranch Productions, Inc. ("Saddle Ranch"), a Florida corporation, wherein Saddle Ranch will provide consulting services; specifically relating to: (i) all areas of video production, editing, and mastering; (ii) all areas of marketing, specifically related to geographic expansion of the networks and subscriber base; and (iii) all areas of advertising sales, including but not limited to the employment of regional sales directors for the express purpose of soliciting and obtaining advertising contracts and/or insertion order for the Company's networks with concentration on providing product adjacencies and/or exclusivity for multi-network purchases. The Company will pay Saddle Ranch an aggregate of $19,000 per month for the consulting services.

            On January 3, 2006, PetCARE TV entered into a three-year Distribution Agreement with Butler Animal Health Supply ("Butler AHS") granting Butler AHS the exclusive distribution rights to sell PetCARE TV's veterinary client education products (including annual subscriptions to the monthly DVD magazine and Welcome Home Your New Friend DVDs) to veterinarian hospitals within the U.S. Butler is the nation's largest distributor of companion animal health supplies to veterinarians. Headquartered in Dublin, Ohio, Butler operates across the U.S. with 15 distribution centers and 8 tele-centers. Butler serves over 29,000 veterinary clinics in all 50 states and distributes over 15,000 products for more than 300 vendors.

            PetCARE TV initially offered 3,000 three-year subscriptions at no charge (including a TV/DVD viewing system) in order to build its subscriber base. Subscription sales began in January 2004. PetCARE TV subscribed a total of 3,184 veterinary offices with active installations of 2,759 located in all fifty states and the District of Columbia, Canada, Puerto Rico, and Australia. Audited results project that our monthly programming is viewed by over four million pet owners. Of the 3,184 total subscriptions, 2,920 were complimentary and 264 were paid.

            The target market for African American Medical Network is the more than 15,000 doctors who serve the majority of the 36 million U.S. African Americans. The African American population currently represents about 12.3% of the total U.S. population and is projected to reach over 40 million by the year 2010. African American physicians are a vital link in reducing healthcare disparities in the African American community. The African American Medical Network was developed to create awareness about key diseases afflicting African Americans and the regimen needed to preserve life and the quality of life. Our programming delivers information about medical and health issues specifically related to African American patients' interests and needs to produce greater awareness of the importance of preventative healthcare practices and increase compliance with recommended products and services. African American Medical's custom-designed programming will give doctors an opportunity to educate their patients in an entertaining manner while reducing their perceived waiting time. Hosted and voiced by veteran actor Ernie Hudson, programming consists of fast-paced segments four to seven minutes long that cover pertinent healthcare topics.

            African American Medical Network is currently offering its annual subscriptions at no charge (including a TV/DVD viewing system) in order to build its subscriber base. Currently, we have 625 medical offices with active installations.

Selling to Commercial Advertisers

            Advertising through place-based media has proven to be effective as it presents a captive audience to the advertisers and carries a perceived endorsement from healthcare providers. We are poised to provide advertisers the captive markets they desire with limited competition in the almost-exclusive markets we serve. Our point-of-care networks enable advertisers to speak directly to patient/consumers at the point of their need--when they are just minutes away from seeing their healthcare provider.

            On each of our network's monthly DVD magazines, we offer 24 commercial spots available for sale to national advertisers to capture the attention of their specifically targeted audience in the veterinary or medical waiting room at a cost effective rate. We provide the most efficient medium to reach these targets in a venue where the patients/consumers are receptive to the information, and at a cost that is efficient for the advertisers. By presenting their advertising message within the confines of a medical office, their product or service carries the perceived recommendation of that individual's own health care provider. By using our network, advertisers are presenting their products to patients who are in the state of mind to consider health and remedies. We provide advertisers the ability to place their commercial advertising spots on a per issue basis with each 30-second commercial being shown once each hour.

            In regard to our veterinary network, there are hundreds of companies and brands devoted to the pet industry spending hundreds of millions of dollars a year targeting their messages to veterinarians, veterinary staff, and most importantly, pet owners. PetCARE TV provides the most efficient medium to reach these targets in a venue where the pet owners are receptive to the information, and at a cost that is efficient for the advertisers. By presenting their advertising message within the confines of the veterinary clinic, or as a required take-home educational tool for new pet owners, their product or service carries the perceived recommendation of that pet owner's very own veterinarian or animal welfare professional. Space for public service announcements is provided at no charge.

            For our African American Medical Network, there are many companies and brands that target African Americans because this group has a high propensity to consume their respective products. In addition, from a health perspective, African Americans have a high propensity to contract ailments that can be alleviated by these products and medications. According to Ad Age, these companies spend hundreds of millions of dollars each year to target their messages not only to African Americans, but also to African American doctors. It should be noted that over 50% of all drugs in the development pipeline are directed at diseases which disproportionately affect African Americans.

            Many companies providing products and medications have animal health divisions and human health divisions. We provide advertisers the option of exclusivity when purchasing a multi-network advertising option that not only guarantees their product is the only one of its type advertised, but also enables them to reach both human and animal health targeted markets with the same pool of advertising dollars. We also provide advertisers the option of product positioning within our programming.

            We attract national and international advertisers by capturing the attention of their specifically targeted audience in the veterinary and medical waiting room at a cost effective rate. Each 30-second commercial is aired once every hour. We compete by providing advertisers with a captive, targeted audience of consumers. Commercials on our network are aired in waiting rooms on a TV/DVD viewing system typically located in a room with no sight barriers, and where neither the channel nor the volume can be changed by the viewer. We believe that in airing a commercial to our highly targeted captive audience, advertisers are offered an opportunity that cannot currently be matched by our competitors.

            Our advertising rates for PetCARE TV are $10,000 per 30-second commercial spot and $3,500 per 7-second billboard. Our advertising rates for African American Medical Network are $15,000 per 30-second commercial and $9,000 per 7-second billboard. An increase is expected in the second quarter of 2006. GlaxoSmithKline (NYSE: GSK), Merck (NYSE: MRK), and Johnson & Johnson's McNeil Pharmaceuticals (NYSE: JNJ) previously submitted insertion orders which were subsequently withdrawn until the number of subscribers for African American Medical Network reaches 1,000. PetCARE TV currently has advertising orders of $167,000 and African American Medical Network currently has advertising orders of $49,600. Invoices for African American Medical Network cannot be sent until the number of installed systems reaches 1,000 units.

Competition

            Our business involves the use of continuously presented educational programming interspersed with commercial advertising placed in the waiting rooms of veterinary and human medical offices, also called placed-based media. We compete for advertising with traditional television, radio, and print media. Many of our competitors have advantages over the services that we now offer, including significantly greater brand recognition, a larger sales force, customer bases, longer operating histories, and financial and other resources.

            Place-based media is a relatively new forum for advertisers. We compete by providing advertisers with a captive, targeted audience of individuals bringing their animals to veterinarians for treatment and patients going to their doctor's office for treatment. Commercials on our network are aired in waiting rooms on a TV/DVD viewing system where the channel cannot be changed by the viewer, the volume cannot be changed by the viewer, it is typically in a room with no sight barriers, and the viewer has little else with which to occupy themselves. We believe that in airing a commercial to this highly targeted captive audience, the advertiser is offered an opportunity that cannot currently be matched by our competitors.

            There is no other company that provides client educational veterinary programming in the format we provide. AccentHealth is the only company that provides place-based educational programming to the human medical community, although they do not target the African American community or the health issues related to it. We are currently the only company that offers programming exclusively designed for medical offices serving African Americans.

Significant Employees

            Other than the executive officers named herein, the Company does not have any "significant employees."

Subsidiaries

            The Company has three wholly-owned subsidiaries. Two subsidiaries are currently operating networks, namely PetCARE Television Network, Inc., a Florida corporation, and African American Medical Network, Inc., a Florida corporation. The third subsidiary, KidCARE Television Network, Inc., a Florida corporation, has no current operations.

Family Relationships

            There are no family relationships between any of our directors and executive officers.

Government Approvals

            No government approvals are needed for our services.

Employees

            We currently have fourteen full-time employees as follows:

                  Operations        7
                  Management        4
                  Sales             3

            We do not currently employ part-time employees. We have no collective bargaining agreements. We consider our relationship with our employees to be excellent.

                                   PROPERTIES

            On August 19, 2003, the Company entered into a five-year lease agreement with Liberty Property Limited Partnership for approximately 3,800 square feet of office/warehouse space located at 8406 Benjamin Road, Suite C, Tampa, Florida 33634. The monthly lease amount is approximately $3,400.00. These offices are in good condition, and we currently have no plans to renovate or make leasehold improvements to such leased real property. In the opinion of management, such leased real property is adequately insured.

            We also lease one office suite at 6601 Center Drive West, Suite 521, Los Angeles, California 90045 on a month to month basis. The monthly base amount is approximately $1,637.00. These offices are in good condition, and we currently have no plans to renovate or make leasehold improvement to such leased property. In the opinion of management, such leased real property is adequately insured.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

General

            The following discussion of our financial condition and results of operations should be read in conjunction with our audited financial statements for the year ended December 31, 2005 and explanatory notes included as part of this prospectus.

Overview

t 12 Medical Media has two wholly-owned operating subsidiaries, PetCARE TV and African American Medical Network. Medical Media's primary goal is to be recognized as a leading provider of advertiser-supported patient/parent/client medical education programming within the place-based media environment of medical specialty offices nationwide. The Company produces monthly DVD magazines that are distributed to participating subscribers of its veterinary network and its medical network directed to the African American population. The programming is funded, in part, by commercial advertisers. Programming may be obtained through an annual subscription with updated DVD magazines delivered monthly to all subscribers.

Development Stage Company; Prior Going Concern Issue

            We are a development stage company under the provisions of SFAS No. 7, and have negative cash flows from operations and no current established source of revenue. We do not anticipate significant revenues from advertising sales or subscription sales until the second quarter of 2006. The foregoing matters had raised substantial doubt about the ability of our company to continue as a going concern. However, as a consequence of financings we recently completed in January 2006 for an aggregate of $2,000,000, management now believes that there will be sufficient cash to continue the business for at least the next twelve months. See "Liquidity And Capital Resources" below.

Results of Operations

Results of Operations - Inception (October 2, 1989) to December 31, 2005

            From inception to December 31, 2005, we had losses totaling $6,537,290. For this period, our general and administrative costs totaled $3,268,660 or 56% of total operating expenses. DVD production costs totaled $524,066 or 9% of total operating expenses, and sales and marketing costs totaled $1,831,686 or 32% of total operating expenses. The remainder of operating expense is represented by depreciation and amortization that totaled $155,738 or 3% of total operating expenses.

Results of Operations - Comparison of Year Ended December 31, 2005 and 2004

            For the year ended December 31, 2005, we had losses totaling $1,965,302 as compared to losses of $2,188,203 for the same period in 2004. The decrease of $222,901 is primarily a result of efficiencies in DVD production costs, decreases in general and administration costs primarily as a result of the reduction of fund raising costs in 2005 as compared to 2004, and reductions in interest expense partially offset by increases in sales and marketing expense. For the year ended December 31, 2005, our general and administration costs totaled $878,474 as compared to $1,079,148 for the same period in 2004. This decrease of $200,674 is primarily attributed to fees and costs related to our fund raising efforts during 2005 ($155,000). Our DVD production costs totaled $146,086 for the year ended December 31, 2005 as compared to $209,213 for the same period in 2004. We associate this change to the implementation of production efficiencies and other cost saving methods offset by increased production costs related to the Company's conversion from quarterly to monthly DVD distribution. Our sales and marketing costs totaled $660,985 for the year ended December 31, 2005 as compared to $501,447 for the same period in 2004. This increase of $159,538 is attributed to increased staffing and increased costs associated with the addition of sales and marketing related to African American Medical Network. Depreciation and amortization costs totaled $6,257 for the year ended December 31, 2005.

Plan of Operation

            Our plan of operation for the twelve-month period following the date of this prospectus is outlined below.

            A) Increase in Subscribers: PetCARE TV, through its distribution agreements with Butler AHS and Lifelearn, plans to increase its subscriber base to a total of 10,000 by year end 2006. PetCARE TV also plans to develop the animal shelter market. African American Medical Network plans to continue to offer free annual subscriptions (including a viewing system) to the first 3,000 subscribers and to have 1,750 subscribers by the end of the first quarter, 2,000 subscribers by the end of the second quarter, 2,250 subscribers by the end of the third quarter, and 2,500 subscribers by year end.

            B) Trade Show Exposure: PetCARE TV and African American Medical Network plan to exhibit at all national and select regional veterinary and medical trade shows in 2006.

            C) Alternative Delivery Methods: The Company will continue to explore opportunities for alternative delivery methods for its programming, including broadband and satellite delivery.

            D) KidCARE TV: The Company plans to launch its third network, KidCARE Television Network, Inc. in the third quarter of 2006.

            E) Programming: PetCARE TV and African American Medical Network will continue to provide monthly updated DVD magazines to its subscribers. This entails research and development of new topics, writing of scripts, shooting the segments, and editing prior to inclusion of a DVD magazine. PetCARE TV also plans to re-shoot all programming segments on its Welcome Home Your New Friend DVD.

            Over the next twelve-month period, we have budgeted approximately $1,200,000 to accomplish the above plan of operation, as well as an additional $900,000 in other general and administrative expenses. We anticipate that the above projects will be commenced during the twelve-month period following the date of this prospectus; however we anticipate that several of these projects may not be completed until after the twelve-month period cited.

            We anticipate that we will add between two and three additional employees to our staff during the twelve-month period following the date of this prospectus.

            Our anticipated costs and project completion dates described above are estimates based upon our current business plan. Our actual costs or actual project completion dates could vary materially from those estimated. We may also decide at any time to terminate our ongoing development plans with respect to alternative delivery methods and launching of additional networks should we deem it to be impracticable or not commercially viable. See the section of this prospectus captioned "Forward-Looking Statements".

Liquidity and Capital Resources

            We have approximately $51,000 of cash on hand as of February 6, 2006. Pursuant to a Note Purchase Agreement entered into between the Company and an investor, the investor has agreed to loan the Company an aggregate of $1,000,000 payable as follows: $250,000 on February 15, 2006 and $750,000 on
March 31, 2006. We believe that our cash on hand, pending funding, and anticipated revenues will fund our operations going forward and will be sufficient to satisfy our operating requirements through December, 2006. Over the next twelve-month period, we have budgeted approximately $1,200,000 to accomplish the above plan of operation, as well as an additional $900,000 in other general and administrative expenses. Should our costs and expenses prove to be greater than we currently anticipate, or should we change our current business plan in a manner that will increase or accelerate our anticipated costs and expenses, the depletion of our working capital would be accelerated. To the extent it becomes necessary to raise additional cash in the future as our current cash and working capital resources are depleted, we will seek to raise it through the public or private sale of debt or equity securities, the procurement of advances on contracts or licenses, funding from joint-venture or strategic partners, debt financing or short-term loans, or a combination of the foregoing. We may also seek to satisfy indebtedness without any cash outlay through the private issuance of debt or equity securities. We currently do not have any binding commitments for, or readily available sources of additional financing. We cannot give you any assurance that we will be able to secure the additional cash or working capital we may require to continue our operations.

            On May 16, 2002, we issued a non-interest bearing promissory note to James Calaway, a former director, in the original principal amount of $100,000 (the "Calaway Note"). At December 31, 2005 and February 6, 2006, the principal balance due on the Calaway Note was $78,537 and $70,912 respectively.

            In June 2002, we issued the following non-interest bearing promissory notes (the "Hugo/Turner Notes"), all of which remained outstanding at December 31, 2005:

            o Daniel V. Hugo, a former officer and director, in the amount of $25,000;

            o     Robert and Janna Hugo, in the amount of $6,000; and

            o     Robert and Jamie Turner, in the amount of $5,000.

At December 31, 2005, the principal balances due on the Hugo/Turner Notes were $21,459, $5,150, and $4,291 respectively, and at February 6, 2006, the principal balances due on the Hugo/Turner Notes were $19,376, $4,650, and $3,874 respectively.

            On March 10, 2003, May 28, 2003, June 6, 2003, and July 1, 2003 we
entered into Note Purchase and Security Agreement(s) and Senior Convertible Promissory Note(s) (the "Edge Notes") with Pet Edge, LLC, a Connecticut limited liability company ("Edge"). Under the terms of the Edge Notes, Edge loaned us $1,000,000, $50,000, $50,000, and $275,000 respectively with simple interest at the rate of ten percent (10%) per annum. All principal and accrued interest on the Edge Notes was due March 9, 2006, May 27, 2006, June 5, 2006, and June 30, 2006 respectively. The principal and interest on the Edge Notes was convertible into pre-split shares of our Common Stock at $.246 per share. On November 10, 2003, we entered into an agreement with Edge to amend the terms of conversion of the Edge Notes (the "Edge Amendment"). Pursuant to the terms of a Debt Exchange Agreement dated July 8, 2005 by and between Edge and the Company ("Edge Debt Exchange Agreement") the Edge Notes were converted into 1,682,044 shares of the Company's Series A Zero Coupon Preferred Stock and 2,102,556 five-year Warrants to purchase shares of Common Stock of Medical Media ("Edge Debt Exchange Warrants") with an exercise price of fifteen cents ($.15).

            On June 10, 2003, we entered into a Note Purchase Agreement and Convertible Promissory Note with a former director, Mark Maltzer (the "Maltzer Note"). Under the terms of the Maltzer Note, Dr. Maltzer agreed to loan us $50,000 with simple interest at a rate of ten percent (10%) per annum. All principal and accrued interest was due June 9, 2006. The principal and interest on the Maltzer Note was convertible into pre-split shares of Common Stock of the Company at $.246 per share. Pursuant to the terms of the Debt Exchange Agreement dated July 8, 2005 by and between Dr. Maltzer and the Company ("Maltzer Debt Exchange Agreement") the Maltzer Note was converted into 60,411 shares of the Company's Series B Zero Coupon Preferred Stock and 45,308 five-year Warrants to purchase shares of Common Stock of Medical Media ("Maltzer Debt Exchange Warrants") with an exercise price of fifteen cents ($.15).

            On February 13, 2004, Medical Media entered into a Note Purchase Agreement with Victus Capital, LP, a Delaware limited partnership ("Victus") and issued Victus a Subordinated Convertible Promissory Note (the "Victus February Note"). Under the terms of the Victus February Note, Victus loaned us $1,000,000 with interest of $62,500 per quarter. In order to insure that interest payments were made, $250,000 of the principal amount of the Victus February Note was delivered to an escrow agent to be held for the purposes of making quarterly interest payments to Victus. Prior to the maturity date of the Victus February Note, Victus had the option to convert the principal and any outstanding interest into shares of a subsequent private offering of Preferred Stock, or into shares of our Common Stock at a price of $.375 per share. Upon acceleration or conversion of the Victus February Note, any unpaid balance in the escrow account would be returned to Victus. In May 2004, Medical Media issued 11,905 shares of its Common Stock at $2.10 per share and 23,810 Common Stock Purchase Warrants ("Victus February Warrants") in lieu of $250,000 in interest due on the Victus February Note. Accordingly, the $250,000 being held in escrow was released to the Company in exchange for the shares and the Victus February Warrants. Each Victus February Warrant was exercisable into shares of the Company's Common Stock at $30.00 per share at any time for five years from the date of issuance. On October 19, 2005, the exercise price of the Victus February Warrant was reduced to $0.166 pursuant to the extension terms of the Series AA Convertible Debenture mentioned below. The Victus February Note, the shares of Common Stock, and Victus February Warrants were issued under the exemption from registration provided in Section 4(2) of the Securities Act of 1933 (the "Securities Act"). In March 2005, Vicis Capital Master Fund, a fund managed by Vicis Capital, LP, a Delaware limited partnership ("Vicis Capital") acquired certain assets of Victus. Included in the acquisition were the Victus February Note, the shares of the Company's Common Stock, and the Victus February Warrants discussed above. Pursuant to the terms of a Debt Exchange Agreement dated July 8, 2005 between Vicis Capital and the Company, the Victus February Note was converted into 1,100,000 shares of the Company's Series B Zero Coupon Preferred Stock and 825,000 five-year Warrants to purchase shares of Common Stock of Medical Media ("Vicis Capital Debt Exchange Warrants") with an exercise price of fifteen cents ($.15). On October 19, 2005, the exercise price of the Victus Capital Debt Exchange Warrants was reduced to $0.166 pursuant to the extensions terms of the Series AA Convertible Debenture mentioned below.

            On July 27, 2004, Medical Media entered into a Note Purchase Agreement with Victus Capital and issued a Subordinated Convertible Promissory Note ("Victus July Note"), and Warrant to Purchase Shares of Common Stock (the "Victus July Warrant"). Under the terms of the Victus July Note, Victus loaned us $1,000,000, at an annual rate of interest of twenty percent (20%) compounded semi-annually. The Victus July Note had a term of twelve months. For the first year, the Company had the right to pay interest on the Victus July Note with registered, freely transferable Common Stock, valued at a ten percent (10%) discount to the market. On the date of maturity, the Victus July Note was convertible, at the option of the holder, into shares of our Common Stock at $.40 per share. Pursuant to the terms of the Victus July Warrant, Victus may purchase up to 83,333 shares of our Common Stock at an exercise price of $22.50 per share until the expiration date of July 26, 2009. On October 19, 2005, the exercise price of the Victus Capital Debt Exchange Warrants was reduced to $0.166 pursuant to the extension terms of the Series AA Convertible Debenture mentioned below. In March 2005, Vicis Capital acquired certain assets of Victus. Included in the acquisition were the Victus July Note and the Victus July Warrant discussed above. Pursuant to the terms of a Debt Exchange Agreement dated July 8, 2005 between Vicis Capital and the Company, the Victus July Note was converted into 1,189,589 shares of the Company's Series B Zero Coupon Preferred Stock and 892,192 five-year Vicis Capital Debt Exchange Warrants with an exercise price of fifteen cents ($.15). On July 28, 2004, in connection with the Victus July Note, the Company issued TotalCFO, LLC a warrant to purchase 10,000 shares of the Company's Common Stock at $22.50 per share over a period of five years. On September 1, 2005, the Company reduced the exercise price of these warrants to $2.40 per share.

            On March 16, 2005, the Company issued to Vicis Capital its Series A Convertible Debentures ("Series A Debentures"), Series A Common Stock Purchase Warrants, Series B Common Stock Purchase Warrants, and Series C Common Stock Purchase Warrants. The issuance of the Series A Debentures, Series A Common Stock Purchase Warrants, Series B Common Stock Purchase Warrants, and Series C Common Stock Purchase Warrants was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Act for transactions not involving a public offering and based on the fact that the Series A Debentures, Series A Common Stock Purchase Warrants, Series B Common Stock Purchase Warrants, and Series C Common Stock Purchase Warrants were issued to institutional or accredited investors only. Pursuant to the terms of the Series A Debentures, Vicis Capital loaned the Company an aggregate of $250,000 at an annual rate of interest of fifteen percent (15%). The Series A Debentures had a term of 24 months and the Company had the option to pay the interest semi-annually in cash or in shares of its registered Common Stock at a ten percent (10%) discount to the market price based on the average of the twenty
(20) trading days prior to the payment of the interest. On the maturity date of the Series A Debentures, Vicis Capital had the option to convert the Series A Debentures into shares of the Company's Common Stock at a price of $3.00 per share. Under the terms of the Series A Common Stock Purchase Warrants, Vicis Capital may purchase up to 83,335 shares of the Company's Common Stock at an exercise price of $3.00 per share for a ten-year period. On September 1, 2005, the Company reduced the exercise price of these warrants to $2.40. On October 19, 2005, the exercise price was further reduced to $0.166 pursuant to the extension terms of the Series AA Convertible Debenture mentioned below. Under the terms of the Series B Common Stock Purchase Warrants, Vicis Capital may purchase up to 83,335 shares of the Company's Common Stock at an exercise price of $3.75 per share for a five-year period. On September 1, 2005, the Company reduced the exercise price of these warrants to $2.40. On October 19, 2005, the exercise price was further reduced to $0.166 pursuant to the extension terms of the Series AA Convertible Debenture mentioned below. Under the terms of the Series C Common Stock Purchase Warrants, Vicis Capital may purchase up to 41,670 shares of the Company's Common Stock at an exercise price of $3.00 per share for a one-year period. On September 1, 2005, the Company reduced the exercise price of these warrants to $2.40. On October 19, 2005, the exercise price was further reduced to $0.166 pursuant to the extension terms of the Series AA Convertible Debenture mentioned below. The Series A Debentures and Series A, B, and C Common Stock Purchase Warrants may not be converted and exercised to the extent that Vicis Capital's overall ownership of the Company's Common Stock exceeds 4.99%, unless such limitation is waived by Vicis Capital upon no less than sixty-one days (61) advance written notice. Pursuant to the terms of a Debt Exchange Agreement dated July 8, 2005 between Vicis Capital and the Company, the Series A Debentures were converted into 262,329 shares of the Company's Series B Zero Coupon Preferred Stock and 196,747 five-year Vicis Capital Debt Exchange Warrants with an exercise price of fifteen cents ($.15). The issuance of the Series B Zero Coupon Preferred Stock and the Vicis Capital Debt Exchange Warrants was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Act for transactions not involving a public offering and based on the fact that the Series B Zero Coupon Preferred Stock and Vicis Capital Debt Exchange Warrants were issued to institutional or accredited investors only. As a result of fees incurred in connection with the Series A Debentures mentioned above, the Company issued Common Stock Purchase Warrants to MidTown Partners & Co., LLC to purchase 1,667 shares of the Company's Common Stock at an exercise price of $3.00 per share for a term of five (5) years. On September 1, 2005, the Company reduced the exercise price of these warrants to $2.40. The issuance of the common stock purchase warrants was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Act for transactions not involving a public offering and based on the fact that the common stock purchase warrant was issued to institutional or accredited investors only.

            On May 6, 2005, the Company issued to Vicis Capital its Series B Convertible Debenture ("Series B Convertible Debenture"), Series D Common Stock Purchase Warrants, Series E Common Stock Purchase Warrants, and Series F Common Stock Purchase Warrants. The issuance of the Series B Convertible Debenture, Series D Common Stock Purchase Warrants, Series E Common Stock Purchase Warrants, and Series F Common Stock Purchase Warrants was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to
Section 4(2) of the Act for transactions not involving a public offering and based on the fact that the Series B Convertible Debenture, Series D Common Stock Purchase Warrants, Series E Common Stock Purchase Warrants, and Series F Common Stock Purchase Warrants were issued to institutional or accredited investors only. Pursuant to the terms of the Series B Convertible Debenture, Vicis Capital loaned the Company an aggregate of $250,000 at an annual rate of interest of fifteen percent (15%). The Series B Convertible Debenture has a term of 24 months and the Company has the option to pay the interest semi-annually in cash or in shares of its registered Common Stock at a ten percent (10%) discount to the market price based on the average five (5) days Volume Weighted Average Closing Price of the Company's Common Stock for the five (5) trading days prior to payment. On the maturity date of the Series B Convertible Debenture, Vicis Capital has the option to convert the Series B Convertible Debenture into shares of the Company's Common Stock at a price of $2.40 per share. On October 19, 2005, the exercise price was further reduced to $0.166 pursuant to the extension terms of the Series AA Convertible Debenture mentioned below. Under the terms of the Series D Common Stock Purchase Warrants, Vicis Capital may purchase up to 104,167 shares of the Company's Common Stock at an exercise price of $2.40 per share for a ten (10) year period. On October 19, 2005, the exercise price of the Series D Common Stock Purchase Warrants was reduced to $0.166 pursuant to the extension terms of the Series AA Convertible Debenture mentioned below. Under the terms of the Series E Common Stock Purchase Warrants, Vicis Capital may purchase up to 104,167 shares of the Company's Common Stock at an exercise price of $2.40 per share for a five (5) year period. On October 19, 2005, the exercise price of the Series E Common Stock Purchase Warrants was reduced to $0.166 pursuant to the extension terms of the Series AA Convertible Debenture mentioned below. Under the terms of the Series F Common Stock Purchase Warrants, Vicis Capital may purchase up to 104,167 shares of the Company's Common Stock at an exercise price of $2.40 per share for a one-year period. On October 19, 2005, the exercise price of the Series F Common Stock Purchase Warrants was reduced to $0.166 pursuant to the extension terms of the Series AA Convertible Debenture mentioned below. The Series B Convertible Debenture and Series D, E, and F Common Stock Purchase Warrants may not be converted and exercised to the extent that Vicis Capital's overall ownership of the Company's Common Stock, giving effect to that conversion and together with the right to receive any Common Stock within sixty days of the conversion date, will exceed 4.99% of the Company's outstanding stock at that time. As a result of fees incurred in connection with the Series B Debentures mentioned above, the Company issued Series D Common Stock Purchase Warrants to MidTown Partners & Co., LLC to purchase 20,000 shares of the Company's Common Stock at an exercise price of $2.40 per share for a term of five years. The issuance of the Series D Common Stock Purchase Warrants was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Act for transactions not involving a public offering and based on the fact that the Series D Common Stock Purchase Warrant was issued to institutional or accredited investors only.

            On November 16, 2005, pursuant to the Merger Agreement between the Company and AFMN, Inc., the Company issued Series AA Convertible Debenture, Series AA Common Stock Purchase Warrants, and Series BB Common Stock Purchase Warrants to Vicis Capital. The issuance of the Series AA Convertible Debenture, Series AA Common Stock Purchase Warrants, and Series BB Common Stock Purchase Warrants was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Act for transactions not involving a public offering and based on the fact that the Series AA Convertible Debenture, Series AA Common Stock Purchase Warrants, and Series BB Common Stock Purchase Warrants were issued to institutional or accredited investors only. The foregoing securities were issued in exchange for the cancellation of a similar securities held by Vicis Capital in AFMN, Inc. Pursuant to the terms of the Series AA Convertible Debenture, Vicis Capital loaned AFMN, Inc. an aggregate of $412,000 at an annual rate of interest of sixteen percent (16%). The Series AA Convertible Debenture has a term of 90 days with a provision that the due date may be extended an additional 90 days. If the Series AA Convertible Debenture is extended for an additional ninety (90) days, AFMN, Inc. was required to reset the conversion price and exercise price on all convertible debentures and warrants of the holder to the lesser of (A) the average closing bid price of AFMN, Inc.'s common stock on the five trading days immediately preceding the date of the extension, or (B) the original conversion price and exercise price. On the maturity date of the Series AA Convertible Debenture, Vicis Capital had the option to convert the Series AA Convertible Debenture into shares of AFMN, Inc.'s Common Stock at a price of $0.20 per share. The Series AA Convertible Debenture was extended an additional ninety (90) days with a new maturity date of January 16, 2006 and the conversion price was reset to $0.166 per share. Under the terms of the Series AA Common Stock Purchase Warrants, Vicis Capital may purchase up to 1,030,000 shares of AFMN, Inc.'s Common Stock at an exercise price of $2.40 per share for a five (5) year period. Pursuant to the extension of the Series AA Convertible Debenture, the exercise price on the Series AA Common Stock Purchase Warrants was reset to $0.166 per share. Under the terms of the Series BB Common Stock Purchase Warrants, Vicis Capital may purchase up to 2,060,000 shares of AFMN, Inc.'s Common Stock at an exercise price of $2.40 per share for a five (5) year period. Pursuant to the extension of the Series AA Convertible Debenture, the exercise price on the Series BB Common Stock Purchase Warrants was reset to $0.166 per share. The Series AA Convertible Debenture and Series AA and BB Common Stock Purchase Warrants may not be converted and exercised to the extent that Vicis Capital's overall ownership of AFMN, Inc.'s Common Stock, giving effect to that conversion and together with the right to receive any Common Stock within sixty days of the conversion date, will exceed 4.99% of the Company's outstanding stock at that time. Pursuant to the Merger Agreement between the Company and AFMN, Inc., the Company assumed the obligation to repay the Series AA Convertible Debenture and as evidence of the same, issued Series AA Convertible Debenture, Series AA Common Stock Purchase Warrants, and Series BB Common Stock Purchase Warrants to Vicis Capital, with terms substantially similar to those originally issued to Vicis Capital by AFMN, Inc. described above. As a result of fees incurred in connection with the Series AA Debentures mentioned above, AFMN, Inc. issued Series BB Common Stock Purchase Warrants to MidTown Partners & Co., LLC to purchase 20,000 shares of the Company's Common Stock at an exercise price of $0.30 per share for a term of five years. Pursuant to the Merger Agreement between the Company and AFMN, Inc., the Company issued Series BB Common Stock Purchase Warrants to MidTown Partners & Co, LLC in exchange for the cancellation of the AFMN, Inc. Series BB Common Stock Purchase Warrants. The issuance of the Series BB Common Stock Purchase Warrants was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Act for transactions not involving a public offering and based on the fact that the Series BB Common Stock Purchase Warrant was issued to institutional or accredited investors only.

            On November 16, 2005, pursuant to the Merger Agreement between the Company and AFMN, Inc., the Company issued a Promissory Note to Carmen Bernstein (the "Bernstein Promissory Note") pursuant to the exemption from registration found in Section 4(2) of the Securities Act of 1933. The Bernstein Promissory Note was issued in exchange for a similar promissory note held by Bernstein in AFMN, Inc. (the "Original Bernstein Note"). The Original Bernstein Note was issued by AFMN, Inc. to Bernstein on December 15, 2004. Pursuant to the terms of the Original Bernstein Note, Bernstein loaned AFMN, Inc. an aggregate of $200,000 at an annual interest rate of ten percent (10%). The Original Bernstein Note had a term of 365 days. On the maturity date of the Original Bernstein Note, Bernstein had the option to convert the principal amount of the Original Bernstein Note into 200,000 units of AFMN, Inc.'s securities pursuant to the terms of a Debt Conversion Agreement. Each unit consists of one share of the AFMN, Inc.'s common stock (for an aggregate of 200,000 shares) and one warrant to purchase an additional share of AFMN, Inc.'s common stock (for an aggregate of 200,000 warrants) with an exercise price of $2.00 per share. Pursuant to the Merger Agreement between the Company and AFMN, Inc., the Company assumed the obligation to repay the Original Bernstein Note and as evidence of the same, issued the Bernstein Promissory Note on November 16, 2005, with terms substantially similar to those terms set forth in the Original Bernstein Note described above. The Bernstein Promissory Note was due on December 14, 2005, and, as of the date of this filing, had not been repaid.

            On November 16, 2005, pursuant to the Merger Agreement between the Company and AFMN, Inc., the Company issued a Promissory Note to Laurence Wallace (the "Wallace Promissory Note") pursuant to the exemption from registration found in Section 4(2) of the Securities Act of 1933. The Wallace Promissory Note was issued in exchange for the cancellation of a similar promissory note held by Wallace in AFMN, Inc. (the "Original Wallace Note"). The Original Wallace Note was issued on April 18, 2005. Pursuant to the terms of the Original Wallace Note, Wallace loaned AFMN, Inc. an aggregate of $100,000 at an annual interest rate of eight percent (8%). The Original Wallace Note has a term of 365 days. On the maturity date of the Original Wallace Note, Wallace had the option to convert the principal amount of the Original Wallace Note into 100,000 units of AFMN, Inc.'s securities pursuant to the terms of a Debt Conversion Agreement. Each unit consists of two shares of AFMN, Inc.'s common stock (for an aggregate of 200,000 shares) and one warrant to purchase an additional share of AFMN, Inc.'s common stock (for an aggregate of 100,000 warrants) with an exercise price of $1.00 per share. Pursuant to the Merger Agreement between the Company and AFMN, Inc., the Company assumed the obligation to repay the Original Wallace Note and as evidence of the same, issued the Wallace Promissory Note on November 16, 2005, with terms substantially similar to those terms set forth in the Original Wallace Note described above. The Wallace Promissory Note is due on April 17, 2006.

            On November 30, 2005, the Company issued to an individual investor its 12 month Convertible Promissory Note ("12 Month Note"). The issuance of the 12 Month Note and Common Stock Purchase Warrant was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Act for transactions not involving a public offering and based on the fact that the 12 Month Note and Common Stock Purchase Warrant was issued to institutional or accredited investors only. Pursuant to the terms of the 12 Month Note, an individual investor loaned the Company $1,000,000 under a loan schedule. The 12 Month Note bears interest at a rate of 20% per annum, compounded semi-annually. Interest shall be paid at the end of each calendar quarter in either shares of Series C Zero Coupon Preferred Stock of the Company valued at $1.00 per share, or cash, at the investor's option. The Series C Zero Coupon Preferred Stock shall be convertible into shares of the Company's Common Stock on the maturity date of the 12 Month Note at a 10% discount to the then-current market price based on the average closing price for the twenty (20) days immediately preceding the conversion. The Series C Zero Coupon Preferred Stock is subordinate to the Company's Series A Zero Coupon Preferred Stock and Series B Zero Coupon Preferred Stock. At maturity, the 12 Month Note shall be convertible into Common Stock of the Company at a fixed conversion price of $.40 per share. With the consent of the Company and the investor, the 12 Month Note may be extended for an additional twelve months, with the terms of the interest payments remaining the same. The 12 Month Note is not convertible such that the investor's overall Common Stock ownership position in the Company exceeds 4.99%; provided, however, that upon investor providing the Company with sixty-one (61) days notice (the "Waiver Notice") that investor would like to waive this restriction with regard to any or all shares of Common Stock issuable upon exercise of the conversion feature of the 12 Month Note, this restriction will be of no force or effect with regard to all or a portion of the 12 Month Note referenced in the Waiver Notice, and provided further that this provision shall be of no further force or effect during the sixty-one (61) days immediately preceding the expiration of the term of the 12 Month Note. The Company also issued the investor 2,500,000 five-year Common Stock Purchase Warrants with an exercise price of $0.75 per share. The warrants are not exercisable such that the investor's overall Common Stock ownership position in the Company exceeds 4.99%. On December 31, 2006 the Company issued 8,627 shares of its Series C Zero Coupon Preferred Stock as payment for $8,627.40 interest accrued through December 31, 2005. The 8,627 shares are convertible into 9,586 shares of the Company's Common Stock. As a result of fees incurred in connection with the 12 Month Convertible Promissory Note, the Company issued Common Stock Purchase Warrants to Allderdice Media, Inc. to purchase 300,000 shares of the Company's Common Stock at an exercise price of $0.75 per share for a term of five years. The issuance of the Common Stock Purchase Warrants was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to
Section 4(2) of the Act for transactions not involving a public offering and based on the fact that the Common Stock Purchase Warrant was issued to institutional or accredited investors only.

            On January 1, 2006, the Company entered into a one-year Consulting Agreement with Saddle Ranch Productions, Inc. ("Saddle Ranch"), a Florida corporation, wherein Saddle Ranch will provide consulting services; specifically relating to: (i) all areas of video production, editing, and mastering; (ii) all areas of marketing, specifically related to geographic expansion of the networks and subscriber base; and (iii) all areas of advertising sales, including but not limited to the employment of regional sales directors for the express purpose of soliciting and obtaining advertising contracts and/or insertion order for the Company's networks with concentration on providing product adjacencies and/or exclusivity for multi-network purchases. The Company will pay Saddle Ranch an aggregate of $19,000 per month for the consulting services.

            On January 27, 2006, Medical Media and CapitalSmart, LLC ("Investor") entered into a Note Purchase Agreement pursuant to which the Investor would loan the Company an aggregate of $1,000,000. The Note Purchase Agreement provides that the Company will issue a Convertible Promissory Note having an original aggregate face value of $1,000,000 ("Note"), and Common Stock Purchase Warrants ("Warrants") pursuant to the exemption from registration found in Section 4(2) under the Securities Act of 1933. Pursuant to the Note Purchase Agreement, the Company will issue the Note dated February 15, 2006 for the principal amount of $1,000,000 with a term of 12 months. Interest will be compounded semi-annually and be payable at the end of each quarter in either (i) shares of Series C Zero Coupon Preferred Stock of the Company valued a $1.00 per share, or (ii) cash, at the option of the Investor. The first interest payment will be March 31, 2006. The Series C Zero Coupon Preferred stock shall be convertible into shares of the Company's Common Stock on the Maturity Date at a 10% discount to the then-current market price based on the average closing price for the twenty (20) days immediately preceding the conversion. The Investor will loan the Company an aggregate of $1,000,000 based on the following loan schedule:

            Loan Schedule:             February 15, 2006   $250,000
                                       March 31, 2006      $750,000

            On the date of maturity of the Note, the Investor will have the option to convert the Note into shares of the Company's Common Stock at a Fixed Conversion Price of $0.40 per share. With the consent of both the Company and the Investor, the Note may be extended for an additional 12 months, with the terms of the interest payments remaining the same. The Note shall not be convertible such that the Investor's overall Common Stock ownership position in the Company exceeds 4.99%; provided, however, that upon the Investor providing the Company with sixty-one (61) days notice (the "Waiver Notice") that the Investor would like to waive this restriction with regard to any or all shares of Common Stock issuable upon exercise of the conversion feature of the Note, this restriction will be of no force or effect with regard to all or a portion of the Note referenced in the Waiver Notice, and provided further that this provision shall be of no further force or effect during the sixty-one (61) days immediately preceding the expiration of the term of the Note. Pursuant to the Note Purchase Agreement, the Company will issue the Investor its Common Stock Purchase Warrants (the "Warrants") to purchase an aggregate of 2,500,000 shares of the Company's Common Stock. The Warrants will be issued on a pro rata basis per the loan schedule, as follows:

            February 15, 2006     625,000 warrants
            March 31, 2006      1,875,000 warrants

            The Warrants will have a term of five (5) years with an exercise price of $0.75 per share (the "Exercise Price"). The Warrants are not exercisable such that the Investor's overall Common Stock ownership position in the Company exceeds 4.99%. Terms specify that the Company, at its earliest opportunity, and in any event not more than 120 days from the date of the transaction, will register all of the Investor's underlying equity positions in the Company pursuant to a registration statement filed with the SEC, and that such registration statement will be kept effective for a period of 3 years, subject to customary carve-outs. In connection with the funding, the Company agreed to pay an $80,000 cash consulting fee and agreed to issue 300,000 Common Stock Purchase Warrants to Allderdice Media, Inc. Such Common Stock Purchase Warrants shall have a term of five (5) years from the effective date, shall have an exercise price of $0.75 per share, and shall have a cashless exercise provision.

            From inception through December 31, 2005, we incurred interest expense of $922,070. This amount includes accrued interest totaling approximately $34,791 related to the Series B Convertible Debenture, the Vicis $412,000 Note, and the Bernstein and Wallace Promissory Notes. It also includes $250,000 payment of interest related to the Victus February Note (in May 2004, we issued 11,905 shares of our Common Stock at $21.00 per share and 23,810 Common Stock Purchase Warrants in lieu of $250,000 in interest due), $307,044 payment of interest related to the Edge Notes (which was paid through the issuance of 307,044 shares of Series A Zero Coupon Preferred Stock), $312,329 payment of interest related to the Vicis Debentures and Maltzer Note (which was paid through the issuance of 312,239 shares of Series B Zero Coupon Preferred Stock), and $8,627 payment of interest related to the 12-Month Note (which was paid through the issuance of 8,627 shares of Series C Zero Coupon Preferred Stock), and $9,279 in interest paid.

            To the extent fundamental changes in our liquidity as set forth above occur, we will file a post-effective amendment to this registration statement disclosing the fundamental changes. If we file a post-effective amendment, no shares which are subject to this registration statement may be sold and no capital formation activities may occur until the post-effective amendment is declared effective.

            We intend to raise additional funds from an offering of our stock in the future. We have not taken any steps to effect this offering. The offering may not occur, or if it occurs, may not generate the required funding. We may also consider securing debt financing. We may not generate operating cash flow or raise other equity or debt financing sufficient to fund this amount. If we do not raise or generate these funds, the implementation of our short-term business plan will be delayed or eliminated. We thus have no plan in place that will eliminate this risk.

Off-Balance Sheet Arrangements

            We have no off-balance sheet arrangements.

Critical Accounting Policies

            Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. For a description of those estimates, see Note 2, Significant Accounting Policies, contained in the explanatory notes to our audited financial statements for the year ended December 31, 2005 contained in this prospectus. On an ongoing basis, we evaluate our estimates, including those related to reserves, deferred tax assets and valuation allowance, impairment of long-lived assets, fair value of equity instruments issued to consultants for services and estimates of costs to complete contracts. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions; however, we believe that our estimates, including those for the above-described items, are reasonable.

Recent Accounting Pronouncements

            In December 2004, the FASB issued SFAS No.153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions". The amendments made by Statement 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. The FASB believes that exception required that some nonmonetary exchanges, although commercially substantive, be recorded on a carryover basis. By focusing the exception on exchanges that lack commercial substance, the FASB believes this statement produces financial reporting that more faithfully represents the economics of the transactions. SFAS 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of SFAS 153 shall be applied prospectively. Medical Media has evaluated the impact of the adoption of SFAS 153, and does not believe the impact will be significant to the company's overall results of operations or financial position.

            In December 2004, the FASB issued SFAS No.123 (revised 2004), "Share-Based Payment". SFAS 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS 123(R) replaces FASB Statement No. 123, "Accounting for Stock-Based Compensation", and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees". SFAS 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities (other than those filing as small business issuers) will be required to apply SFAS 123(R) as of the first interim or annual reporting period that begins after June 15, 2005. Medical Media has evaluated the impact of the adoption of SFAS 123(R), and does not believe that it will impact the company's overall results of operations and financial position.

            In December 2004, the Financial Accounting Standards Board issued two FASB Staff Positions--FSP FAS 109-1, Application of FASB Statement 109 "Accounting for Income Taxes" to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004, and FSP FAS 109-2 Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004. Neither of these affected the Company as it does not participate in the related activities.

            In January 2003, the FASB issued FASB Interpretation No. ("FIN") 46, "Consolidation of Variable Interest Entities" ("FIN 46"). In December 2003, FIN 46 was replaced by FASB interpretation No. 46(R) "Consolidation of Variable Interest Entities". FIN 46(R) clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46(R) requires an enterprise to consolidate a variable interest entity if that enterprise will absorb a majority of the entity's expected losses, is entitled to receive a majority of the entity's expected residual returns, or both. FIN 46(R) is effective for entities being evaluated under FIN 46(R) for consolidation no later than the end of the first reporting period that ends after March 15, 2004. The Company does not currently have any variable interest entities that will be impacted by adoption of FIN 46(R).

            In March 2005, the staff of the SEC issued Staff Accounting Bulletin No. 107 ("SAB 107"). The interpretations in SAB 107 express views of the staff regarding the interaction between SFAS 123(R) and certain SEC rules and regulations and provide the staff's views regarding the valuation of share-based payment arrangements for public companies. In particular SAB 107 provides guidance related to share-based payment transactions with no employees, the transition from public entity status, valuation methods (including assumptions such as expected volatility and expected term), the accounting for certain redeemable financial instruments issued under share-based payment arrangements, the classification of compensation expense, non-GAAP financial measures, first-time adoption of SFAS 123(R) in an interim period, capitalization of compensation cost related to share-based payment arrangements, the accounting for income tax effects of share-based payment arrangements upon adoption of SFAS 123(R), the modification of employee share options prior to adoption of SFAS 123(R) and disclosures in Management's Discussion and Analysis subsequent to adoption of SFAS 123(R).

            In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections" ("SFAS 154") which replaces Accounting Principles Board Opinions No. 20 "Accounting Changes" and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements-An Amendment of APB Opinion No. 28". SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS 154 is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005, and is required to be adopted by the Company in the first quarter of 2006. Medical Media is currently evaluating the effect that the adoption of SFAS 154 will have on its consolidated results of operations and financial condition but does not expect it to have a material impact.

                                LEGAL PROCEEDINGS

            As of the date of this prospectus, there are no material pending legal or governmental proceedings relating to our company or properties to which we are a party, and to our knowledge there are no material proceedings to which any of our directors, executive officers or affiliates are a party adverse to us or which have a material interest adverse to us.

               (Remainder of this page left intentionally blank.)

                                   MANAGEMENT

Identity

            The following table identifies our current executive officers and directors, their respective offices and positions, and their respective dates of election or appointment:

- -------------------------------------------------------------------------------------------------------------------------------
Name And                                                                                                   Initial Election Or
Municipality Of Residence               Age                             Office                              Appointment Date
- -------------------------------------------------------------------------------------------------------------------------------
Philip M. Cohen                         57      President, Chairman of the Board, Chief Executive               March 2000
Lutz, Florida                                   Officer
- -------------------------------------------------------------------------------------------------------------------------------
Donald R. Mastropietro                  57      Sr. Vice President Finance, Chief Financial Officer,           August 2002
Sarasota, Florida                               Treasurer, Assistant Secretary, Director
- -------------------------------------------------------------------------------------------------------------------------------
Charles V. Richardson                    61     Sr. Vice President Marketing, Chief Marketing Officer,        December 2005
Los Angeles, California                         Director
- -------------------------------------------------------------------------------------------------------------------------------
Teresa J. Bray                          48      Vice President Administration/Compliance, Secretary           December 2002
Lakeland, Florida
- -------------------------------------------------------------------------------------------------------------------------------
Jeffrey I. Werber                       48      Director                                                        June 2002
Los Angeles, California
- -------------------------------------------------------------------------------------------------------------------------------
J. Holt Smith                           62      Director                                                        June 2003
Los Angeles, California
- -------------------------------------------------------------------------------------------------------------------------------
Michael Marcovsky                       61      Director                                                       April 2004
Los Angeles, California
- -------------------------------------------------------------------------------------------------------------------------------
Randall Maxey                           63      Director                                                      December 2005
Inglewood, California
- -------------------------------------------------------------------------------------------------------------------------------
Bernard J. Kouma                        67      President of subsidiary, PetCARE TV                             June 2002
Lincoln, Nebraska
- -------------------------------------------------------------------------------------------------------------------------------
Robert Cambridge                        62      President of subsidiary, African American Medical             December 2005
Los Angeles, California                         Network
- -------------------------------------------------------------------------------------------------------------------------------

            There are no family relationships between any two or more of our directors or executive officers. There is no arrangement or understanding between any of our directors or executive officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect the current board of directors. There are also no arrangements, agreements or understandings to our knowledge between non-management shareholders that may directly or indirectly participate in or influence the management of our affairs. Mr. Cohen has sole voting power over 19,415,626 shares currently held by AFMN, Inc., pursuant to that certain Capital Stock Escrow and Disposition Agreement dated November 16, 2005. Pursuant to the Capital Stock Escrow and Disposition Agreement, AFMN has executed and delivered an irrevocable proxy to Mr. Cohen granting Mr. Cohen sole voting power over the 19,415,626 shares of Common Stock owned by AFMN, Inc. until the shares are registered under the Securities Act of 1933.

Business Experience

Philip M. Cohen - Chairman of the Board, President, Chief Executive Officer

            As founder and President of Medical Media, Mr. Cohen has served as its Chairman of the Board, President and Chief Executive Officer since March 2000. Previously, from January 1996 to March 2000, Mr. Cohen served as President of Nightwing Entertainment, Inc. Since 1986, Mr. Cohen has been producing educational programming for veterinary client education programs and parent education programs. In 1984, following his career as the Director of Special Markets with Twentieth Century Fox, Mr. Cohen pursued his concept of producing educational programming direct to video to exploit a previously ignored market. From 1984 to 1986, he proved the concept while working with Warner Brothers, Twentieth Century Fox, ScreenPlay, and Sierra, among others. In 1986, Mr. Cohen formed Philip Cohen & Associates, which produced over a dozen parent education programs, sponsored by major advertisers including Pampers, Tylenol, MasterCard and Disney. In the pet and welfare arena, he has directed and produced 47 hours of television programming, over 100 veterinary client education programs, and 22 on-line streaming video segments, all sponsored by advertisers including Novartis Animal Health, Bayer and Alpo Petfoods. Mr. Cohen is the founder/co-founder of VMS Client Ed Videos, HealthCare Television Network, The Good Health Channel, and PetCARE TV. Mr. Cohen earned his BA and MBA from LaSalle University. Mr. Cohen has a five year employment agreement with Medical Media dated June 2002 which is automatically renewable on a quarterly basis.

Donald R. Mastropietro - Sr. Vice President Finance, Chief Financial Officer, Treasurer, Assistant Secretary, and Director

            Mr. Mastropietro served as Controller of Medical Media from August 2002 until he was named Vice President Finance, Chief Financial Officer, Treasurer and Assistant Secretary in November 2003. Mr. Mastropietro was elected as a director of Medical Media in December 2005. From May 1999 to August 2002, Mr. Mastropietro held accounting positions with Intelliworxx, Inc., a publicly traded company specializing in the design, manufacture, and sale of hand-held computers. Mr. Mastropietro also served as Intelliworxx, Inc.'s Corporate Secretary from March 2000 to August 2002. From 1996 until he joined Intelliworxx, Mr. Mastropietro worked as a financial consultant for several public and private companies. From 1993 to 1996, he served as Chief Financial Officer of EVRO Corporation, a publicly traded holding company. From 1972 to 1993, Mr. Mastropietro held several accounting positions at Teltronics, Inc, a publicly traded company specializing in the design, manufacture, and sale of telecommunication equipment, serving the last five years as Vice President of Finance, Chief Financial Officer, Secretary, and Treasurer.

Charles V. Richardson - Sr. Vice President Marketing, Chief Marketing Officer, Director

            Mr. Richardson was elected as Sr. Vice President Marketing, Chief Marketing Officer, and Director on December 2, 2005. From April 2004, he served as Chairman of the Board, President, Chief Executive Officer, and Treasurer of African American Medical Network, Inc., which network was acquired by the Company in November 2005. From March 2001 to April 2004, Mr. Richardson served as Director of Healthcare Marketing with Footsteps, LLC, a marketing and advertising agency specializing in culturally relevant, customized communications targeting the multicultural marketplace. Footsteps, LLC is the multicultural communications company affiliated with Omnicom, one of the world's largest advertising agency holding companies. From March 1996 to February 2001, he was President of TRIAD/TRG, Inc., a marketing and advertising communications company specializing in the African American market providing market research, public relations, sales promotion, and strategic planning to Fortune 1000 companies, the healthcare industry, and government agencies. He is a marketing and communications expert who has specialized in the urban consumer market for more than 25 years. His special expertise in the African American consumer market has led to many accomplishments, including: (i) creating award winning, image enhancing, communications and community outreach campaigns that successfully generated bottom-line results; (ii) implementing successful communications programs for healthcare clients to educate and inform target audiences about best practices, preventative care, and treatments for asthma, AIDS, stress and high blood pressure, and diabetes; and (iii) corporate involvements with assignments in managerial market research positions at Squibb, Beechnut, and Lever Brothers. In 1972, Mr. Richardson founded the first marketing research company in the United States to focus exclusively on the Black and Hispanic consumer markets. Mr. Richardson has been a regular lecturer on relationship marketing and has taught seminars on marketing and promoting healthcare awareness and preventative care to urban consumers for the New York Department of Social Services.

Teresa J. Bray - Vice President Administration/Compliance, Corporate Secretary

            Ms. Bray has served as Vice President Administration/Compliance for Medical Media since December 1, 2002 and in November 2003 was named as Corporate Secretary. From 1999 to December 2002, Ms. Bray served as Vice President of Administration of Apogee Business Consultants, LLC, a Nevada limited liability company specializing in business organization, reverse mergers, and public company compliance. Ms. Bray also served as Vice-President, Secretary, and Director of Peerless Consultants, Inc., a privately held Florida corporation specializing in financial consulting for private and public companies. For the past 24 years, Ms. Bray has worked as an employee, director, and/or consultant to many public and private companies, assisting them with corporate management structure, human resources, management of corporate books and records; the preparation and filing of documents required for compliance by the Securities and Exchange Commission and the National Association of Securities Dealers, Inc., the preparation and filing of documentation for blue sky compliance, individual state securities compliance, and private and public stock offerings; the preparation and dissemination of press releases, the development of equity incentive plans and business plans, investor relations issues, and corporate due diligence in connection with mergers and acquisitions.

Jeffrey I. Werber, DVM - Director

            Dr. Werber is the Chairman of PetCARE TV's Veterinary Advisory Board and was elected as a Director of Medical Media in June 2002. Dr. Werber, an Emmy Award winner, also serves as one of PetCARE TV's on-camera hosts. Dr. Werber earned a Zoology degree from the University of California at Berkley, and earned his Veterinary Medical Degree from University of California at Davis in 1984. Since 1986, Dr. Werber has owned and operated a veterinary hospital in Los Angeles, California. He also serves on the Advisory Board of Veterinary Economics and the Legislative Committee with the California Veterinary Medical Association.

J. Holt Smith - Director

t 12 Mr. Smith was elected as a director of Medical Media on June 10, 2003. Since June 2000, Mr. Smith has been a partner in the law firm Kelly Lytton & Vann, LLP in Los Angeles, California specializing in the areas of corporate law, mergers and acquisitions, and securities. From June 1967 to June 1979, Mr. Smith was a partner of McDonald, Sanders, Ginsburg, Phillips, Maddox & Newkirk in Fort Worth, Texas. In 1979 Mr. Smith served as Vice President of the United States Trust Company of New York. He was also head of the securities department of the Los Angeles law firm on Bushkin, Gaims, Gaines & Jonas from June 1980 to July 1988. From July 1998 to June 2000, he was founder/owner of Smith & Associates, a law firm located in Los Angeles, CA. Mr. Smith holds two degrees from Vanderbilt University (B.A. 1963, LL.B. 1966). He was admitted to the California Bar in 1980; the Tennessee Bar in 1966, and the Texas Bar in 1967. Mr. Smith has been admitted to practice in the United States District Court, Northern District of Texas.

Michael Marcovsky - Director

            Mr. Marcovsky has served as a director of Medical Media since April 19, 2004. From 1980 to the present, Mr. Marcovsky has served as President and owner of Marnel Associates, Ltd., a multi-tiered, Los Angeles-based communications firm where Mr. Marcovsky developed strategies for entry into new arenas of pay television, cable and pay-per-view for a list of clients that includes Citibank, CBS, ABC, Cox Cable, and Playboy Enterprises. From 1990 to 1994, Mr. Marcovsky served as Chairman and CEO of The Nostalgia Network, Inc. He is a pioneer in the cable and cellular communications industries and has intensive experience in the entertainment arena regarding Pay TV, Internet/E Commerce, and Pay-Per-View. Previously, he was Vice President of Program Operations with Warner Cable, Vice President of Pay-TV for Buena Vista Distribution (a division of Walt Disney Productions), President of Golden West Subscription Television and member of the Executive Committee of Golden West Broadcasters.

Randall Maxey, M.D., Director

            Dr. Maxey was elected as a director of Medical Media on December 2, 2005. From April 2004, Dr. Maxey served as director and Chairman of the Medical Advisory Board of African American Medical Network, Inc., which network was acquired by the Company in November 2005. In the course of his scientific and academic career, Dr. Maxey has made outstanding contributions to research regarding the prevention and treatment of renal failure especially in cases complicated by cardiovascular disease. Over the years, his work has been recognized with awards from peers, colleagues, and medical professional organizations, i.e. the National Medical Association and the Golden State Medical Association. In 1998, one of Dr. Maxey's most significant achievements was recognized by Guam Memorial Hospital where he provided new approaches to preventing renal failure to diabetes mellitus and hypertension in South Pacific Islanders.

            Dr. Maxey earned his bachelor's degree in pharmacy from the University of Cincinnati in 1966, and concurrently, his Ph.D. in cardiovascular pharmacology from Howard University Graduate School and M.D. from Howard University College of Medicine (1966-1972). Following post-graduate training in the department of medicine at Harlem Hospital Center, Dr. Maxey was a postdoctoral fellow at the State University of New York at Downstate Medical Center in Brooklyn, New York. From 1973 to 1996, Dr. Maxey served as director of nephrology at Daniel Freeman Hospital and Robert F. Kennedy Medical Center, both located in California. Currently, Dr. Maxey is serving concurrent positions as medical director, and supervising medical director in California, and at various locations in Guam. Similarly, Dr. Maxey also has concurrent hospital appointments in both California and Guam.

            A devoted educator and mentor, Dr. Maxey has held academic appointments at Charles R. Drew University, California, Downstate Medical Center, New York, and Howard University, Washington, D.C., where he directed the Academic Reinforcement Program and taught the basic sciences in the College of Dentistry.

Bernard J. Kouma - President of PetCARE TV

            Mr. Kouma has served as a Director of Medical Media from June 2002 to December 2, 2005. On June 1, 2005, Mr. Kouma was named President of the Company's subsidiary network company, PetCARE TV. In 1988, Mr. Kouma founded and served as President of AVLS, Inc., a company providing client education and practice management tools for the veterinary profession, where he served until May 2004. From February 1961 to June 1976, Mr. Kouma served as Controller, and later as Vice President Finance, with Norden Laboratories, a veterinary biological and pharmaceuticals company. From 1976 to 1988, Mr. Kouma worked with Ancom, the originators of client education videos for the veterinary profession. From 1998 to 2005, Mr. Kouma served as President of Veterinary Marketing Systems, a company that markets high tech veterinary medical equipment such as ECG, blood pressure and surgical monitoring equipment.

Robert Cambridge - President of African American Medical Network

            Mr. Cambridge was named President of the Company's subsidiary network company, African American Medical Network, Inc. on December 2, 2005. From March 2004, Mr. Cambridge served a director and Vice President of African American Medical Network, Inc. He has been an entertainment marketing consultant both in the general and ethnic marketplace to various companies including Western International Media and Inner City Broadcasting Company since 1994. From 1990 to 1994, Mr. Cambridge served as Vice President Target Marketing at Tribune Entertainment Division of the Tribune Company, which was the pre-eminent producer and distributor of African American television programming in the U.S. distributing such programs as Soul Train, Soul Train Music Awards, and Apollo Comedy Hour. For over 25 years, Mr. Cambridge has provided U.S. Fortune 500 companies with strategic planning, marketing, and promotion. Mr. Cambridge serves on the Jackie Robinson Scholarship Committee at UCLA.

Involvement in Legal Proceedings

            To the best of our knowledge, during the past five years, none of our directors or executive officers were involved in any of the following: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Board of Directors

            Our bylaws set the authorized number of directors on our board of directors at not less than one nor more than nine, with the actual number fixed by a resolution of our board. As noted above, there are currently seven directors serving on our board, Messrs. Cohen, Mastropietro, Richardson, Werber, Smith, Marcovsky, and Maxey. All of the directors will serve until the next annual meeting of shareholders and until their successors are elected and qualified by our shareholders, or until their earlier death, retirement, resignation or removal.

Board Committees

            Our board of directors has established two committees to date, an Audit committee and a Compensation Committee currently comprised of Mr. Smith and Mr. Marcovsky. Mr. Smith is Chairman of the Compensation Committee and Mr. Marcovsky is Chairman of the Audit Committee. Neither of the directors serving on the Audit Committee have the requisite public company accounting background or experience to be considered an "audit committee financial expert" as that term is defined by the SEC. Due to our development stage status, we believe that the current members of the Audit Committee have the requisite financial background and experience to carry out their duties. Medical Media is not subject to the listing requirements of a national securities exchange or association.

Advisory Boards

            Our network subsidiaries have advisory boards; PetCARE TV has a Veterinary Advisory Board ("VAB") and African American Medical Network has a Medical Advisory Board ("MAB"). The VAB and MAB are comprised of respected practitioners, hospital owners, and leading professional consultants from around the world. They are responsible for providing topics for programming, reviewing scripts prior to production, and reviewing the list of potential advertisers.

            Members of the VAB include: Jeffrey I. Werber, DVM, VAB Chairman (California), Gerald M. Snyder, VMD (Kentucky), Ronald E. Whitford, DVM (Tennessee), Nan L. Boss, DVM (Wisconsin), Dr. R. Chris Blair (Australia), Dr.
W. G. "Chip" Coombs (Canada), Randy P. Carsch, DVM (Texas), Bernadine Cruz, DVM (California), Steven Melman, DVM (Maryland), Colin Burrows, B.VET.MED, Ph.D. (Florida), Jan Bellows, DVM, DACVB (Florida), Gary Landsberg, BCS, DVM, DACVB (Ontario), and Tom Catanzaro, DVM, MHA, FACHE (Colorado).

            Members of the MAB include: Randall Maxey, MD, MAB Chairman (California), Winston Price, MD (New York), Mark C. Maltzer, MD (California), L. Natalie Carroll, MD (Texas), Lenworth N. Johnson, MD (Missouri), and Lucille C. Norville-Perez, MD (Maryland).

            Members of the VAB are issued 5,000 shares of the Company's restricted Common Stock for each year they serve. Members of the MAB are issued 10,000 shares of the Company's restricted Common Stock for each year they serve. No monetary fees are paid to members of the VAB or MAB, although expenses may be reimbursed for travel. The on-camera hosts for PetCARE TV, Dr. Jeffrey Werber and Dr. Bernadine Cruz, are members of the VAB. In addition to the shares they receive for their service on the VAB, they are also paid scale acting fees pursuant to the established rates of the American Federation of Television and Radio Artists (AFTRA).

               (Remainder of this page left intentionally blank.)

         Security Ownership of Certain Beneficial Owners and Management

            The following alphabetical table sets forth the ownership, as of January 31, 2006, of our Common Stock by each person known by us to be the beneficial owner of more than 5% of our outstanding Common Stock, each of our directors and executive officers; and all of our directors and executive officers as a group. The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Except as set forth below, applicable percentages are based upon 20,971,299 shares of Common Stock outstanding as of February 6, 2006.

- ----------------------------------------------------------------------------------------------------
        Shareholder & Address               Title of Class         Amount and Nature     Percentage
                  of                                                 of Beneficial
           Beneficial Owner                                            Ownership
- ----------------------------------------------------------------------------------------------------
AFMN, Inc. (1)                               Common Stock               19,415,626         92.58%
6601 Center Drive West, Suite 321
Los Angeles, CA  90045
- ----------------------------------------------------------------------------------------------------
Teresa J. Bray (2)                           Common Stock                  365,351          1.74%
Post Office Box 93037
Lakeland, FL 33804
- ----------------------------------------------------------------------------------------------------
Robert Cambridge (3)                         Common Stock                  550,000          2.62%
6709 La Tijera Blvd., Suite 370
Los Angeles, CA  90045
- ----------------------------------------------------------------------------------------------------
Philip M. Cohen (4)                          Common Stock               19,838,091         94.60%
17324 Whirley Rd.
Lutz, FL  33567
- ----------------------------------------------------------------------------------------------------
Bernard J. Kouma (5)                         Common Stock                    5,669            ***
3430 Hillside St.
Lincoln, NE  68506
- ----------------------------------------------------------------------------------------------------
Michael Marcovsky                            Common Stock                      662            ***
7115 Macapa Drive
Los Angeles, CA  90068
- ----------------------------------------------------------------------------------------------------
Donald R. Mastropietro (6)                   Common Stock                  472,596          2.25%
325 Whitfield Avenue
Sarasota, FL  34243
- ----------------------------------------------------------------------------------------------------
Randall W. Maxey (7)                         Common Stock                  570,000          2.72%
575 E. Hardy Street, Suite 2
Inglewood,  CA  90301
- ----------------------------------------------------------------------------------------------------
Charles V. Richardson (8)                    Common Stock                1,400,000          6.68%
6709 La Tijera Blvd., Suite 399
Los Angeles, CA  90045
- ----------------------------------------------------------------------------------------------------
J. Holt Smith (9)                            Common Stock                  200,000            ***
1900 Avenue of the Stars
Los Angeles, CA  90067
- ----------------------------------------------------------------------------------------------------
Sondra Topper (10)                           Common Stock                  422,465          2.01%
17324 Whirley Rd.
Lutz, FL  33567
- ----------------------------------------------------------------------------------------------------
Jeffrey I. Werber, DVM (11)                  Common Stock                   90,626            ***
9300 Duxbury
Los Angeles, CA  90034
- ----------------------------------------------------------------------------------------------------
All directors and named executive                                       19,907,807         94.93%
officers as a group (10 persons)
- ----------------------------------------------------------------------------------------------------

*** Indicates less than 1%.

- ------------
(1) AFMN, Inc., a Delaware corporation, owns 19,415,626 shares of Common Stock of the Company. AFMN, Inc. will distribute these shares to its shareholders of record as of November 16, 2005, pursuant to that certain Merger Agreement between the Company and AFMN, Inc. The shares held by AFMN, Inc. are currently held in escrow pursuant to that certain Capital Stock Escrow and Disposition Agreement, and will not be distributed until this registration statement is declared effective.

(2) This amount includes (a) 70,257 shares currently owned by TJB Consulting, Inc., a corporation owned by Ms. Bray individually, and (b) 285,094 shares indirectly owned by Ms. Bray through her ownership of common stock in AFMN, Inc.

(3) This amount includes 550,000 shares indirectly owned by Mr. Cambridge through his ownership of common stock in AFMN, Inc.

(4) This amount includes (a) 316,564 shares currently owned by Mr. Cohen's wife, Sondra Topper; (b) 5,901 shares owned by Adam Cohen, Mr. Cohen's son residing at his household; (c) 100,000 shares indirectly owned by Adam Cohen through his ownership of common stock in AFMN, Inc.; and (d) 19,415,626 shares currently held by AFMN, Inc., which Mr. Cohen has sole voting power over pursuant to that certain Capital Stock Escrow and Disposition Agreement dated November 16, 2005. Pursuant to the Capital Stock Escrow and Disposition Agreement, AFMN has executed and delivered an irrevocable proxy to Mr. Cohen granting Mr. Cohen sole voting power over the 19,415,626 shares of Common Stock owned by AFMN, Inc. until the shares are registered under the Securities Act of 1933.

(5) This amount includes (a) 4,002 shares directly owed by Mr. Kouma, and (b) 1,667 shares which are issuable to Mr. Kouma upon exercise of non-qualified stock options.

(6)   This amount includes (a) 2,502 shares directly owned by Mr. Mastropietro;
      (b) 170,094 shares indirectly owned by Mr. Mastropietro through his ownership of common stock in AFMN, Inc; and (c) 300,000 shares indirectly owned by DRM Accounting, Inc. (a corporation solely owned by Mr. Mastropietro) through its ownership of common stock in AFMN, Inc.

(7) This amount includes 570,000 shares indirectly owned by Dr. Maxey through his ownership of common stock in AFMN, Inc.

(8) This amount includes 1,400,000 shares indirectly owned by Mr. Richardson through his ownership of common stock in AFMN, Inc.

(9) This amount includes 200,000 shares indirectly owned by Smith & Associates of Charleston, Inc. (a corporation owned by Mr. Smith individually) through its ownership of common stock in AFMN, Inc.

(10) Sondra Topper is the wife of Philip M. Cohen, the Company's President. This amount includes (a) 316,564 shares directly owned by Ms. Topper; (b) 5,901 shares currently owned by Adam Cohen, Ms. Topper's son, and (c) 100,000 shares indirectly owned by Adam Cohen through his ownership of common stock in AFMN, Inc.

(11) This amount includes (a) 88,959 shares owned by Dr. Werber, and (b) 1,667 shares which are issuable to Dr. Werber upon exercise of his non-qualified stock options.

Director Compensation

            We have a policy of not granting fees to directors who attend a regularly scheduled or special board meeting; however we may reimburse out-of-state directors for their cost of travel and lodging to attend such meetings.

            As a member of our Veterinary Advisory Board, Dr. Werber received 5,000 shares of our restricted Common Stock for the years ended 2003, 2004, and 2005. He also received 5,000 shares for services to be rendered in 2006. In addition, we compensate Dr. Werber for his services as an on-camera host for PetCARE TV. Dr. Werber is paid scale acting fees pursuant to the established rates of the American Federation of Television and Radio Artists (AFTRA) for these services.

            As a member of our Medical Advisory Board, Dr. Maxey received 10,000 shares of our restricted Common Stock for services to be rendered in 2006.

Executive Compensation

            The following table sets forth summary information concerning the compensation received for services rendered to us during the fiscal years ended December 31, 2003, 2004, and 2005 by our Chief Executive Officer and President. No other executive officer's total annual salary and bonus exceeded $100,000.

--------------------------------------------------------------------------------
Name              Position          Year          Salary        Dollar Value of
                                                                     Stock-Based
                                                                    Compensation
--------------------------------------------------------------------------------
Philip M. Cohen   President/CEO     2005          $49,652 (3)                  0
--------------------------------------------------------------------------------
                                    2004         $169,505 (2)                  0
--------------------------------------------------------------------------------
                                    2003         $126,150 (1)                  0
--------------------------------------------------------------------------------

----------
(1) Included in this amount is $6,250 which represents payment of accrued wages from 2002. In 2003, there were unpaid, accrued wages of $30,100 owed to Mr. Cohen for his services rendered in 2003.

(2) Included in this amount is $30,100 which represents payment of accrued wages from 2003. In 2004, there were unpaid, accrued wages of $10,595 owed to Mr. Cohen for his services rendered in 2004.

(3) Included in this amount is $10,595 which represents payment of accrued wages from 2004. In 2005, there were unpaid, accrued wages of $110,943 owed to Mr. Cohen for his services rendered in 2005.

            No other annual compensation, including a bonus or other form of compensation was paid to Mr. Cohen during these periods. In addition to the foregoing, no long-term compensation, including restricted stock awards, securities underlying options, LTIP payouts, or other forms of compensation, were paid to Mr. Cohen during these periods.

Employment Agreements with Executive Management

Philip M. Cohen, Chief Executive Officer and President

            On June 5, 2002, the Company entered into an employment agreement with Philip Cohen that has an infinite term with respect to the provision of services as our Chief Executive Officer and President. This agreement automatically renews every ninety days commencing June 5, 2002. The essential terms of the employment agreement are as follows:

      o Mr. Cohen is entitled to a base salary of $150,000 per year, payable in monthly installments of $12,500, which salary will be renegotiated at the end of each fiscal year. The salary was not renegotiated at the end of fiscal year 2002, 2003, 2004, or 2005.

      o Mr. Cohen is entitled to a number of employee benefits under the agreement, including the provision of an automobile and the right to participate in company benefit plans, including any bonus plans established for management.

      t 12 We may terminate the agreement with cause, effective upon delivery of written notice to Mr. Cohen, except where the cause is a material breach of the agreement; Mr. Cohen has sixty days to cure the material breach after receiving written notice from us. We may terminate this agreement without cause, effective sixty days after delivery of written notice to Mr. Cohen. Mr. Cohen may terminate this agreement with cause provided he delivers written notice to us sixty days before termination, or without cause provided he delivers written notice one year before termination. If we terminate the agreement without cause, or Mr. Cohen terminates the agreement with cause, we will be obligated to pay Mr. Cohen the compensation, remuneration and expenses specified above for a period of five years from the date of notice. Mr. Cohen will also receive medical and long-term disability insurance at our expense, as well as an automobile for business use, and reimbursement for certain business expenses. The agreement requires that Mr. Cohen devote such time and attention to our business and affairs as is reasonably necessary to carry out his duties; provided, however, that he must devote no less than forty hours per week to his duties for us.

Donald R. Mastropietro, Sr. Vice President Finance, Chief Financial Officer, Treasurer, Assistant Secretary

            On November 16, 2005, the Company entered into an employment agreement with Donald R. Mastropietro with respect to the provisions of services as our Sr. Vice President Finance, Chief Financial Officer, Treasurer, and Assistant Secretary. The essential terms of the employment agreement are as follows:

      o Mr. Mastropietro is entitled to a base salary of $128,400 per year, payable in arrears in equal semi-monthly installments of $5,350.00. Salary increases are at the discretion of the board of directors.

      o The agreement begins November 16, 2005 and terminates on November 15, 2010.

      o Mr. Mastropietro is entitled to a number of employee benefits under the agreement, including the right to participate in company benefit plans, including any bonus plans established for management.

      o     There is a two-year non-compete clause.

            The Company may terminate the agreement at any time for cause if Mr. Mastropietro becomes unfit to properly render services to Company because of:
(i) alcohol or drug related abuses, (ii) proven commission of a felony, or (iii) a material breach of this Agreement which is not cured within sixty (60) days after written notice is given by Company to Mr. Mastropietro which notice shall specify in reasonable detail the circumstances claimed to provide the basis for such termination.

            Mr. Mastropietro may terminate the agreement at any time for cause provided he delivers written notice of such intention to terminate not less than sixty (60) days prior to the date of such termination, which notice shall specify in reasonable detail the circumstances claimed to provide the basis for such termination. The term for "cause" shall mean if the Company unreasonably changes his duties, responsibilities, or working conditions or takes any other action which impedes him in the performance of his duties. If Mr. Mastropietro terminates the Agreement for cause, the Company shall pay Mr. Mastropietro an amount equal to six (6) months of his compensation then in effect as severance pay.

            We may terminate the agreement not for cause at any time, provided that we pay Mr. Mastropietro an amount equal to six (6) months of his compensation then in effect. Mr. Mastropietro may terminate this agreement not for cause at any time provided he delivers written notice of such intention not less than one month prior to the date of such termination.

            On November 29, 2005, the Company and Mr. Mastropietro entered into a First Amendment to the Employment Agreement of Donald R. Mastropietro. The amendment provided that as the Company is still reliant upon investment funds until such time as operating revenues begin, the Company and Mr. Mastropietro agree that his current annual salary of $90,000 will remain in effect until such time as the increased salary of $128,400 as set forth in the employment agreement can be paid through cash flow from operations of the Company. All other terms and conditions of the employment agreement remain in full force and effect.

Charles V. Richardson, Sr. Vice President Marketing, Chief Marketing Officer

            On November 16, 2005, the Company entered into an employment agreement with Charles V. Richardson with respect to the provisions of services as our Sr. Vice President Marketing and Chief Marketing Officer. The essential terms of the employment agreement are as follows:

      o Mr. Richardson is entitled to a base salary of $150,000 per year, payable in arrears in equal semi-monthly installments of $6,250.00. Salary increases are at the discretion of the board of directors.

      o The agreement begins November 16, 2005 and terminates on March 31, 2009.

      o Mr. Richardson is entitled to a number of employee benefits under the agreement, including the right to participate in company benefit plans, including any bonus plans established for management.

      o     There is a two-year non-compete clause.

            The Company may terminate the agreement at any time for cause if Mr. Richardson becomes unfit to properly render services to Company because of: (i) alcohol or drug related abuses, (ii) proven commission of a felony, or (iii) a material breach of this Agreement which is not cured within sixty (60) days after written notice is given by Company to Mr. Richardson which notice shall specify in reasonable detail the circumstances claimed to provide the basis for such termination.

            Mr. Richardson may terminate the agreement at any time for cause provided he delivers written notice of such intention to terminate not less than sixty (60) days prior to the date of such termination, which notice shall specify in reasonable detail the circumstances claimed to provide the basis for such termination. The term for "cause" shall mean if the Company unreasonably changes his duties, responsibilities, or working conditions or takes any other action which impedes him in the performance of his duties. If Mr. Richardson terminates the Agreement for cause, the Company shall pay Mr. Richardson an amount equal to six (6) months of his compensation then in effect as severance pay.

            We may terminate the agreement not for cause at any time, provided that we pay Mr. Richardson an amount equal to six (6) months of his compensation then in effect. Mr. Richardson may terminate this agreement not for cause at any time provided he delivers written notice of such intention not less than one month prior to the date of such termination.

Teresa J. Bray, Vice President Administration/Compliance, Secretary

            On November 16, 2005, the Company entered into an employment agreement with Teresa J. Bray with respect to the provisions of services as our Vice President Administration/Compliance and Secretary. The essential terms of the employment agreement are as follows:

      o Ms. Bray is entitled to a base salary of $118,400 per year, payable in arrears in equal semi-monthly installments of $4,933.33. Salary increases are at the discretion of the board of directors.

      o The agreement begins November 16, 2005 and terminates on November 15, 2010.

      o Ms. Bray is entitled to a number of employee benefits under the agreement, including the right to participate in company benefit plans, including any bonus plans established for management.

      o     There is a two-year non-compete clause.

            The Company may terminate the agreement at any time for cause if Ms. Bray becomes unfit to properly render services to Company because of: (i) alcohol or drug related abuses, (ii) proven commission of a felony, or (iii) a material breach of this Agreement which is not cured within sixty (60) days after written notice is given by Company to Ms. Bray which notice shall specify in reasonable detail the circumstances claimed to provide the basis for such termination.

            Ms. Bray may terminate the Agreement at any time for cause provided she delivers written notice of such intention to terminate not less than sixty
(60) days prior to the date of such termination, which notice shall specify in reasonable detail the circumstances claimed to provide the basis for such termination. The term for "cause" shall mean if the Company unreasonably changes her duties, responsibilities, or working conditions or takes any other action which impedes her in the performance of her duties. If Ms. Bray terminates the Agreement for cause, the Company shall pay Ms. Bray an amount equal to six (6) months of her compensation then in effect as severance pay.

            We may terminate the agreement not for cause at any time, provided that we pay Ms. Bray an amount equal to six (6) months of her compensation then in effect. Ms. Bray may terminate this agreement not for cause at any time provided she delivers written notice of such intention not less than one month prior to the date of such termination.

            On November 29, 2005, the Company and Ms. Bray entered into a First Amendment to the Employment Agreement of Teresa J. Bray. The amendment provided that as the Company is still reliant upon investment funds until such time as operating revenues begin, the Company and Ms. Bray agree that her current annual salary of $80,000 will remain in effect until such time as the increased salary of $118,400 as set forth in the employment agreement can be paid through cash flow from operations of the Company. All other terms and conditions of the employment agreement remain in full force and effect.

Bernard J. Kouma, President of PetCARE TV

            On June 1, 2005, PetCARE TV entered into an employment agreement with Bernard J. Kouma with respect to the provisions of services as its President. The essential terms of the employment agreement are as follows:

      o Mr. Kouma is entitled to a base salary of $72,000 per year, payable in arrears in equal semi-monthly installments of $3,000.00. Salary increases are at the discretion of the board of directors.

      o The agreement begins June 1, 2005 and terminates on May 31, 2010.

      o Mr. Kouma is entitled to a number of employee benefits under the agreement, including the right to participate in company benefit plans, including any bonus plans established for management.

      o     There is a two-year non-compete clause.

            PetCARE TV may terminate this Agreement at any time for cause if Mr. Kouma becomes unfit to properly render services to PetCARE TV because of: (i) alcohol or drug related abuses, (ii) proven commission of a felony, or (iii) a material breach of this agreement which is not cured within sixty (60) days after written notice is given by PetCARE TV to Mr. Kouma which notice shall specify in reasonable detail the circumstances claimed to provide the basis for such termination.

            Mr. Kouma may terminate the Agreement at any time for cause provided he delivers written notice of such intention to terminate not less than sixty
(60) days prior to the date of such termination, which notice shall specify in reasonable detail the circumstances claimed to provide the basis for such termination. The term for "cause" shall mean if PetCARE TV unreasonably changes his duties, responsibilities, or working conditions or takes any other action which impedes him in the performance of his duties. If Mr. Kouma terminates the Agreement for cause, PetCARE TV shall pay Mr. Kouma an amount equal to six (6) months of his compensation then in effect as severance pay.

            PetCARE TV may terminate the agreement not for cause at any time, provided that we pay Mr. Kouma an amount equal to six (6) months of his compensation then in effect. Mr. Kouma may terminate this agreement not for cause at any time provided he delivers written notice of such intention not less than one month prior to the date of such termination.

Robert Cambridge, President of African American Medical Network

            On November 16, 2005, African American Medical Network entered into an employment agreement with Robert Cambridge with respect to the provisions of services as its President. The essential terms of the employment agreement are as follows:

      o Mr. Cambridge is entitled to a base salary of $72,000 per year beginning on January 1, 2006, payable in arrears in equal semi-monthly installments of $3,000.00. Salary increases are at the discretion of the board of directors.

      o The agreement begins November 16, 2005 and terminates on November 15, 2010.

      o Mr. Cambridge is entitled to a number of employee benefits under the agreement, including the right to participate in company benefit plans, including any bonus plans established for management.

      o     There is a two-year non-compete clause.

            African American Medical Network may terminate this Agreement at any time for cause if Mr. Cambridge becomes unfit to properly render services to African American Medical Network because of: (i) alcohol or drug related abuses,
(ii) proven commission of a felony, or (iii) a material breach of this Agreement which is not cured within sixty (60) days after written notice is given by African American Medical Network to Mr. Cambridge which notice shall specify in reasonable detail the circumstances claimed to provide the basis for such termination.

            Mr. Cambridge may terminate the Agreement at any time for cause provided he delivers written notice of such intention to terminate not less than sixty (60) days prior to the date of such termination, which notice shall specify in reasonable detail the circumstances claimed to provide the basis for such termination. The term for "cause" shall mean if African American Medical Network unreasonably changes his duties, responsibilities, or working conditions or takes any other action which impedes him in the performance of his duties. If Mr. Cambridge terminates the Agreement for cause, African American Medical Network shall pay Mr. Cambridge an amount equal to six (6) months of his compensation then in effect as severance pay.

            African American Medical Network may terminate the agreement not for cause at any time, provided that it pays Mr. Cambridge an amount equal to six
(6) months of his compensation then in effect. Mr. Cambridge may terminate this agreement not for cause at any time provided he delivers written notice of such intention not less than one month prior to the date of such termination.

2002 Incentive Stock Option Plan

            We have an equity incentive plan available to key employees and consultants of the Company. Under the plan, we may grant options for up to 66,667 shares of Common Stock. The exercise price of each incentive option is equal to the greater of the fair market value of our stock on the date of grant or the aggregate par value of the stock on the date of grant. In the case of any 10% stockholder, the incentive option price will not be less than 110% of the fair market value on the date of grant. The Compensation Committee of the Board of Directors shall determine the price at which shares of stock may be purchased under a nonqualified option. Options expire ten years from the date of grant, except for those granted to a 10% stockholder, which expire five years from the date of grant. To date, we have granted 5,303 options under this equity incentive plan.

            As an inducement for Mr. James Calaway, a former director, to lend us $25,000 under a short-term promissory note, which has since be repaid, Mr. Cohen agreed on February 6, 2003 to assign to Mr. Calaway all of the shares that Mr. Cohen may be granted under our 2002 Equity Incentive Plan (the "Plan"), until such time as the total number of shares Mr. Calaway receives under the Plan (combined with the shares assigned to him by Mr. Cohen) either (a) total 50% of the shares available to be issued under the Plan or (b) until such time as the Plan expires. To date, no shares have been granted to either Mr. Calaway or Mr. Cohen.

The following table sets forth options granted to each executive officer of the Company during the year ended December 31, 2005.

- -----------------------------------------------------------------------------------------------
                               OPTION GRANTS IN LAST FISCAL YEAR
                                       INDIVIDUAL GRANTS
- -----------------------------------------------------------------------------------------------
                                    Number of       Percent of
                                   Securities     Total Options
                                   Underlying       Granted to       Exercise      Expiration
                                  Option Grant     Employees in     Price Per         Date
                                                   Fiscal Year        Share
- -----------------------------------------------------------------------------------------------
2002 Equity Incentive Plan
- -----------------------------------------------------------------------------------------------
Philip M. Cohen                        -0-             N/A             N/A            N/A
- -----------------------------------------------------------------------------------------------
Donald R. Mastropietro                 -0-             N/A             N/A            N/A
- -----------------------------------------------------------------------------------------------
Teresa J. Bray                         -0-             N/A             N/A            N/A
- -----------------------------------------------------------------------------------------------
Bernard J. Kouma                       -0-             N/A             N/A            N/A
- -----------------------------------------------------------------------------------------------
Charles V. Richardson                  -0-             N/A             N/A            N/A
- -----------------------------------------------------------------------------------------------
Robert Cambridge                       -0-             N/A             N/A            N/A
- -----------------------------------------------------------------------------------------------

            The following table sets forth options exercised for each executive officer of the Company during the year ended December 31, 2005, and outstanding options as of such date:

- ------------------------------------------------------------------------------------------------------------
                               AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                                     AND FISCAL YEAR-END OPTION VALUES
- ------------------------------------------------------------------------------------------------------------
                                 Number of Shares                  Number of Securities       Value of
                                    Acquired On    Value Realized       Underlying           Unexercised
                                     Exercise                       Unexercised Options     In-the-Money
                                                                    at Fiscal Year-End    Options at Fiscal
                                                                                              Year-End
- ------------------------------------------------------------------------------------------------------------
2002 Equity Incentive Plan
- ------------------------------------------------------------------------------------------------------------
Philip M. Cohen                         -0-              N/A                N/A                  N/A
- ------------------------------------------------------------------------------------------------------------
Donald R. Mastropietro                  -0-              N/A                N/A                  N/A
- ------------------------------------------------------------------------------------------------------------
Teresa J. Bray                          -0-              N/A                N/A                  N/A
- ------------------------------------------------------------------------------------------------------------
Bernard Kouma                           -0-              N/A                N/A                  N/A
- ------------------------------------------------------------------------------------------------------------
Charles V. Richardson                   -0-              N/A                N/A                  N/A
- ------------------------------------------------------------------------------------------------------------
Robert Cambridge                        -0-              N/A                N/A                  N/A
- ------------------------------------------------------------------------------------------------------------

Compliance with Section 16

            None of our securities have been registered on a national securities exchange within the meaning of Section 12(b) of the Exchange Act, nor are they required to be registered under Section 12(g) of the Exchange Act. Accordingly, our executive officers, directors and affiliates are not presently subject to compliance with Section 16 of the Exchange Act.

Code of Ethics

            We have adopted a Code of Ethics and Business Conduct for Officers and Directors and a Code of Ethics for Financial Executives that applies to all of our executive officers, directors and financial executives.

         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF MEDICAL MEDIA

            Except as set forth below, there were no transactions during the last two fiscal years, and there are no proposed transactions, that involve amounts in excess of $60,000 to which we were or are to become a party in which any director, executive officer, beneficial owner of more than five percent of our Common Stock, or members of their immediate families had, or is to have, a direct or indirect material interest.

            On March 10, 2003, May 28, 2003, June 6, 2003, and July 1, 2003 we
entered into Note Purchase and Security Agreement(s) and Senior Convertible Promissory Note(s) (the "Edge Notes") with Pet Edge, LLC, a Connecticut limited liability company ("Edge"). The managing partner of Edge, John Sfondrini, became a member of the board of directors at the inception of this loan, although he is no longer a member of the board of directors. Under the terms of the Edge Notes, Edge loaned us $1,000,000, $50,000, $50,000, and $275,000 respectively with simple interest at the rate of ten percent (10%) per annum. All principal and accrued interest on the Edge Notes was due March 9, 2006, May 27, 2006, June 5, 2006, and June 30, 2006 respectively. The principal and interest on the Edge Notes was convertible into pre-split shares of our Common Stock at $.246 per share. On November 10, 2003, we entered into an agreement with Edge to amend the terms of conversion of the Edge Notes (the "Edge Amendment"). Pursuant to the terms of a Debt Exchange Agreement dated July 8, 2005 by and between Edge and the Company ("Edge Debt Exchange Agreement") the Edge Notes were converted into 1,682,044 shares of the Company's Series A Zero Coupon Preferred Stock and 2,102,556 five-year Warrants to purchase shares of Common Stock of Medical Media ("Edge Debt Exchange Warrants") with an exercise price of fifteen cents ($.15).

            On June 1, 2005, our subsidiary, PetCARE TV, entered into a five-year Employment Agreement with Bernard Kouma to serve as its President. PetCARE TV can terminate the agreement at any time for cause, effective upon delivery of written notice to Mr. Kouma, except where the cause is a material breach of the agreement, for which Mr. Kouma will have sixty days to cure the material breach after written notice. The agreement may be terminated at any time without cause, provided that Mr. Kouma is paid six months' severance pay. Mr. Kouma may terminate this agreement for cause, provided he delivers written notice of such intention to terminate not less than sixty (60) days prior to the date of such termination, which notice shall specify, in reasonable detail, the circumstances claimed to provide the basis for such termination. The term for "cause" shall mean if PetCARE TV unreasonably changes his duties, responsibilities, or working conditions or takes any other actions which impede him in the performance of his duties. If Mr. Kouma terminates the agreement for cause, PetCARE TV shall, as severance pay, pay him an amount equal to six (6) months of his compensation then in effect. Mr. Kouma may elect to terminate this agreement at any time without cause provided he delivers written notice of such intention to terminate not less than one month prior to the date of such termination. If Mr. Kouma terminates this agreement not for cause, all compensation shall cease as of the effective date specified in such notice. Under the terms of the agreement, Mr. Kouma will receive an annual salary of $72,000, payable in semi-monthly installments of $3,000.00. Any salary increases will be at the discretion of the Board. Mr. Kouma will also receive medical insurance at our expense and reimbursement for certain business expenses. The agreement requires that Mr. Kouma devote such time and attention to the business and affairs as is reasonably necessary to carry out his duties; provided, however, that he must devote no less than forty hours per week.

            On November 16, 2005, our subsidiary, African American Medical Network, entered into a five-year Employment Agreement with Robert Cambridge to serve as its President. African American Medical Network can terminate the agreement at any time for cause, effective upon delivery of written notice to Mr. Cambridge, except where the cause is a material breach of the agreement, for which Mr. Cambridge will have sixty days to cure the material breach after written notice. The agreement may be terminated at any time without cause, provided that Mr. Cambridge is paid six months' severance pay. Mr. Cambridge may terminate this agreement for cause, provided he delivers written notice of such intention to terminate not less than sixty (60) days prior to the date of such termination, which notice shall specify, in reasonable detail, the circumstances claimed to provide the basis for such termination. The term for "cause" shall mean if African American Medical Network unreasonably changes his duties, responsibilities, or working conditions or takes any other actions which impede him in the performance of his duties. If Mr. Cambridge terminates the agreement for cause, African American Medical Network shall, as severance pay, pay him an amount equal to six (6) months of his compensation then in effect. Mr. Cambridge may elect to terminate this agreement at any time without cause provided he delivers written notice of such intention to terminate not less than one month prior to the date of such termination. If Mr. Cambridge terminates this agreement not for cause, all compensation shall cease as of the effective date specified in such notice. Under the terms of the agreement, Mr. Cambridge will receive an annual salary of $72,000, payable in semi-monthly installments of $3,000.00. Any salary increases will be at the discretion of the Board. Mr. Cambridge will also receive medical insurance at our expense and reimbursement for certain business expenses. The agreement requires that Mr. Cambridge devote such time and attention to the business and affairs as is reasonably necessary to carry out his duties; provided, however, that he must devote no less than forty hours per week.

            On November 16, 2005, we entered into a five-year Employment Agreement with Donald R. Mastropietro to serve as its Sr. Vice President Finance and Chief Financial Officer. We can terminate the agreement at any time for cause, effective upon delivery of written notice to Mr. Mastropietro, except where the cause is a material breach of the agreement, for which Mr. Mastropietro will have sixty days to cure the material breach after written notice. The agreement may be terminated at any time without cause, provided that Mr. Mastropietro is paid six months' severance pay. Mr. Mastropietro may terminate this agreement for cause, provided he delivers written notice of such intention to terminate not less than sixty (60) days prior to the date of such termination, which notice shall specify, in reasonable detail, the circumstances claimed to provide the basis for such termination. The term for "cause" shall mean if the Company unreasonably changes his duties, responsibilities, or working conditions or takes any other actions which impede him in the performance of his duties. If Mr. Mastropietro terminates the agreement for cause, the Company shall, as severance pay, pay him an amount equal to six (6) months of his compensation then in effect. Mr. Mastropietro may elect to terminate this agreement at any time without cause provided he delivers written notice of such intention to terminate not less than one month prior to the date of such termination. If Mr. Mastropietro terminates this agreement not for cause, all compensation shall cease as of the effective date specified in such notice. Under the terms of the agreement, Mr. Mastropietro will receive an annual salary of $128,000, payable in semi-monthly installments of $5,350.00. Any salary increases will be at the discretion of the Board. Mr. Mastropietro will also receive medical insurance at our expense and reimbursement for certain business expenses. The agreement requires that Mr. Mastropietro devote such time and attention to the business and affairs as is reasonably necessary to carry out his duties; provided, however, that he must devote no less than forty hours per week. On November 29, 2005, the Company and Mr. Mastropietro entered into a First Amendment to the Employment Agreement of Donald R. Mastropietro. The amendment indicates that as the Company is still reliant upon investment funds until such time as operating revenues begin, the Company and Mr. Mastropietro agree that his current annual salary of $90,000 will remain in effect until such time as the increased salary of $128,400 as set forth in the employment agreement can be paid through cash flow from operations of the Company. All other terms and conditions of the employment agreement remain in full force and effect.

            On November 16, 2005, we entered into a five-year Employment Agreement with Teresa J. Bray to serve as its Vice President Administration/Compliance. We can terminate the agreement at any time for cause, effective upon delivery of written notice to Ms. Bray, except where the cause is a material breach of the agreement, for which Ms. Bray will have sixty days to cure the material breach after written notice. The agreement may be terminated at any time without cause, provided that Ms. Bray is paid six months' severance pay. Ms. Bray may terminate this agreement for cause, provided she delivers written notice of such intention to terminate not less than sixty (60) days prior to the date of such termination, which notice shall specify, in reasonable detail, the circumstances claimed to provide the basis for such termination. The term for "cause" shall mean if the Company unreasonably changes her duties, responsibilities, or working conditions or takes any other actions which impede her in the performance of her duties. If Ms. Bray terminates the agreement for cause, the Company shall, as severance pay, pay her an amount equal to six (6) months of her compensation then in effect. Ms. Bray may elect to terminate this agreement at any time without cause provided she delivers written notice of such intention to terminate not less than one month prior to the date of such termination. If Ms. Bray terminates this agreement not for cause, all compensation shall cease as of the effective date specified in such notice. Under the terms of the agreement, Ms. Bray will receive an annual salary of $128,000, payable in semi-monthly installments of $4,933.33. Any salary increases will be at the discretion of the Board. Ms. Bray will also receive medical insurance at our expense and reimbursement for certain business expenses. The agreement requires that Ms. Bray devote such time and attention to the business and affairs as is reasonably necessary to carry out her duties; provided, however, that she must devote no less than forty hours per week. On November 29, 2005, the Company and Ms. Bray entered into a First Amendment to the Employment Agreement of Teresa J. Bray. The amendment indicates that as the Company is still reliant upon investment funds until such time as operating revenues begin, the Company and Ms. Bray agree that her current annual salary of $80,000 will remain in effect until such time as the increased salary of $118,400 as set forth in the employment agreement can be paid through cash flow from operations of the Company. All other terms and conditions of the employment agreement remain in full force and effect.

                          DESCRIPTION OF CAPITAL STOCK

General

            As of January 31, 2006, Medical Media had 20,971,299 shares of Common Stock outstanding and 4,303,000 shares of Preferred Stock outstanding. The following description of Medical Media's capital stock and certain provisions of Medical Media's Articles of Incorporation and Bylaws is a summary and qualified in its entirety by the provisions of Medical Media's Articles of Incorporation and Bylaws, which have been filed as exhibits to Medical Media's registration statement of which this prospectus is a part.

            Medical Media is incorporated in the State of Florida. Certain provisions of Florida corporation law could adversely affect the price of Medical Media's Common Stock. Because Section 607.0902 of Florida law governing control-share acquisitions requires board approval of a transaction involving a change in our control, it would be more difficult for someone to acquire control of us. Neither our Articles nor our Bylaws contain any similar provisions.

Common Stock

            Holders of Medical Media's Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. Holders of the Common Stock do not have cumulative voting rights meaning that the holders of more than one-half of Medical Media's outstanding shares of Common Stock, subject to the rights of the holders of Preferred Stock, can elect all of Medical Media's directors, if they choose to do so. In this event, the holders of the remaining shares of Common Stock would not be able to elect any directors. Subject to the prior rights of any class or series of Preferred Stock which may from time to time be outstanding, if any, holders of Common Stock are entitled to receive ratably, dividends when, as, and if declared by the Board of Directors out of funds legally available for that purpose and, upon Medical Media's liquidation, dissolution, or winding up, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the Preferred Stock, if any. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding Common Stock is duly authorized and validly issued, fully paid, and nonassessable. In the event Medical Media were to elect to sell additional shares of Common Stock following this offering, you would have no right to purchase additional shares. As a result, your percentage equity interest would be diluted.

Preferred Stock

            Medical Media may issue Preferred Stock in one or more series and having the rights, privileges, and limitations, including voting rights, conversion rights, liquidation preferences, dividend rights and preferences and redemption rights, as may, from time to time, be determined by the Board of Directors. Preferred Stock may be issued in the future in connection with acquisitions, financings, or other matters, as the Board of Directors deems appropriate. In the event that Medical Media determines to issue any shares of Preferred Stock, a certificate of designation containing the rights, privileges, and limitations of this series of Preferred Stock shall be filed with the Florida Secretary of State. The effect of this Preferred Stock designation power is that Medical Media's Board of Directors alone, subject to federal securities laws, applicable blue sky laws, and Florida law, may be able to authorize the issuance of Preferred Stock which could have the effect of delaying, deferring, or preventing a change in control of Medical Media without further action by Medical Media's stockholders, and may adversely affect the voting and other rights of the holders of Medical Media's Common Stock. The issuance of Preferred Stock with voting and conversion rights may also adversely affect the voting power of the holders of Medical Media's Common Stock, including the loss of voting control to others.

            As of January 31, 2006, the Board of Directors had authorized 1,682,044 shares of Series A Zero Coupon Preferred Stock, 2,612,329 shares of Series B Zero Coupon Preferred Stock, and 400,000 shares of Series C Zero Coupon Preferred Stock. As of January 31, 2006, the number of issued and outstanding shares of preferred stock were: 1,682,044 shares of Series A Zero Coupon Preferred Stock, 2,612,329 shares of Series B Zero Coupon Preferred Stock, and 8,627 shares of Series C Zero Coupon Preferred Stock.

Series A Zero Coupon Preferred Stock

            Our Series A Zero Coupon Preferred Stock has certain conversion and liquidation preference rights.

            CONVERSION RIGHTS

            From time to time after issuance, a holder may convert a share of our Series A Zero Coupon Preferred Stock into that number of shares of our Common Stock determined by dividing the number of shares of Preferred Stock by the conversion price (initially $2.40 per share). In lieu of any fractional shares to which the holder may be entitled, the Company will pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors. If all of the currently outstanding shares of our Series A Zero Coupon Preferred Stock had been converted as of the date of this prospectus, we would have issued an aggregate of 700,852 shares of our Common Stock.

            Holders of our Series A Zero Coupon Preferred Stock will be obligated to convert their shares into shares of our Common Stock upon the occurrence of the closing by the Company of a public offering generating gross proceeds of not less than $20,000,000.

            The conversion price (initially $2.40 per share) and the number of shares of our Common Stock are subject to adjustment in the event of a stock dividend, a stock split, a recapitalization, or a combination or a subdivision of our common stock or a similar event. Furthermore, a holder may not convert a share of our Series A Zero Coupon Preferred Stock if, as a result of the conversion, the holder would beneficially hold in excess of 4.999% of the Company's Common Stock.

            Any shares of our Series A Zero Coupon Preferred Stock converted into shares of our Common Stock shall be cancelled and may not be reissued as a share of Series A Zero Coupon Preferred Stock.

            DIVIDEND RIGHTS

            The holders of our Series A Zero Coupon Preferred Stock are entitled to participate in any dividends paid to the holders of shares of our Common Stock to the same extent as if they had converted into shares of our Common Stock. As indicated in the subsection captioned "Dividends" in the section captioned "Market For Equity Securities" in this information statement/prospectus, we do not anticipate paying dividends on our Common Stock in the foreseeable future.

            VOTING RIGHTS

            The Series A Zero Coupon Preferred Stock is non-voting capital stock. However, so long as any shares of Series A Zero Coupon Preferred Stock are outstanding, the Company shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Zero Coupon Preferred Stock,
(i) materially alter or change the rights, preferences or privileges of the Series A Zero Coupon Preferred Stock, as set forth in the Certificate of Designations, or increase or decrease the total number of authorized shares of Series A Zero Coupon Preferred Stock or (ii) authorize, create or designate any additional class or series of shares of stock senior to the Series A Zero Coupon Preferred Stock with respect to distribution of assets on the liquidation, dissolution or winding up of the Company.

            LIQUIDATION AND OTHER PREFERENCE RIGHTS

            In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of shares of Series A Zero Coupon Preferred Stock are entitled to be paid out of the assets available for distribution before any payment shall be made to the holders of Common Stock, the Series B Zero Coupon Preferred Stock (described below) or any other class or series of stock ranking on liquidation junior to the Series A Zero Coupon Preferred Stock, an amount equal to One Million Three Hundred Seventy Five Thousand and No/100 Dollars ($1,375,000). If upon any such liquidation, dissolution, or winding up of the Company the remaining assets available for distribution are insufficient to pay the holders of shares of Series A Zero Coupon Preferred Stock the full preferential amount to which they are entitled, the holders of shares of Series A Zero Coupon Preferred Stock will share ratably in any distribution of the remaining assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them.

            PREEMPTIVE RIGHTS

            If the Company issues shares of equity securities, debt securities possessing rights, preferences, privileges and limitations similar to equity securities or are otherwise linked to equity securities, or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of equity securities of the Company, the holders of Series A Zero Coupon Preferred Stock have the option to purchase some or all of the additional securities to be issued at the price and on the terms and conditions the Company is offering them.

Series B Zero Coupon Preferred Stock

            Our Series B Zero Coupon Preferred Stock has certain conversion and liquidation preference rights.

            CONVERSION RIGHTS

            From time to time after issuance, a holder may convert a share of our Series B Zero Coupon Preferred Stock into that number of shares of our Common Stock determined by dividing the number of shares of Preferred Stock by the conversion price (initially $3.00 per share). In lieu of any fractional shares to which the holder may be entitled, the Company will pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors. Of the 2,612,329 shares of Series B Zero Coupon Preferred Stock outstanding, Vicis Capital is entitled to purchase an aggregate of 15,373,000 at an adjusted exercise price of $0.166 per share. If all of the currently outstanding shares of our Series B Zero Coupon Preferred Stock had been converted as of the date of this prospectus we would have issued an aggregate of 15,393,137 shares of our Common Stock.

            Holders of our Series B Zero Coupon Preferred Stock will be obligated to convert their shares into shares of our Common Stock upon the occurrence of the closing by the Company of a public offering generating gross proceeds of not less than $20,000,000.

            The conversion price (initially $3.00 per share) and the number of shares of our Common Stock are subject to adjustment in the event of a stock dividend, a stock split, a recapitalization, or a combination or a subdivision of our common stock or a similar event. Furthermore, a holder may not convert a share of our Series B Zero Coupon Preferred Stock if, as a result of the conversion, the holder would beneficially hold in excess of 4.999% of the Company's Common Stock.

            Any shares of our Series B Zero Coupon Preferred Stock converted into shares of our Common Stock shall be cancelled and may not be reissued as a share of Series B Zero Coupon Preferred Stock.

            DIVIDEND RIGHTS

            The holders of our Series B Zero Coupon Preferred Stock are entitled to participate in any dividends paid to the holders of shares of our Common Stock to the same extent as if they had converted into shares of our Common Stock. As indicated in the subsection captioned "Dividends" in the section captioned "Market For Equity Securities" in this information statement/prospectus, we do not anticipate paying dividends on our common stock in the foreseeable future.

            VOTING RIGHTS

            The Series B Zero Coupon Preferred Stock is non-voting capital stock. However, so long as any shares of Series B Zero Coupon Preferred Stock are outstanding, the Company shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series B Zero Coupon Preferred Stock, materially alter or change the rights, preferences or privileges of the Series B Zero Coupon Preferred Stock, as set forth in the Certificate of Designations, or increase or decrease the total number of authorized shares of Series B Zero Coupon Preferred Stock.

            LIQUIDATION AND OTHER PREFERENCE RIGHTS

            In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of shares of Series B Zero Coupon Preferred Stock are entitled to be paid out of the assets available for distribution after the liquidation preference is paid to the holders of the Company's Series A Zero Coupon Preferred Stock (as discussed above) and before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Series B Zero Coupon Preferred Stock, an amount equal to Two Million Three Hundred Thousand and No/Dollars ($2,300,000). If upon any such liquidation, dissolution, or winding up of the Company the remaining assets available for distribution are insufficient to pay the holders of shares of Series B Zero Coupon Preferred Stock the full preferential amount to which they are entitled, the holders of shares of Series B Zero Coupon Preferred Stock will share ratably in any distribution of the remaining assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them.

            REDEMPTION

            The Company has the option, at any time, to call or to redeem all or any shares of Series B Zero Coupon Preferred Stock at a price equal to the Stated Value per share ($1.00). Any redemption of Series B Zero Coupon Preferred Stock shall be made pro rata (so that the number of shares of Series B Zero Coupon Preferred Stock held by each registered owner whose shares are being redeemed shall be reduced in an amount which shall bear the same ratio to the total number of shares of Series B Zero Coupon Preferred Stock being redeemed).

Series C Zero Coupon Preferred Stock

            Our Series C Zero Coupon Preferred Stock has certain conversion and liquidation preference rights.

            CONVERSION RIGHTS

            From time to time after issuance, a holder may convert a share of our Series C Zero Coupon Preferred Stock into that number of shares of our Common Stock determined by dividing the number of shares of Preferred Stock by the conversion price (initially equal to a ten percent (10%) discount to the then-current market price based on the average closing price for the twenty (20) days immediately preceding the conversion). In lieu of any fractional shares to which the holder may be entitled, the Company will pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors. If all of the currently outstanding shares of our Series B Zero Coupon Preferred Stock had been converted as of the date of this prospectus we would have issued an aggregate of approximately 9,586 shares of our Common Stock.

            Holders of our Series C Zero Coupon Preferred Stock will be obligated to convert their shares into shares of our Common Stock upon the occurrence of the closing by the Company of a public offering generating gross proceeds of not less than $20,000,000.

            The conversion price and the number of shares of our Common Stock are subject to adjustment in the event of a stock dividend, a stock split, a recapitalization, or a combination or a subdivision of our common stock or a similar event. Furthermore, a holder may not convert a share of our Series C Zero Coupon Preferred Stock if, as a result of the conversion, the holder would beneficially hold in excess of 4.999% of the Company's Common Stock.

            Any shares of our Series C Zero Coupon Preferred Stock converted into shares of our Common Stock shall be cancelled and may not be reissued as a share of Series C Zero Coupon Preferred Stock.

            DIVIDEND RIGHTS

            The holders of our Series C Zero Coupon Preferred Stock are entitled to participate in any dividends paid to the holders of shares of our Common Stock to the same extent as if they had converted into shares of our Common Stock. As indicated in the subsection captioned "Dividends" in the section captioned "Market For Equity Securities" in this information statement/prospectus, we do not anticipate paying dividends on our common stock in the foreseeable future.

            VOTING RIGHTS

            The Series C Zero Coupon Preferred Stock is non-voting capital stock. However, so long as any shares of Series C Zero Coupon Preferred Stock are outstanding, the Company shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series C Zero Coupon Preferred Stock, materially alter or change the rights, preferences or privileges of the Series C Zero Coupon Preferred Stock, as set forth in the Certificate of Designations, or increase or decrease the total number of authorized shares of Series C Zero Coupon Preferred Stock.

            LIQUIDATION AND OTHER PREFERENCE RIGHTS

            In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of shares of Series C Zero Coupon Preferred Stock are entitled to be paid out of the assets available for distribution after the liquidation preference is paid to the holders of the Company's Series A Zero Coupon Preferred Stock and Series B Zero Coupon Preferred Stock (as discussed above) and before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Series C Zero Coupon Preferred Stock, an amount equal to Four Hundred Thousand and No/Dollars ($400,000). If upon any such liquidation, dissolution, or winding up of the Company the remaining assets available for distribution are insufficient to pay the holders of shares of Series C Zero Coupon Preferred Stock the full preferential amount to which they are entitled, the holders of shares of Series C Zero Coupon Preferred Stock will share ratably in any distribution of the remaining assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them.

            REDEMPTION

            The Company has the option, at any time, to call or to redeem all or any shares of Series C Zero Coupon Preferred Stock at a price equal to the Stated Value per share ($1.00). Any redemption of Series C Zero Coupon Preferred Stock shall be made pro rata (so that the number of shares of Series C Zero Coupon Preferred Stock held by each registered owner whose shares are being redeemed shall be reduced in an amount which shall bear the same ratio to the total number of shares of Series C Zero Coupon Preferred Stock being redeemed).

Warrants and Options of Medical Media

            As of January 31, 2006, the Company had outstanding options and warrants to purchase 5,303 and 13,779,235 shares of Medical Media's Common Stock respectively, with exercise prices ranging from $0.15 to $2.40. The number of shares issued upon exercise and the exercise prices of the warrants are subject to adjustment upon the occurrence of certain events such as stock dividends, splits and combinations, capital reorganization.

            The Company has an equity incentive plan available to key employees and consultants of the Company. Under the plan, we may grant options for up to 66,667 shares of Common Stock. The exercise price of each incentive option is equal to the greater of the fair market value of our Common Stock on the date of grant or the aggregate par value of the Common Stock on the date of the grant. In the case of any 10% stockholder, the incentive option price will not be less than 110% of the fair market value on the date of grant. The Compensation Committee of the Board of Directors shall determine the price at which shares of Common Stock may be purchased under a nonqualified option. Options expire ten years from the date of grant, except for those granted to a 10% stockholder, which expire five years from the date of grant. To date, we have granted 5,303 options under this equity incentive plan. The original exercise price of these options of $7.38 per share was reduced on September 1, 2005 to $2.40 per share.

            On May 17, 2004, Medical Media issued Common Stock purchase warrants to H. C. Wainwright, Inc. and its assigns, to purchase 17,780 shares of the Company's Common Stock at an exercise price of $11.25 per share with a term of five years. These warrants were issued as fees due as a result of funds raised in a private transaction. On September 1, 2005, the Company reduced the exercise price of these warrants to $2.40 per share.

            On May 19, 2004, Medical Media issued Common Stock purchase warrants to Victus to purchase 23,810 shares of the Company's Common Stock at an exercise price of $30.00 per share with a term of five years. On September 1, 2005, the Company reduced the exercise price of these warrants to $2.40. On October 19, 2005, the exercise price of the Victus Capital Warrants was reduced to $0.166 pursuant to the extension terms of the Series AA Convertible Debenture mentioned below. These warrants were issued in lieu of $250,000 in interest due under the Victus February Note. Victus subsequently assigned the rights to these Warrants to Vicis Capital.

            On July 27, 2004, Medical Media issued Common Stock purchase warrants to Victus to purchase 83,334 shares of the Company's Common Stock at an exercise price of $22.50 per share with a term of five years. On September 1, 2005, the Company reduced the exercise price of these warrants to $2.40. On October 19, 2005, the exercise price of the Victus Capital Warrants was reduced to $0.166 pursuant to the extension terms of the Series AA Convertible Debenture mentioned below. These warrants were issued in connection with a loan to the Company. Victus subsequently assigned the rights to these warrants to Vicis Capital.

            On July 28, 2004, Medical Media issued Common Stock purchase warrants to TotalCFO, LLC to purchase 10,000 shares of the Company's Common Stock at an exercise price of $22.50 per share with a term of five years. On September 1, 2005, the Company reduced the exercise price of these warrants to $2.40. These warrants were issued as fees as a result of funds raised in a private placement transaction.

            On March 16, 2005, Medical Media issued Common Stock purchase warrants to MidTown Partners & Co., LLC to purchase 1,667 shares of the Company's Common Stock at an exercise price of $3.00 per share for a term of five years. On September 1, 2005, the Company reduced the exercise price of these warrants to $2.40. These warrants were issued as fees as a result of funds raised in a private placement transaction.

            On March 16, 2005, Medical Media issued Series A Common Stock purchase warrants to Vicis Capital to purchase 83,335 shares of the Company's Common Stock at an exercise price of $3.00 per share for a term of ten years. On September 1, 2005, the Company reduced the exercise price of these warrants to $2.40. On October 19, 2005, the exercise price of the Victus Capital Warrants was reduced to $0.166 pursuant to the extension terms of the Series AA Convertible Debenture mentioned below. These warrants were issued in connection with a loan to the Company.

            On March 16, 2005, Medical Media issued Series B Common Stock purchase warrants to Vicis Capital to purchase 83,335 shares of the Company's Common Stock at an exercise price of $3.75 per share for a term of five years. On September 1, 2005, the Company reduced the exercise price of these warrants to $2.40. On October 19, 2005, the exercise price of the Victus Capital Warrants was reduced to $0.166 pursuant to the extension terms of the Series AA Convertible Debenture mentioned below. These warrants were issued in connection with a loan to the Company.

            On March 16, 2005, Medical Media issued Series C Common Stock purchase warrants to Vicis Capital to purchase 41,670 shares of the Company's Common Stock at an exercise price of $3.00 per share for a one-year period. On September 1, 2005, the Company reduced the exercise price of these warrants to $2.40. On October 19, 2005, the exercise price of the Victus Capital Warrants was reduced to $0.166 pursuant to the extension terms of the Series AA Convertible Debenture mentioned below. These warrants were issued in connection with a loan to the Company.

            On May 6, 2005, Medical Media issued Series D Common Stock purchase warrants to Vicis Capital to purchase 104,167 shares of the Company's Common Stock at an exercise price of $2.40 per share for a term of ten years. On October 19, 2005, the exercise price of the Victus Capital Warrants was reduced to $0.166 pursuant to the extension terms of the Series AA Convertible Debenture mentioned below. These warrants were issued in connection with a loan to the Company.

            On May 6, 2005, Medical Media issued Series E Common Stock purchase warrants to Vicis Capital to purchase 104,167 shares of the Company's Common Stock at an exercise price of $2.40 per share for a term of five years. On October 19, 2005, the exercise price of the Victus Capital Warrants was reduced to $0.166 pursuant to the extension terms of the Series AA Convertible Debenture mentioned below. These warrants were issued in connection with a loan to the Company.

            On May 6, 2005, Medical Media issued Series F Common Stock purchase warrants to Vicis Capital to purchase 104,167 shares of the Company's Common Stock at an exercise price of $2.40 for a one-year period. On October 19, 2005, the exercise price of the Victus Capital Warrants was reduced to $0.166 pursuant to the extension terms of the Series AA Convertible Debenture mentioned below. Pursuant to terms of the accompanying Series B Convertible Debenture, as of January 31, 2006, these warrants may be exercised on a cashless basis. These warrants were issued in connection with a loan to the Company.

            On May 6, 2005, Medical Media issued Series D Common Stock purchase warrants to MidTown Partners & Co., LLC to purchase 20,000 shares of the Company's Common Stock at an exercise price of $2.40 for a term of five years. These warrants were issued as fees as a result of funds raised in a private placement transaction.

            On July 8, 2005, Medical Media issued Common Stock purchase warrants to Edge to purchase 2,102,556 shares of the Company's Common Stock at an exercise price of $0.15 for a term of five years. These warrants were issued pursuant to that certain Debt Exchange Agreement.

            On July 8, 2005, Medical Media issued Common Stock purchase warrants to Vicis Capital to purchase 1,913,939 shares of the Company's Common Stock at an exercise price of $0.15 for a term of five years. These warrants were issued pursuant to that certain Debt Exchange Agreement.

            On July 8, 2005, Medical Media issued Common Stock purchase warrants to Mark Maltzer to purchase 45,308 shares of the Company's Common Stock at an exercise price of $0.15 for a term of five years. These warrants were issued pursuant to that certain Debt Exchange Agreement.

            On November 16, 2005, pursuant to the Merger Agreement between the Company and AFMN, Inc., the Company issued Common Stock purchase warrants to Carmen Bernstein to purchase 200,000 shares of the Company's Common Stock at an exercise price of $2.00 per share for a term of three years. The Common Stock purchase warrants were issued in exchange for the cancellation of similar purchase warrants held by Bernstein in AFMN, Inc. The original Bernstein purchase warrants were issued on December 15, 2004.

            On November 16, 2005, pursuant to the Merger Agreement between the Company and AFMN, Inc., the Company issued Common Stock purchase warrants to Laurence Wallace to purchase 100,000 shares of the Company's Common Stock at an exercise price of $1.00 per share for a term of three years. The Common Stock purchase warrants were issued in exchange for the cancellation of similar purchase warrants held by Wallace in AFMN, Inc. The original Wallace purchase warrants were issued on April 18, 2005.

            On November 16, 2005, pursuant to the Merger Agreement between the Company and AFMN, Inc., the Company issued Series AA Common Stock purchase warrants to Vicis Capital to purchase 1,030,000 shares of the Company's Common Stock at an exercise price of $.40 per share for a term of five years. These warrants were issued in connection with a loan to the Company. On October 19, 2005, the exercise price of the Series AA warrants was reduced to $0.166 pursuant to the extension terms of the Series AA Convertible Debenture mentioned herein. The Series AA Common Stock purchase warrants were issued in exchange for the cancellation of similar purchase warrants held by Vicis Capital in AFMN, Inc. The original Series AA Common Stock purchase warrants were issued to Vicis Capital on July 19, 2005.

            On November 16, 2005, pursuant to the Merger Agreement between the Company and AFMN, Inc., the Company issued Series BB Common Stock purchase warrants to Vicis Capital to purchase 2,060,000 shares of the Company's Common Stock at an exercise price of $.40 per share for a term of five years. These warrants were issued in connection with a loan to the Company. On October 19, 2005, the exercise price of the Series BB warrants was reduced to $0.166 pursuant to the extension terms of the Series AA Convertible Debenture mentioned herein. The Series BB Common Stock purchase warrants were issued in exchange for the cancellation of similar purchase warrants held by Vicis Capital in AFMN, Inc. The original Series BB Common Stock purchase warrants were issued to Vicis Capital on July 19, 2005.

            On November 16, 2005, pursuant to the Merger Agreement between the Company and AFMN, Inc., the Company issued Series BB Common Stock purchase warrants to MidTown Partners & Co., LLC to purchase 50,000 shares of the Company's Common Stock at an exercise price of $0.30 per share for a term of five years. These warrants were issued as fees as a result of funds raised in a private placement transaction. The Series BB Common Stock purchase warrants were issued in exchange for the cancellation of similar purchase warrants held by MidTown Partners & Co., LLC in AFMN, Inc. The original Series BB Common Stock purchase warrants were issued to MidTown Partners & Co., LLC on July 19, 2005.

            On November 30, 2005, December 5, 2005, December 16, 2005, and January 18, 2006, Medical Media issued Common Stock purchase warrants to an individual investor to purchase an aggregate of 2,500,000 shares of the Company's Common Stock at an exercise price of $0.75 for a term of five years. These warrants were issued in connection with a loan to the Company.

            On November 30, 2005, Medical Media issued Common Stock purchase warrants to Allderdice Media, Inc. to purchase 300,000 shares of the Company's Common Stock at an exercise price of $0.75 for a term of five years. These warrants were issued as fees as a result of funds raised in a private placement transaction.

            On January 27, 2006, Medical Media entered into a Note Purchase Agreement wherein it agreed to issue Common Stock Purchase warrant to an investor to purchase an aggregate of 2,500,000 shares of the Company's Common Stock at an exercise price of $0.75 for a term of five years. These warrants will be issued in connection with a loan to the Company. In connection with the loan, the Company also agreed to issue warrants to Allderdice Media, Inc. to purchase 300,000 shares of the Company's Common Stock at an exercise price of $0.75 for a term of five years. These warrants will be issued as fees as a result of funds raised in private placement transaction.

                            EQUITY COMPENSATION PLANS

Description of Equity Compensation Plans Approved By Shareholders

            We have a 2002 Equity Incentive Plan available to key employees and consultants of the Company. Under the plan, we may grant options for up to 66,667 shares of Common Stock. The exercise price of each incentive option is equal to the greater of the fair market value of our Common Stock on the date of grant or the aggregate par value of the stock on the date of grant. In the case of any 10% stockholder, the incentive option price will not be less than 110% of the fair market value on the date of grant. The Compensation Committee of the Board of Directors shall determine the price at which shares of stock may be purchased under a nonqualified option. Options expire ten years from the date of grant, except for those granted to a 10% stockholder, which expire five years from the date of grant. To date, we have granted 5,303 options under this equity incentive plan.

            As an inducement for Mr. James Calaway, a former director, to lend us $25,000 under a short-term promissory note, which has since been repaid, Mr. Philip Cohen, our President and Chief Executive Officer, agreed on February 6, 2003 to assign to Mr. Calaway all of the shares that Mr. Cohen may be granted under our 2002 Equity Incentive Plan (the "Plan"), until such time as the total number of shares Mr. Calaway receives under the Plan (combined with the shares assigned to him by Mr. Cohen) either (a) total 50% of the shares available to be issued under the Plan or (b) until such time as the Plan expires. To date, no shares have been granted to either Mr. Cohen or Mr. Calaway.

Information Concerning the Plan and Other Company Equity Compensation Plans

            The following table sets forth information concerning the number of shares of our Common Stock which may be issued under all of our equity compensation plans.

- ------------------------------------------------------------------------------------------------------------
                                    Equity Compensation Plan Information
- ------------------------------------------------------------------------------------------------------------
                                          (a) (b) (c)
- ------------------------------------------------------------------------------------------------------------
         Plan Category          Number of securities to     Weighted-average        Number of securities
                                be issued upon exercise     exercise price of      remaining available for
                                of outstanding options,   outstanding options,      future issuance under
                                  warrants and rights      warrants and rights    equity compensation plans
                                                                                    [excluding securities
                                                                                  reflected in column (a)]
- ------------------------------------------------------------------------------------------------------------
Equity compensation plans                5,303                    $2.40                    61,364
approved by shareholders
- ------------------------------------------------------------------------------------------------------------
Equity compensation plans not             -0-                      -0-                       -0-
approved by shareholders
- ------------------------------------------------------------------------------------------------------------
TOTAL                                    5,303                    $2.40                    61,364
- ------------------------------------------------------------------------------------------------------------

                          MARKET FOR EQUITY SECURITIES

Market Information

            Our Common Stock began trading on the OTC-Bulletin Board on February 2, 2004 under the symbol "PTNW," which was subsequently changed to "MMTV" to reflect the Company's name change to Medical Media Television, Inc. There is a limited public trading market for our Common Stock and a regular, more active trading market may not develop, or if developed, may not be sustained. Therefore, in all likelihood, a shareholder will not be able to resell their securities should he or she desire to do so when eligible for public resale. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops.

            The high and low bid price of our Common Stock for each calendar quarter since February 2, 2004 was as follows:

         -------------------------------------------------------------
              Period (Calendar Year)           High*          Low*
         -------------------------------------------------------------
         2005:
         -------------------------------------------------------------
         Fourth Quarter                             $1.21        $0.30
         -------------------------------------------------------------
         Third Quarter                              $2.05        $0.51
         -------------------------------------------------------------
         Second Quarter                             $4.00        $0.60
         -------------------------------------------------------------
         First Quarter                              $0.22        $0.07
         -------------------------------------------------------------

         -------------------------------------------------------------
         2004:
         -------------------------------------------------------------
         Fourth Quarter                             $0.24        $0.11
         -------------------------------------------------------------
         Third Quarter                              $0.85        $0.12
         -------------------------------------------------------------
         Second Quarter                             $1.30        $0.42
         -------------------------------------------------------------
         First Quarter                              $3.50        $0.10
         -------------------------------------------------------------

                  (*The stock prices referenced in this table from February 2, 2004 to March 31, 2005 reflect the historical stock price of Medical Media's common stock. The stock prices referenced in this table from April 1, 2005 to December 31, 2005 reflect historical stock prices of Medical Media's common stock but reflect the 1:30 reverse stock split of Medical Media's common stock effective May 4, 2005.)

            On February 6, 2006, the last reported sales price of our Common Stock was $1.20 per share. The quotations referenced in this paragraph reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The quotations referenced in this paragraph were obtained from Yahoo! Finance.

Holders

            There were 168 registered holders or persons otherwise entitled to hold our common shares as of February 6, 2006 pursuant to a shareholders' list provided by our transfer agent as of that date and our records relating to issuable shares. The number of registered shareholders excludes any estimate by us of the number of beneficial owners of common shares held in street name.

Dividends

            We have not declared any cash dividends on our Common Stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to the future payments of dividends will depend on our earnings and financial position and such other facts as the Board of Directors deems relevant. The Company declared and issued a dividend of two (2) shares of the Company's restricted Common Stock for each share of Common Stock held by shareholders of record as of May 10, 2005.

Rule 144 Shares

            In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within a three-month period a number of shares that does not exceed the greater of:

            1) one percent (1%) of the number of shares of the company's common stock then outstanding, which, in our case, will equal approximately 26,123 shares as of the date of this prospectus; or

            2) the average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

            Sales under Rule 144 are also subject to manner of sale provisions and notice requirements, and to the availability of current public information about the company. Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

            As of the date of this prospectus, the amount of common stock eligible for re-sale pursuant to Rule 144 under the Securities Act is 156,362.

                            SELLING SECURITY HOLDERS

            The following table sets forth certain information regarding beneficial ownership of our Common Stock by the Selling Shareholders as of January 31, 2006. The table further sets forth (i) the name of each Selling Stockholder who is offering the resale of shares of Common Stock, (ii) the number of shares of Common Stock that may be sold in this offering; (iii) the number of shares of completion of this offering assuming the sale of all of the shares of the Common Stock offered by each Selling Stockholder; and (iv) if one (1%) or more, the percentage of outstanding shares of Common Stock to be beneficially owned by each Selling Stockholder after the completion o this offering assuming the sale of all of the shares of Common Stock offered by each Selling Stockholder. The percentage of beneficial ownership reported in the following table is based upon 20,971,299 shares of our Common Stock which were outstanding on January 31, 2006. Except as noted below, none of the Selling Stockholders have had any position, office, or other material relationship with us or any of our predecessors or affiliates within the past three years.

The Selling Stockholders are offering by this prospectus, as of the date of this prospectus, as indicated in the following table, an aggregate of 34,486,377 shares of our Common Stock as follows:

      o 19,601,821 shares of Common Stock presently held by the selling shareholders.

      o 700,852 shares of Common Stock issuable by the Company with respect to the prospective conversion of 1,682,054 shares of our Series A Zero Coupon Preferred Stock, dated July 8, 2005, held by the selling shareholders and convertible at the election of the holders of the Series A Zero Coupon Preferred Stock.

      o 15,393,137 shares of Common Stock issuable by the Company with respect to the prospective conversion of 2,612,329 shares of our Series B Zero Coupon Preferred Stock, dated July 8, 2005, held by the selling shareholders and convertible at the election of the holders of the Series B Zero Coupon Preferred Stock.

      o 10,984,538 shares of Common Stock issuable by the Company with respect to the prospective exercise of common stock purchase warrants and options at the election of the holders of those warrants and options.

      o 7,221,655 shares of Common Stock reserved for issuance by the registrant with respect to the prospective conversion of promissory notes and convertible debentures at the election of the holders of those instruments.

The table below does not include the following shares which are also being registered in this prospectus:

      o A pool of 1,000,000 shares of Common Stock reserved for issuance by the registrant with respect to the prospective issuance of up to 400,000 shares of Series C Zero Coupon Preferred Stock, which shares are convertible into shares of Common Stock at a discount to market at the time of conversion. Shares of the Series C Zero Coupon Preferred Stock will be issued in exchange for interest that may accrue during the next twelve (12) months after the filing of this registration statement on convertible promissory notes.

               (Remainder of this page left intentionally blank.)

                          TABLE OF SELLING STOCKHOLDERS

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Securities Beneficially
                            Securities Beneficially Owned                                                    Owned By Selling
                            By Selling Stockholders Prior             Securities Being Offered            Stockholders After the
                                  to Offering (1, 2)                  By Selling Stockholders                  Offering (3)
                           --------------------------------------------------------------------------------------------------------
     Name of Selling             (a)              (b)            (c)            (d)            (e)           (f)           (g)
       Stockholder          Common Stock     Common Stock      Common      Common Stock       Common        Common     Percentage
                                            underlying all      Stock      issuable upon      Stock      Stock to be    Assuming
                                              derivative                   conversion of     issuable    Beneficially  All Shares
                                              securities                    Debentures,        upon      Owned After     Offered
                                             beneficially                   Notes, and     exercise of     Offering    are Sold(3)
                                            owned prior to                Preferred Stock    Warrants
                                             this Offering                                 and Options
-----------------------------------------------------------------------------------------------------------------------------------
                                 (a)              (b)            (c)            (d)            (e)           (f)           (g)
-----------------------------------------------------------------------------------------------------------------------------------
AFMN, Inc.(4)                   19,415,626                   19,415,626                                             0            *
-----------------------------------------------------------------------------------------------------------------------------------
Altfeld, Sheldon (5)                 1,500               67            0                0            67         1,500            *
-----------------------------------------------------------------------------------------------------------------------------------
Allderdice Media, Inc.                   0          600,000            0                0       600,000             0            *
(6)
-----------------------------------------------------------------------------------------------------------------------------------
Apogee Business
Consultants (7, 9)                       0            3,556            0                0         3,556             0            *
-----------------------------------------------------------------------------------------------------------------------------------
Bellows, Jan                        10,000                0       10,000                0             0             0            *
-----------------------------------------------------------------------------------------------------------------------------------
Bernstein, Carmen (8)                    0          400,000            0          200,000       200,000             0            *
-----------------------------------------------------------------------------------------------------------------------------------
Blair, Chris R.                     11,002                0       10,000                0             0         1,002            *
-----------------------------------------------------------------------------------------------------------------------------------
Boss, Nan                           11,002                0       10,000                0             0         1,002            *
-----------------------------------------------------------------------------------------------------------------------------------
Burrows, Colin                      10,501                0       10,000                0             0           501            *
-----------------------------------------------------------------------------------------------------------------------------------
Capital Smart, LLC (23, 24)              0        5,000,000            0        2,500,000     2,500,000             0            *
-----------------------------------------------------------------------------------------------------------------------------------
Carsch, Randy P.                    11,002                0       10,000                0             0         1,002            *
-----------------------------------------------------------------------------------------------------------------------------------
Catanzaro, Tom                      10,000                0       10,000                0             0             0            *
-----------------------------------------------------------------------------------------------------------------------------------
Clarke, John R. (9)                    939            3,067            0                0         3,067           939            *
-----------------------------------------------------------------------------------------------------------------------------------
Coombs, W. G.                       11,002                0       10,000                0             0         1,002            *
-----------------------------------------------------------------------------------------------------------------------------------
Cruz, Bernadine                     10,334                0       10,000                0             0           334            *
-----------------------------------------------------------------------------------------------------------------------------------
Fuchs, Ari J. (9)                      252              347            0                0           347           252            *
-----------------------------------------------------------------------------------------------------------------------------------
H.C. Wainwright & Co.,
Inc. (9)                             2,625            7,396            0                0         7,396         2,625            *
-----------------------------------------------------------------------------------------------------------------------------------
Koch, Scott F. (9)                     939            3,067            0                0         3,067           939            *
-----------------------------------------------------------------------------------------------------------------------------------
Kouma, Bernard (10)                  4,002            1,667            0                0         1,667         4,002            *
-----------------------------------------------------------------------------------------------------------------------------------
Kreger, Richard (9)                    252              347            0                0           347           252            *
-----------------------------------------------------------------------------------------------------------------------------------
Landsberg, Gary                     10,000                0       10,000                0             0             0            *
-----------------------------------------------------------------------------------------------------------------------------------
Maltzer, Mark (11)                  14,994           65,445            0           20,137        45,308        14,994            *
-----------------------------------------------------------------------------------------------------------------------------------
May, Steven (12)                         0               67            0                0            67             0            *
-----------------------------------------------------------------------------------------------------------------------------------
Melman, Steve                       10,501                0       10,000                0             0           501            *
-----------------------------------------------------------------------------------------------------------------------------------
MidTown Partners & Co.,
LLC (13)                                 0           71,667            0                0        71,667             0            *
-----------------------------------------------------------------------------------------------------------------------------------
Pet Edge, LLC (14, 23)                   0        2,803,408            0          700,852     2,102,556             0            *
-----------------------------------------------------------------------------------------------------------------------------------
Sarubbi, Kimberly (15)               5,001              667            0                0           667         5,001            *
-----------------------------------------------------------------------------------------------------------------------------------
Snyder, Gerald (16)                 11,002              334       10,000                0           334         1,002            *
-----------------------------------------------------------------------------------------------------------------------------------
TotalCFO, LLC(17)                        0           10,000            0                0        10,000             0            *
-----------------------------------------------------------------------------------------------------------------------------------
Vicis Capital Master
Fund (18, 23)                       35,715       25,320,924            0       19,689,000     5,631,924        35,715            *
-----------------------------------------------------------------------------------------------------------------------------------
Wallace, Laurence (19)                   0          305,655            0          205,655       100,000             0            *
-----------------------------------------------------------------------------------------------------------------------------------
Werber, Jeffrey (20)                88,959            1,667       66,195                0         1,667        22,764            *
-----------------------------------------------------------------------------------------------------------------------------------
Whitford, Ronald (21)               11,002              834       10,000                0           834         1,002            *
-----------------------------------------------------------------------------------------------------------------------------------
12-Month Note
Investor(22, 23)                         0        5,000,000            0        2,500,000     2,500,000             0            *
-----------------------------------------------------------------------------------------------------------------------------------
Total Shares                    19,698,152       39,600,182   19,601,821       25,815,644    13,784,538        96,331            *
-----------------------------------------------------------------------------------------------------------------------------------

* Less than 1%

----------

(1) The number of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the Selling Stockholder has sole or shared voting power or investment power and also any shares as to which the Selling Stockholder has the right to acquire within sixty (60) days. Certain Selling Stockholders identified in footnotes 14, 18, and 22 have contractually agreed to restrict their ability to convert their Series A Zero Coupon Preferred Stock, Series B Zero Coupon Preferred Stock, Series B Convertible Debenture, Series C Zero Coupon Preferred Stock, Series AA Convertible Debenture, or exercise their warrants or options and receive shares of our Common Stock such that the number of shares of Common Stock held by each Selling Stockholder and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. Therefore, for purposes of this table, certain investors' beneficial ownership shall not exceed 4.99%. However, this 4.99% limit may not prevent any holder from converting their securities or exercising their options or warrants because the holder can convert up to 4.99% of our outstanding Common Stock, then to the extent it liquidates some or all of these shares, the holder can convert additional amounts. Therefore, these investors will, over time, have the ability to convert the entire amount offered upon conversion of the securities and exercise of the warrants and options. As such, the Company is registering the entire amount offered in this registration statement.

(2) The percentage of beneficial ownership reported in the table is based upon 20,971,299 shares of our Common Stock which were outstanding on January 31, 2006.

(3)   Assumes all shares registered on this prospectus are sold.

(4) AFMN, Inc. is the Company's majority shareholder. Upon registration, AFMN, Inc. will distribute these shares to its shareholders of record as of November 16, 2005.

(5) The number of shares being offered by Mr. Altfeld includes 67 shares of Common Stock issuable upon exercise of a Non-Qualified Stock Option issued on October 10, 2003. Mr. Altfeld has served as a consultant to the Company within the last three years.

(6) The number of shares being offered by Allderdice Media, Inc. includes 600,000 shares of Common Stock issuable upon exercise of Common Stock Purchase Warrants issued on November 30, 2005.

(7) The number of shares being offered by Apogee Business Consultants, LLC includes 3,556 shares of Common Stock issuable upon exercise of Common Stock Purchase Warrants issued on May 17, 2004. Apogee Business Consultants, LLC is a privately-held company whose controlling person is Richard J. Diamond.

(8) The number of shares being offered by Carmen Bernstein includes 200,000 shares of Common Stock issuable upon conversion of a Promissory Note issued on November 16, 2005. The number of shares being offered also includes 200,000 shares of Common Stock issuable upon exercise of Common Stock Purchase Warrants issued on November 16, 2005.

(9) The number of shares being offered by H. C. Wainwright & Co., Inc. (and its assigns each identified in this table) includes an aggregate of 17,780 shares of Common Stock issuable upon the exercise of Common Stock purchase warrants issued on May 17, 2004 as payment for placement agent fees. Medical Media had a placement agent agreement with H.C. Wainwright.

(10) The number of shares being offered by Mr. Kouma includes 1,667 shares of Common Stock issuable upon exercise of a Non-Qualified Stock Option issued on October 10, 2003. Mr. Kouma was director of the Company and currently serves as President of PetCARE TV, a wholly-owned subsidiary of the Company.

(11) The number of shares being offered by Dr. Maltzer includes 20,137 shares of Common Stock issuable upon conversion of Series B Zero Coupon Preferred Stock issued on July 8, 2005. The number of shares being offered also includes 45,308 shares of Common Stock issuable upon the exercise of the Maltzer Debt Exchange Warrants issued on July 8, 2005. Mr. Maltzer was a member of the Company's Board of Directors from March 2003 to December 2005.

(12) The number of shares being offered by Mr. May includes 67 shares of Common Stock issuable upon exercise of a Non-Qualified Stock Option issued on October 10, 2003. Mr. May has served as a consultant to the Company within the past three years.

(13) The number of shares being offered by MidTown Partners & Co., LLC includes 1,667 shares of Common Stock issuable upon the exercise of Common Stock Purchase Warrants issued on March 16, 2005 as payment for placement agent fees; 20,000 shares of Common Stock issuable upon exercise of Series D Common Stock purchase warrants issued on May 6, 2005 as payment for placement agent fees; and 50,000 shares of Common Stock issuable upon exercise of Series BB Common Stock Purchase Warrants issued on November 16, 2005 as payment for placement agent fees. MidTown Partners & Co., LLC is a privately-held company whose controlling person is Christopher Phillips. The Company had a consulting agreement with MidTown Partners & Co., LLC.

(14) The number of shares being offered by Pet Edge, LLC ("Edge") includes 700,852 shares of Common Stock issuable upon the conversion of Series A Zero Coupon Preferred Stock issued on July 8, 2005. The number of shares being offered also includes 2,102,556 shares of Common Stock issuable upon exercise of the Edge Debt Exchange Warrants issued on July 8, 2005. Edge is a privately-held company whose managing partner is John Sfondrini. Mr. Sfondrini was a member of the Company's Board of Directors from March 2003 to December 2005.

(15) The number of shares being offered by Ms. Sarubbi includes 667 shares of Common Stock issuable upon exercise of a Non-Qualified Stock Option issued on October 10, 2003. Ms. Sarubbi is an employee of the Company.

(16) The number of shares being offered by Mr. Snyder includes 334 shares of Common Stock issuable upon exercise of a Non-Qualified Stock Option issued on October 10, 2003. Mr. Snyder serves on PetCARE TV's Veterinary Advisory Board.

(17) The number of shares being offered by TotalCFO, LLC includes 10,000 shares of Common Stock issuable upon exercise of the Common Stock purchase warrants issued on July 28, 2004 as payment for consulting fees. TotalCFO, LLC is a privately-held company whose controlling person is Christopher Phillips. The Company had a consulting agreement with TotalCFO, LLC.

(18) The number of shares being offered by Vicis Capital includes: (i) 15,373,000 shares of Common Stock issuable upon conversion of Series B Zero Coupon Preferred Stock issued on July 8, 2005; (ii) 23,810 shares of Common Stock issuable upon exercise of a Common Stock purchase warrant issued on May 19, 2004; (iii) 83,334 shares of Common Stock issuable upon exercise of a Common Stock purchase warrant issued July 27, 2004; (iv) 83,335 shares of Common Stock issuable upon exercise of a Series A Common Stock Purchase Warrant issued March 16, 2005; (v) 83,335 shares of Common Stock issuable upon exercise of a Series B Common Stock Purchase Warrant issued March 16, 2005; (vi) 41,670 shares of Common Stock issuable upon exercise of a Series C Common Stock Purchase Warrant issued March 16, 2005; (vii) 1,654,560 shares of Common Stock issuable upon conversion of the Series B Convertible Debenture issued on May 6, 2005; (viii) 104,167 shares of Common Stock issuable upon exercise of the Series D Common Stock Purchase Warrant issued on May 6, 2005; (ix) 104,167 shares of Common Stock issuable upon exercise of the Series E Common Stock Purchase Warrant issued on May 6, 2005; (x) 104,167 shares of Common Stock issuable upon exercise of the Series F Common Stock Purchase Warrant issued on May 6, 2005; (xi) 1,913,939 shares of Common Stock issuable upon exercise of the Vicis Capital Debt Exchange Warrant issued on July 8, 2005; (xii) 2,661,440 shares of Common Stock issuable upon conversion of the Series AA Convertible Debenture issued July 19, 2005; (xiii) 1,030,000 shares of Common Stock issuable upon exercise of the Series AA Common Stock Purchase Warrant issued November 16, 2005; and (xiv) 2,060,000 shares of Common Stock issuable upon exercise of the Series BB Common Stock Purchase Warrant issued November 16, 2005. Vicis Capital is a privately-held company whose managing member is Shad Stastney.

(19) The number of shares being offered by Laurence Wallace includes 205,655 shares of Common Stock issuable upon conversion of the Promissory Note issued on November 16, 2005. The number of shares being offered also includes 100,000 shares of Common Stock issuable upon exercise of Common Stock Purchase Warrants issued on November 16, 2005.

(20) The number of shares being offered by Mr. Werber includes 1,667 shares of Common Stock issuable upon exercise of a Non-Qualified Stock Option issued on October 10, 2003, 10,000 shares issued on January 11, 2006 for his service as a member of PetCARE TV's Veterinary Advisory Board, and 56,195 shares issued for conversion of debt. Mr. Werber is a member of the Company's Board of Directors and also serves on PetCARE TV's Veterinary Advisory Board.

(21) The number of shares being offered by Mr. Whitford includes 834 shares of Common Stock issuable upon exercise of a Non-Qualified Stock Option issued on October 10, 2003. Mr. Whitford serves on PetCARE TV's Veterinary Advisory Board.

(22) The number of shares being offered by the 12-Month Investor includes shares of Common Stock issuable upon the conversion of Series C Zero Coupon Preferred Stock issued on November 30, 2005. The number of shares being offered also includes 2,500,000 shares of Common Stock issuable upon conversion of the 12-Month Note and 2,500,000 shares of Common Stock issuable upon exercise of Common Stock Purchase Warrants issued in connection therewith

(23) Pursuant to the terms of the Series A Zero Coupon Preferred Stock, Series B Zero Coupon Preferred Stock, and Series C Zero Coupon Preferred Stock, each of the holders in footnotes 14, 18, and 22 and their affiliates are limited in their ability to convert their respective securities or exercise their warrants or options so that their total beneficial ownership at the time of any conversion or exercise would be 4.99% or more.

(24) The number of shares being offered includes 2,500,000 shares of Common Stock issuable upon conversion of the Note and 2,500,000 shares of Common Stock issuable upon exercise of Common Stock Purchase Warrants issued in connection therewith.


                               REGISTRATION RIGHTS

            Included in this prospectus are common shares underlying Common Stock purchase warrants, common shares underlying Preferred Shares, and common shares underlying convertible debt instruments. As part of the transactions, we agreed to file the registration statement, of which this prospectus is a part, with the SEC as soon as practicable after the transactions. As part of the Series B Convertible Debenture issued to Vicis Capital on May 6, 2005, we agreed to file the registration statement, of which this prospectus is a part, with the SEC no later than thirty (30) days after the closing (June 5, 2005) and use our best efforts to have the registration statement declared effective within ninety
(90) days after the closing (August 4, 2005). We further agreed that in the event the registration statement had not been declared effective within one hundred twenty (120) days after the closing (September 3, 2005), to pay to Vicis Capital liquidated damages for the thirty (30) day period beginning ninety (90) days after the Closing equal to two percent (2%) of the amount invested ($5,000 through September 3, 2005) and to pay liquidated damages equal to one percent (1%) of the amount invested for each subsequent 30-day period ($2,500 x 5 = $12,500 through January 31, 2006). If the Registration Statement has not been declared effective within two hundred and seventy (270) days (January 31, 2006), then the Series F Warrants may be exercised on a cashless basis. We further agreed to keep the registration statement effective for a period of three years.

            As part of the Series AA Convertible Debenture for $412,000 issued to Vicis Capital on July 19, 2005, we agreed to file the registration statement, of which this prospectus is a part, with the SEC no later than thirty (30) days after the Closing (August 18, 2005), and will use its best efforts to have the registration statement declared effective within ninety (90) days after the Closing (October 17, 2005) to register the common shares underlying the Series AA Convertible Debenture and the accompanying Series AA and Series BB common stock purchase warrants. We further agreed that in the event the registration statement had not been declared effective within one hundred twenty (120) days after the closing (November 16, 2005), to pay to Vicis Capital liquidated damages for the thirty (30) day period beginning ninety (90) days after the Closing equal to two percent (2%) of the amount invested ($8,240 through November 16, 2005) and to pay liquidated damages equal to one percent (1%) of the amount invested for each subsequent 30-day period ($4,120 x 3 = $12,360 through February 14, 2006). If the Registration Statement has not been declared effective within two hundred and seventy (270) days (April 15, 2006), then the Series BB Warrants may be exercised on a cashless basis. We further agreed to keep the registration statement effective for a period of three years.

            Included in this prospectus are 19,415,626 shares of Common Stock we issued to AFMN, Inc. in exchange for 100% of the issued and outstanding shares of African American Medical Network, Inc., AFMN, Inc.'s wholly-owned subsidiary. As part of this transaction, we agreed to file a registration statement with the SEC. Upon registration, AFMN, Inc. will distribute these shares to its shareholders of record as of November 16, 2005. We further agreed to keep the registration statement of which this prospectus forms a part continuously effective until the earlier of the date that the shares covered by this prospectus may be sold pursuant to Rule 144(k) of the Securities Act without volume limitations and the date that all of the shares registered for sale under this prospectus have been sold. The other common shares registered for sale under this prospectus have been registered by the Company voluntarily.

                              PLAN OF DISTRIBUTION

Eligible Shares

            The Selling Stockholders will offer, pursuant to this prospectus, 19,601,821 shares of our Common Stock.

            The Selling Stockholders will re-offer, pursuant to this prospectus, shares of our Common Stock which we:

                  o     shall issue upon the conversion of shares of our Series
                         A Zero Coupon Preferred Stock;

                  o     shall issue upon the conversion of shares of our Series
                         B Zero Coupon Preferred Stock;

                  o     shall issue upon the conversion of shares of our Series
                         C Zero Coupon Preferred Stock;

                  o shall issue upon the conversion of Series B Convertible Debenture;

                  o shall issue upon the conversion of Series AA Convertible Debenture;

                  o shall issue upon the conversion of the Bernstein Promissory Note and the Wallace Promissory Note;

                  o     shall issue upon the exercise of Non-qualified Stock
                        Options;

                  o shall issue upon the exercise of Common Stock purchase warrants.

            There can be no certainty as to when and if the shares of our Series A Zero Coupon Preferred Stock, Series B Zero Coupon Preferred Stock, Series C Zero Coupon Preferred Stock, Series B Convertible Debenture, Series AA Convertible Debenture, Bernstein Promissory Note, and the Wallace Promissory Note will be converted, or if our Common Stock purchase warrants and non-qualified stock options will be exercised. Your attention is directed to the sections captioned "Description of Securities-Series A Zero Coupon Preferred Stock," "Description of Securities-Series B Zero Coupon Preferred Stock," "Description of Securities-Series C Zero Coupon Preferred Stock," and the section captioned "Description of Securities-Warrants."

            The term "Selling Stockholders" as used by us in this prospectus includes pledgees, donees, transferees or other successors in interest selling shares of our Common Stock received after the date of this prospectus from one or more of the Selling Stockholders named in the table commencing on page 55 as a pledge, gift, partnership distribution or other non-sale related transfer.

Distribution Method

            All of the Selling Stockholders have advised us that they may sell, from time to time, pursuant to this prospectus, their shares of our Common Stock (an aggregate of 60,202,003 shares as of the date of this prospectus) on the OTC Bulletin Board, in isolated transactions, or in a combination of such methods of sale. They have also advised us that their sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices with institutional or other investors. In addition, the Selling Stockholders may sell, when permissible, pursuant to the exemption of Rule 144 under the Securities Act.

            The Selling Stockholders will act independently of each other. They may sell the shares of our Common Stock pursuant to this prospectus by one or more of the following methods, without limitation:

                  o a block trade on which the broker-dealer so engaged will attempt to sell the shares of our Common Stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

                  o purchases by the broker-dealer as principal and resales by such broker-dealer for its account pursuant to this prospectus;

                  o ordinary brokerage transactions and transactions in which the broker solicits, or acts as an intermediary for purchasers; or

                  o face-to-face transactions between the Selling Stockholder and purchasers without a broker-dealer.

            In effecting sales, a broker-dealer engaged by a Selling Stockholder may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the Selling Shareholder in amounts which will be negotiated immediately prior to sale. This compensation to a particular broker-dealer might be in excess of customary commissions for routine market transactions. Brokers or dealers and any participating brokers or dealers acting as described in this paragraph may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities ct in connection with these sales. Any profits realized by the Selling Stockholder and the compensation of such brokers or dealers may be deemed to be underwriting discounts and commissions under the Securities Act.

            Upon our being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of our Common Stock through a block trade, a purchase by a broker or dealer, or any special offering other than an underwritten offering, we shall file a post-effective amendment to this registration statement. In such amendment we shall disclose (a) the name of each broker-dealer, (b) the number of shares involve, (c) the price at which such shares were sold, (d) the commissions paid or discounts or concessions allowed to each broker-dealer(s), where applicable,
(e) that such broker-dealers(s) did not conduct any investigation to verify the information set out in this prospectus, as supplemented, and (f) other facts material to the transaction.

            In the event that a group of Selling Stockholders advises us that they have engaged an underwriter to sell for them and any other Selling Stockholder who or which so advises, we shall file a post-effective amendment to the registration statement of which this prospectus is part I so that a new amended prospectus will become available describing the underwritten offering, whether on a firm commitment or best efforts basis. As of the date of this prospectus, we have received no such advice.

            From time to time, one or more of the Selling Stockholders may pledge, hypothecate or grant a security interest in, or transfer or assign, some or all of the shares of our Common Stock owned by them. The pledgees, secured parties or persons to whom such securities have been hypothecated shall, upon foreclosure in the event of a default, and the transferees and assignees shall, be deemed to be Selling Stockholders for the purpose of this prospectus. The number of shares of our Common Stock beneficially owned by a Selling Stockholder who or which so transfers, pledges or assigns will decrease as and when the Selling Stockholder takes such action. The plan of distribution for the Selling Stockholder's shares of our Common Stock sold hereunder will otherwise remain unchanged by reason of a transfer, pledge or assignment. A Selling Stockholder may also enter into option or other transactions with a broker-dealer that involve the delivery of shares of our Common Stock to the broker-dealer. The broker-dealer may then resell or otherwise transfer the shares of our Common Stock. A Selling Stockholder may also loan or pledge shares of our Common Stock to a broker-dealer. The broker-dealer may then sell the shares of our Common Stock so loaned or, upon a default, may sell or otherwise transfer the pledged shares of our Common Stock.

            In order to comply with the securities laws of some states, the shares of our Common Stock will have to be sold for a Selling stockholder in those jurisdictions only through registered or license brokers or dealers.

            We have advised the Selling Stockholders of the requirement under the Securities Act that each of them, or any broker-dealer acting for him, must deliver a copy of this prospectus in connection with any resale by such Selling Stockholder of shares of our Common Stock under this prospectus.

            We have also undertaken, if, in our opinion in the future, this prospectus no longer complies with Section 10(a)(3) of the Securities At, to advise the Selling Stockholders of this opinion, to request that the Selling Stockholders cease use of this prospectus and to confirm our then intention to amend the registration statement of which this prospectus is part I in order to effect such compliance.

Sales Outside Of This Prospectus; Sales Under This Prospectus By
Successors-In-Interest

            The selling shareholders reserve the right, in lieu of or in addition to selling their shares under this prospectus, to sell their common shares in a broker's transaction on the public markets pursuant to Rule 144 under the Securities Act, or to otherwise sell or transfer their shares in any other manner permitted under the federal securities laws. Rule 144 is a safe harbor which permits the limited resale on the public markets of shares originally acquired in a private placement so long as the transaction is facilitated through a broker and satisfies various other conditions, including the availability of certain current public information concerning the issuer, the resale occurring following the lapse of required holding periods under 144, and the number of shares be sold during any three-month period not exceeding certain limitations.

            The following "non-sale" transactions or any combination thereof may not be facilitated under this prospectus (without otherwise limiting the ability of the selling shareholder to otherwise facilitate the transaction under the federal securities laws) unless we receive from the selling shareholder, at his or her expense, a legal opinion acceptable to the company or our legal counsel in our sole discretion or, in the alternative, a no-action letter from the SEC, to the effect that such transaction is allowable under this prospectus pursuant to the rules governing permitted transactions under registration statements on form SB-2:

      o any transfer of the shares for less than fair market value, including both complete and partial gifts and also including distributions or transfers from trusts, corporations, limited liability companies, partnerships or other entities or relationships;

      o any transfer by a selling shareholder to any entity or pursuant to any arrangement in which the selling shareholder or any affiliate of the selling shareholder retains a beneficial interest;

      o any pledge of or grant of security interest in the shares by the selling shareholder as collateral for margin accounts or in loan transactions; or

      o in the event the selling shareholder is an affiliate or underwriter, any transfer of the shares for any consideration other than cash.

            In the event of any of the foregoing "non-sale" transactions, the company will (if required under an agreement with the selling shareholder), or may in its sole discretion (absent such an agreement), add the donee, transferee, pledgee, secured party or other successor-in-interest as a selling shareholder under this prospectus through the filing under Rule 424(b)(3) or other applicable provision of the Securities Act of an amended prospectus or a prospectus supplement after our notification of such transaction, thereby allowing the aforesaid successor-in-interest to thereafter sell the shares under this prospectus, subject to the foregoing restrictions. In such an event, the aforesaid successor-in-interest shall be deemed a "selling shareholder" for purposes of this prospectus. With the exception of changing the names of the selling shareholders to reflect such change in ownership, this plan of distribution shall remain unchanged. To the extent required, we may amend and/or supplement this prospectus from time to time to describe a specific plan of distribution. Unless and until the aforesaid successor-in-interest is named as a selling shareholder through the filing of an amended prospectus or supplement as described above, he or she will not have the right to sell under this prospectus.

Compliance

            We have also advised each of the Selling Stockholders that a court may determine at a later date that he, she or it is an "underwriter" within the meaning of Section 2(11) of the Securities Act. In such event the Selling Stockholder may be found liable for monetary damages to purchasers under Sections 11, 12(2) and 15 of the Securities Act if there are any defects in this prospectus, (i.e., material misstatements or omissions). We have also advised them that they may be found liable under Section 10(b) of the Act and Rule 10b-5 for such material misstatements or omissions, if any.

            We and the Selling Stockholders are obligated to take steps as may be necessary to ensure that the offer and sale by the Selling Stockholders of an aggregate, as of the date of this prospectus of 60,202,003 shares of our Common Stock offered by this prospectus, will comply with the requirements of the federal securities laws and regulations, including Regulation M.

            In general, Rule 102 under Regulation M prohibits any Selling Stockholder or a broker-dealer acting for such Selling Shareholder from, directly or indirectly bidding for, or purchasing, any shares of our Common Stock, or attempting to induce any person to bid for, or to purchase shares of our Common Stock during a restricted period (as such term is defined in Rule
100) which ends when he, she or it has completed his, her or its participation in distribution of shares in an offering made pursuant to this prospectus. Rule 102 sets forth certain exceptions for the Selling Stockholder, including exercising a stock option or warrant.

Compliance With State Securities Laws

            In certain states the common shares offered by this prospectus may only be sold through registered or licensed brokers or dealers. We have advised the selling shareholders to ensure that any underwriters, brokers, dealers or agents effecting transactions on their behalf are registered to sell securities in all fifty states. In addition, in certain states the common shares offered by this prospectus may not be sold unless they are first registered or qualified for sale in that state or an exemption from the registration or qualification requirement is available and is complied with by the selling shareholder. We do not presently intend to obtain qualification of the sales in any state in reliance upon exemptions from state securities registrations requirements insofar as is practicable, and make no representations or undertakings to effect "blue sky" clearance for any particular state. Selling shareholders must contact the company or their own counsel to determine if sales are permitted in any given jurisdiction.

Distribution Expenses and Proceeds of Sale

            We have agreed to pay all costs and expenses incurred in connection with the registration of the shares offered by this prospectus including, but not limited to, legal, accounting, printing and mailing fees. The selling shareholders and/or the purchasers participating in any sale under this prospectus will be responsible for any applicable underwriting commissions and expenses, brokerage fees and stock transfer taxes, as well as the fees and disbursements of their legal counsel and experts. We will receive no proceeds from any re-sales of the shares offered under this prospectus.

Other Matters

            In the event that a selling shareholder is subject to the provisions of Section 16 of the Exchange Act, he or she will remain subject to such provisions, including filing and short-swing profit disgorgement obligations, notwithstanding his or her ability to sell shares under this prospectus. It shall be solely up to the selling shareholder to ascertain his or her obligations under Section 16, if any.

            As long as the trading price of our common shares is below $5 per share, the open-market trading of our common shares will be subject to the "penny stock" rules. The "penny stock" rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors, generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser's written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell the common shares, and may result in decreased liquidity for our common shares and increased transaction costs for sales and purchases of our common shares as compared to other securities.

            Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

               (Remainder of this page left intentionally blank.)

                              FINANCIAL STATEMENTS

                          INDEX TO FINANCIAL STATEMENTS

- --------------------------------------------------------------------------------------------------------------
                                 YEAR ENDING DECEMBER 31, 2005                                       Page
                                                                                                     ----
- --------------------------------------------------------------------------------------------------------------
Report of Independent Registered Public Accounting Firm                                              F-1
- --------------------------------------------------------------------------------------------------------------
Balance Sheet as of December 31, 2005                                                                F-2
- --------------------------------------------------------------------------------------------------------------
Statements of Operations for the years ended December 31, 2005 and 2004 and                          F-3
From Inception (October 2, 1989) to December 31, 2005
- --------------------------------------------------------------------------------------------------------------
Statements of Cash Flows for the years ended December 31, 2005 and 2004 and                          F-4
From Inception (October 2, 1989) to December 31, 2005
- --------------------------------------------------------------------------------------------------------------
Statements of Stockholders' Deficit for the years ended December 31, 2005 and 2004 and from          F-5
Inception (October 2, 1989) to December 31, 2005
- --------------------------------------------------------------------------------------------------------------
Notes to Financial Statements                                                                     F-6 - F-26
- --------------------------------------------------------------------------------------------------------------
                                 YEAR ENDING DECEMBER 31, 2004
- --------------------------------------------------------------------------------------------------------------
Report of Independent Registered Public Accounting Firm                                              F-27
- --------------------------------------------------------------------------------------------------------------
Balance Sheet as of December 31, 2004                                                                F-28
- --------------------------------------------------------------------------------------------------------------
Statements of Operations for the years ended December 31, 2004 and 2003 and                          F-29
From Inception (October 2, 1989) to December 31, 2004
- --------------------------------------------------------------------------------------------------------------
Statements of Cash Flows for the years ended December 31, 2004 and 2003 and                          F-30
From Inception (October 2, 1989) to December 31, 2004
- --------------------------------------------------------------------------------------------------------------
Statements of Stockholders' Deficit for the years ended December 31, 2004 and 2003 and from          F-31
Inception (October 2, 1989) to December 31, 2004
- --------------------------------------------------------------------------------------------------------------
Notes to Financial Statements                                                                    F-32 - F-40
- --------------------------------------------------------------------------------------------------------------

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Medical Media Television, Inc. (F/K/A PetCARE Television Network, Inc.) Tampa, Florida

We have audited the consolidated balance sheets of Medical Media Television, Inc. (F/K/A PetCARE Television Network, Inc.) and subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provided a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Medical Media Television, Inc. and subsidiary as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A, the Company has been in the development stage since its inception on October 2, 1989. Realization of a major portion of the assets is dependent upon the Company's ability to meet its future financing requirements, and the success of future operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/Baumann, Raymondo & Company PA

BAUMANN, RAYMONDO & COMPANY PA

Tampa, Florida
January 25, 2006

                         MEDICAL MEDIA TELEVISION, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2005

                                              ASSETS

Current assets:
     Cash                                                                            $    75,248
     Prepaid expenses and other current assets                                            36,010
                                                                                     -----------
          Total current assets                                                           111,258
                                                                                     -----------

Fixed assets:
     Computer equipment                                                                    6,196
     Leasehold improvements                                                               19,585
                                                                                     -----------
                                                                                          25,781
     Less accumulated depreciation                                                        11,180
                                                                                     -----------
          Total fixed assets                                                              14,601
                                                                                     -----------

Other assets:
     Goodwill                                                                          1,271,037
     Intangible assets                                                                   300,000
     Security deposits                                                                     7,596
                                                                                     -----------
          Total other assets                                                           1,578,633
                                                                                     -----------
          Total assets                                                               $ 1,704,492
                                                                                     ===========

                              LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
     Accounts payable                                                                $   530,175
     Accrued expenses and other current liabilities                                      512,899
     Deferred revenue                                                                     22,485
     Note payable                                                                        300,000
     Notes payable to stockholders                                                     1,196,437
                                                                                     -----------
          Total current liabilities                                                    2,561,996
                                                                                     -----------

Long-term liabilities
     Note payable to stockholder                                                         250,000
     Deferred revenue-long-term                                                           17,985
                                                                                     -----------
          Total long-term liabilities                                                    267,985
                                                                                     -----------
          Total liabilities                                                            2,829,981
                                                                                     -----------

     Stockholders' deficit:
        Preferred stock - no par value; 10,000,000 shares authorized; 1,682,044
          Series A Zero Coupon, shares issued and outstanding, 2,612,329 Series
          B Zero Coupon, shares issued and outstanding, and 8,627 Series C Zero
          Coupon, shares issued and outstanding 4,303,000
        Common stock - par value $.0005; 50,000,000 shares authorized;
          20,725,104 shares issued and outstanding                                        10,363
        Additional paid-in capital                                                     1,098,438
        Accumulated deficit during development stage                                  (6,537,290)
                                                                                     -----------
           Total stockholders' deficit                                                (1,125,489)
                                                                                     -----------
           Total liabilities and stockholders' deficit                               $ 1,704,492
                                                                                     ===========

                       Read independent auditors' report.
 The accompanying footnotes are an integral part of these financial statements.

                         MEDICAL MEDIA TELEVISION, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
              FROM INCEPTION (OCTOBER 2, 1989) to DECEMBER 31, 2005

                                                                                     From
                                                       December 31,              Inception to
                                               ----------------------------      December 31,
                                                   2005             2004             2005
                                               -----------      -----------      -----------
Revenues                                       $   124,764      $    63,637      $   200,532

Cost of revenues                                    34,569            7,524           43,731
                                               -----------      -----------      -----------

Gross profit                                        90,195           56,113          156,801
                                               -----------      -----------      -----------

Operating expenses:
     DVD production costs                          146,086          209,213          524,066
     General and administration                    878,474        1,079,148        3,268,660
     Sales and marketing                           660,985          501,447        1,831,686
     Depreciation and amortization                   6,257            3,637          155,738
                                               -----------      -----------      -----------
          Total operating expense                1,691,802        1,793,445        5,780,150
                                               -----------      -----------      -----------

Operating loss                                  (1,601,607)      (1,737,332)      (5,623,349)
                                               -----------      -----------      -----------

Other income and (expense)
     Interest expense                             (365,006)        (452,424)        (922,070)
     Interest income                                   358            1,507            1,865
     Other income                                      953               46            2,439
     Gain on sale of subsidiary                         --               --            2,421
                                               -----------      -----------      -----------
          Total other income (expense)            (363,695)        (450,871)        (915,345)
                                               -----------      -----------      -----------

Loss before extraordinary items                 (1,965,302)      (2,188,203)      (6,538,694)

     Gain on extinguishment of debt                     --               --            1,404
                                               -----------      -----------      -----------

Loss before taxes                               (1,965,302)      (2,188,203)      (6,537,290)

     Provision for income taxes                         --               --               --
                                               -----------      -----------      -----------

Net loss                                       $(1,965,302)     $(2,188,203)     $(6,537,290)
                                               ===========      ===========      ===========

Net loss per share, basic and diluted          $     (0.53)     $     (1.72)     $     (9.25)
                                               ===========      ===========      ===========

Weighted average shares, basic and diluted       3,703,080        1,272,288          706,948
                                               ===========      ===========      ===========

                       Read independent auditors' report.
 The accompanying footnotes are an integral part of these financial statements.

                         MEDICAL MEDIA TELEVISION, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
      FOR PERIOD FROM INCEPTION (OCTOBER 2, 1989) THROUGH DECEMBER 31, 2005

                                                    Preferred Stock                   Common Stock             Additional
                                              ---------------------------      -------------------------        Paid-in
                                                Shares           Amount           Shares         Amount         Capital
                                              ----------      -----------      -----------      --------      -----------
Issuance of $0.01 par value common
  shares to an individual for a note                  --      $        --            1,000      $    100      $     1,900
Payment of subscription receivable                    --               --               --            --               --
Stock split 2,000:1 and change par                    --               --               --            --               --
 value from $0.01 to $0.0005                          --               --        1,999,000           900             (900)
                                              ----------      -----------      -----------      --------      -----------

Balance, December 31, 1996                            --               --        2,000,000         1,000            1,000

Repurchase of shares                                  --               --               --            --               --
Issuance of common stock                              --               --        2,476,000         1,238            3,762
                                              ----------      -----------      -----------      --------      -----------

Balance, December 31, 1997                            --               --        4,476,000         2,238            4,762

Net loss                                              --               --               --            --               --
                                              ----------      -----------      -----------      --------      -----------

Balance, December 31, 1998                            --               --        4,476,000         2,238            4,762
                                              ----------      -----------      -----------      --------      -----------

Balance, December 31, 1999                            --               --        4,476,000         2,238            4,762

Shares issued in connection
 with merger with Y2K Recording, Inc.                 --               --        1,025,000           513               --
Net income                                            --               --               --            --               --
                                              ----------      -----------      -----------      --------      -----------

Balance, December 31, 2000                            --               --        5,501,000         2,751            4,762

Shares issued in connection
 with merger with Savage Mojo, Inc.                   --               --        8,000,000         4,000               --
Shares issued for services                            --               --           10,000             5              995
Contributed capital                                   --               --               --            --            5,672
Net loss                                              --               --               --            --               --
                                              ----------      -----------      -----------      --------      -----------

Balance, December 31, 2001                            --               --       13,511,000         6,756           11,429

Series A shares sold in private placement         47,750           95,500               --            --               --
Retire treasury stock                                 --               --       (1,725,000)         (863)          (4,137)
Shares issued as premium for notes                    --               --        2,939,553         1,470               --
Shares issued for Cohen employment
 agreement                                            --               --          748,447           374           74,471
Cancellation of outstanding stock
 returned by M. Klimes                                --               --       (4,000,000)       (2,000)              --
Shares issued for services                            --               --          312,000           156           31,044
Payment of subscription receivable                    --               --               --            --               --
Write off of subscription receivable
Net loss                                              --               --               --            --               --
                                              ----------      -----------      -----------      --------      -----------

Balance, December 31, 2002                        47,750           95,500       11,786,000         5,893          112,807

Shares issued for services                            --               --           50,000            25            4,975
Series A shares sold in private placement         53,500          107,000               --            --               --
Series B shares sold in private placement          1,000            2,000               --            --               --
Net loss                                              --               --               --            --               --
                                              ----------      -----------      -----------      --------      -----------

Balance, December 31, 2003                       102,250          204,500       11,836,000         5,918          117,782

Conversion of Series A to common                (101,250)        (202,500)         525,959           263          202,237
Cancellation and refund of Series B               (1,000)          (2,000)
Shares issued for services                            --               --          372,583           186          101,828
Shares issued for debt                                --               --          357,143           179          249,821
Net loss                                              --               --               --            --               --
                                              ----------      -----------      -----------      --------      -----------

Balance, December 31, 2004                            --               --       13,091,685         6,546          671,668

Effects of 30: 1 reverse stock split                  --               --      (12,654,986)       (6,327)           6,327
Issuance of dividend shares                           --               --          872,779           436             (436)
Conversion of debt to preferred                4,303,000        4,303,000
Acquisition of African American
  Medical Network, Inc.                                                         19,415,626         9,708          420,879
Net loss                                              --               --               --            --               --
                                              ----------      -----------      -----------      --------      -----------

Balance, December 31, 2005                     4,303,000      $ 4,303,000       20,725,104      $ 10,363      $ 1,098,438
                                              ==========      ===========      ===========      ========      ===========

                                                                     Accumulated
                                                                         Deficit
                                                                  during              Treasury Stock
                                                Subscription    Development      ------------------------
                                                 Receivable        Stage            Shares        Amount          Total
                                                ------------    -----------      -----------      -------      -----------
Issuance of $0.01 par value common
  shares to an individual for a note               $(2,000)     $        --      $        --      $    --      $        --
Payment of subscription receivable                   1,885               --               --           --            1,885
Stock split 2,000:1 and change par                      --               --               --           --               --
 value from $0.01 to $0.0005                            --               --               --           --               --
                                                   -------      -----------      -----------      -------      -----------

Balance, December 31, 1996                            (115)              --               --           --            1,885

Repurchase of shares                                    --               --       (1,725,000)      (5,000)          (5,000)
Issuance of common stock                            (5,000)              --                            --               --
                                                   -------      -----------      -----------      -------      -----------

Balance, December 31, 1997                          (5,115)              --       (1,725,000)      (5,000)          (3,115)

Net loss                                                --           (2,867)              --           --           (2,867)
                                                   -------      -----------      -----------      -------      -----------

Balance, December 31, 1998                          (5,115)          (2,867)      (1,725,000)      (5,000)          (5,982)
                                                   -------      -----------      -----------      -------      -----------

Balance, December 31, 1999                          (5,115)          (2,867)      (1,725,000)      (5,000)          (5,982)

Shares issued in connection
 with merger with Y2K Recording, Inc.                   --               --               --           --              513
Net income                                              --              434               --           --              434
                                                   -------      -----------      -----------      -------      -----------

Balance, December 31, 2000                          (5,115)          (2,433)      (1,725,000)      (5,000)          (5,035)

Shares issued in connection
 with merger with Savage Mojo, Inc.                     --               --               --           --            4,000
Shares issued for services                              --               --               --           --            1,000
Contributed capital                                     --               --               --           --            5,672
Net loss                                                --          (57,151)              --           --          (57,151)
                                                   -------      -----------      -----------      -------      -----------

Balance, December 31, 2001                          (5,115)         (59,584)      (1,725,000)      (5,000)         (51,514)

Series A shares sold in private placement               --               --               --           --           95,500
Retire treasury stock                                   --               --        1,725,000        5,000               --
Shares issued as premium for notes                      --               --               --           --            1,470
Shares issued for Cohen employment
 agreement                                              --               --               --           --           74,845
Cancellation of outstanding stock
 returned by M. Klimes                                  --               --               --           --           (2,000)
Shares issued for services                              --               --               --           --           31,200
Payment of subscription receivable                   5,000               --               --           --            5,000
Write off of subscription receivable                   115                                                             115
Net loss                                                --         (498,888)              --           --         (498,888)
                                                   -------      -----------      -----------      -------      -----------

Balance, December 31, 2002                              --         (558,472)              --           --         (344,272)

Shares issued for services                              --               --               --           --            5,000
Series A shares sold in private placement               --               --               --           --          107,000
Series B shares sold in private placement               --               --               --           --            2,000
Net loss                                                --       (1,825,313)              --           --       (1,825,313)
                                                   -------      -----------      -----------      -------      -----------

Balance, December 31, 2003                              --       (2,383,785)              --           --       (2,055,585)

Conversion of Series A to common                        --               --               --           --               --
Cancellation and refund of Series B                                                                                 (2,000)
Shares issued for services                              --               --               --           --          102,014
Shares issued for debt                                  --               --               --           --          250,000
Net loss                                                --       (2,188,203)              --           --       (2,188,203)
                                                   -------      -----------      -----------      -------      -----------

Balance, December 31, 2004                              --       (4,571,988)              --           --       (3,893,774)

Effects of 30: 1 reverse stock split                    --               --               --           --               --
Issuance of dividend shares                             --               --               --           --               --
Conversion of debt to preferred                                                                                  4,303,000
Acquisition of African American
  Medical Network, Inc.                                                                                            430,587
Net loss                                                --       (1,965,302)              --           --       (1,965,302)
                                                   -------      -----------      -----------      -------      -----------

Balance, December 31, 2005                         $    --      $(6,537,290)     $        --      $    --      $(1,125,489)
                                                   =======      ===========      ===========      =======      ===========

                       Read independent auditors' report.
 The accompanying footnotes are an integral part of these financial statements.

                         MEDICAL MEDIA TELEVISION, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
              FROM INCEPTION (OCTOBER 2, 1989) to DECEMBER 31, 2005

                                                                                                                         From
                                                                                           December 31,              Inception to
                                                                                   ----------------------------      December 31,
                                                                                       2005             2004             2005
                                                                                   -----------      -----------      ------------
CASH FLOWS FROM OPERATING ACTIVITES
  Net loss                                                                         $(1,965,302)     $(2,188,203)     $(6,537,290)
     Adjustments to reconcile net loss to net cash flows from
        operating activities:
          Depreciation and amortization expense                                          6,257            3,637           18,812
          Cash from acquisition of African American Medical
              Network, Inc.                                                              2,104               --            2,104
          Gain on sale of subsidiary                                                        --               --           (2,421)
          Gain on extinguishment of debt                                                    --               --           (1,404)
          Compensation expense - stock for services                                         --               --          106,045
          Bad debt expense                                                             (10,000)          10,000              115
          Changes in assets and liabilities:
             Accounts receivable                                                        19,470          (19,470)              --
             Prepaid expenses                                                           41,515          (45,525)         (35,996)
             Other receivables                                                          66,255             (734)          65,521
             Security deposits                                                              --               --           (7,596)
             Bank overdraft                                                                 --           (8,203)              --
             Accounts payable                                                           63,699          (43,003)         121,550
             Accrued expenses and other current liabilities                            682,586           50,621        1,100,079
                                                                                   -----------      -----------      -----------

Net cash flows (used) in operating activities                                       (1,093,416)      (2,240,880)      (5,170,481)
                                                                                   -----------      -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of equipment                                                                 (7,066)         (11,841)         (24,027)
                                                                                   -----------      -----------      -----------

Net cash flows (used) in investing activities                                           (7,066)         (11,841)         (24,027)
                                                                                   -----------      -----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Common stock issued                                                                       --               --           14,185
  Common stock issued for debt                                                              --          250,000          250,000
  Common stock issued for services                                                          --          102,014          102,014
  Common stock subscriptions (issued) paid                                                  --               --             (115)
  Preferred stock issued (redeemed)                                                         --           (2,000)         202,500
  Proceeds from notes payable                                                          675,000               --        2,050,000
  Proceeds from notes payable from stockholders-net                                    481,937        1,921,500        2,651,172
                                                                                   -----------      -----------      -----------

Net cash flows provided by financing activities                                      1,156,937        2,271,514        5,269,756
                                                                                   -----------      -----------      -----------

Decrease in cash                                                                        56,455           18,793           75,248
Cash, beginning of period                                                               18,793               --               --
                                                                                   -----------      -----------      -----------
Cash, end of period                                                                $    75,248      $    18,793      $    75,248
                                                                                   ===========      ===========      ===========

                                        SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid for interest                                                             $     3,763      $     2,803      $     9,279
                                                                                   ===========      ===========      ===========

Acquisition of African American Medical Network, Inc.                              $ 1,571,037      $        --      $ 1,571,037
                                                                                   ===========      ===========      ===========

Preferred stock issued for debt                                                    $ 4,303,000      $        --      $ 4,303,000
                                                                                   ===========      ===========      ===========

                       Read independent auditors' report.
 The accompanying footnotes are an integral part of these financial statements.

                         MEDICAL MEDIA TELEVISION, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Medical Media Television, Inc. ("Medical Media" or the "Company"; references to "we," "our" or "us" also mean the Company) was organized as a Florida corporation on October 2, 1989.

Medical Media is a development stage company, and as such has devoted its efforts since inception to developing and implementing its business plan, which includes but is not limited to establishing a subscriber network of approximately 3,000 veterinary clinics and hospitals, writing and producing its monthly DVD magazines, making contacts with potential advertisers, obtaining debt and equity financing, establishing its accounting systems, and performing other administrative functions. Medical Media's goal is to be recognized as a leading provider of advertiser-supported patient/parent/client medical education programming within the place-based media environment of medical specialty offices nationwide.

Medical Media provides advertiser-supported patient/parent/client medical education programming within the place-based media environment of medical specialty offices nationwide. Medical Media currently has two networks, PetCARE Television Network, Inc. ("PetCARE TV") and African American Medical Network, Inc. ("African American Medical Network").

PetCARE TV's goal is to provide animal health and welfare education to a large number of consumers of pet products and services while serving as a unique advertising medium for companies that market those goods and services. Our educational programming is currently aired in veterinary practices across the U.S., Canada, Puerto Rico, and Australia where it is viewed by over 4 million pet owners each month. Each month PetCARE TV provides an updated DVD magazine focused on optimal healthcare for animal companions. PetCARE TV also sells an instructional DVD to veterinarians for them to give to their clients called Welcome Home Your New Friend.

African American Medical Network's goal is to provide educational programming regarding health and welfare to doctor's offices nationwide to be viewed by African American patients, and to provide an advertising medium for commercial advertisers to target their goods and services to these consumer patients. Our educational programming is currently aired in physician offices across the U.S. and will ultimately be viewed by the patients of the more than 15,000 doctors who serve the majority of the 35 million U.S. African Americans.

Recent Actions

A Written Action of a Majority of the Shareholders in Lieu of Special Meeting was signed on April 6, 2005, in which 7,079,471 shares of the total shares of the Common Stock outstanding of 13,091,685 (54.07%) approved a Memorandum of Terms for the Company's acquisition of African American Medical Network, a wholly-owned subsidiary of AFMN, Inc., a Delaware corporation ("AFMN"), and authorized the Company's Board of Directors to (i) change the Company's corporate name from PetCARE Television Network, Inc. to Medical Media Television, Inc.; (ii) combine the Company's issued and outstanding Common Stock on a 1:30 basis effective as of May 4, 2005; and (iii) declare and issue a dividend of two (2) shares of the Company's restricted common stock for each share of common stock held by shareholders of record as of May 10, 2005.


                       Read independent auditors' report.

                         MEDICAL MEDIA TELEVISION, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

On April 21, 2005, PetCARE Television Network, Inc. changed its name to Medical Media Television, Inc. On April 22, 2005, Medical Media organized a wholly-owned subsidiary, PetCARE Television Network, Inc., a Florida corporation ("PetCARE TV"). Also on April 22, 2005 Medical Media organized AAMN Acquisition Sub, Inc. a wholly-owned Florida corporation ("AAMN Acquisition Sub"), for the purpose of acquiring African American Medical Network.

On November 16, 2005, the Company executed a First Amendment to a Merger Agreement by and among the Company, AFMN, African American Medical Network, and AAMN Acquisition Sub and acquired African American Medical Network. For more details see NOTE B - MERGERS AND ACQUISITIONS.

On December 1, 2005, PetCARE TV entered into a three-year Distribution Agreement with Lifelearn, Inc. ("Lifelearn") a Canadian corporation, granting Lifelearn exclusive Canadian distribution rights to sell PetCARE TV's veterinary client-education products (including annual subscriptions to the monthly DVD magazine and Welcome Home Your New Friend DVDs). Lifelearn's focus is the production and marketing of veterinary continuing education and reference programs in electronic interactive multimedia format.

Basis of Accounting

Medical Media maintains its financial records and financial statements on the accrual basis of accounting. The accrual basis of accounting provides for a better matching of revenues and expenses.

Cash and Cash Equivalents

For purposes of the Statements of Cash Flows, Medical Media considers amounts held by financial institutions and short-term investments with an original maturity of 90 days or less to be cash and cash equivalents.

Fiscal Year

Medical Media elected December 31 as its fiscal year.

Income Taxes

Medical Media records its federal and state tax liability in accordance with Financial Accounting Standards Board Statement No. 109 "Accounting for Income Taxes". The deferred taxes payable are recorded for temporary differences between the recognition of income and expenses for tax and financial reporting purposes, using current tax rates. Deferred assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.


                       Read independent auditors' report.

                         MEDICAL MEDIA TELEVISION, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Income Taxes (Continued)

Since its inception, Medical Media has an accumulated loss of $6,537,290 for income tax purposes, which can be used to offset future taxable income through 2025. The potential tax benefit of this loss is as follows:

      Future tax benefit                                      $ 1,961,186
      Valuation allowance                                      (1,961,186)
                                                              -----------

      Future tax benefit                                      $        --
                                                              ===========

As of December 31, 2005, no deferred taxes were recorded in the accompanying financial statements.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Advertising Costs

Medical Media expenses the production costs of advertising the first time the advertising takes place.

Fixed Assets

Media Media's fixed assets consist of computer equipment (depreciation over 3 years) and leasehold improvements depreciated over the life of its current lease (38 months).

NOTE B - MERGERS AND ACQUISITIONS

Medical Media was originally incorporated on October 2, 1989 as Transition Lifestyle Consultants, Inc. ("Transition"), which remained inactive until 1997. Transition changed its name to Southeast Tire Recycling Acquisition, Inc. ("Southeast") in early 1997 in anticipation of a potential merger that never materialized.

In April 2000, Southeast issued 1,025,000 (34,167 post-split) shares of its $0.0005 par value common stock in exchange for 100% of the common stock of Y2K Recordings, Inc., ("Old Y2K") and its wholly owned subsidiary, Dimensia Recordings, Inc. ("Dimensia"). Both companies had remained inactive since their inception. The transaction was recorded as a purchase. The value assigned to the common stock issued by Southeast was the book value of Old Y2K. Immediately after the merger, Old Y2K was dissolved, and Southeast changed its name to Y2K Recordings, Inc. ("New Y2K"). As a result of the merger, Dimensia became a wholly owned subsidiary of New Y2K.

In June 2001, New Y2K entered into a Merger and Reorganization Agreement with Savage Mojo, Inc. ("Old Savage"). New Y2K acquired 100% of the issued and outstanding common stock of Old Savage in exchange for 8,000,000 (266,667 post-split) shares of New Y2K's common stock, valued at $4,000. Old


                       Read independent auditors' report.

                         MEDICAL MEDIA TELEVISION, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005

NOTE B - MERGERS AND ACQUISITIONS (Continued)

Savage had the exclusive license to market and distribute a computer video game entitled "Suzerain". This intellectual property was transferred to New Y2K in connection with the merger. Immediately after the merger, Old Savage was dissolved, and New Y2K changed its name from Y2K Recordings, Inc. to Savage Mojo, Inc. ("New Savage").

In June 2002, Savage Mojo, Inc. sold the intellectual property to an individual in exchange for the return of 4,000,000 (133,334 post-split) shares of common stock, and then changed the name of the company to PetCARE Television Network, Inc. to better reflect the Company's new business of providing educational programming to veterinarian offices.

On May 11, 2005 the Company executed a Merger Agreement (the "Merger Agreement") by and among AFMN, African American Medical Network, and AAMN Acquisition Sub, Inc. whereby the Company would acquire 100% of the capital stock of African American Medical Network in exchange for 14,865,657 shares of our Common Stock. Pursuant to the terms of the Merger Agreement, AAMN Acquisition Sub would be merged with and into African American Medical Network, and AFMN would receive the aforementioned shares of Medical Media in exchange for all of the outstanding shares of capital stock of African American Medical Network owned by AFMN.

On November 16, 2005, the Company executed a First Amendment to Merger Agreement by and among the Company, AFMN, African American Medical Network, and AAMN Acquisition Sub, whereby the parties amended the Merger Agreement dated May 11, 2005 to reflect the following material items; (i) Medical Media would issue 19,415,626 shares of its restricted common stock to AFMN in exchange for 100% of the outstanding shares of African American Medical Network; (ii) Medical Media would file, as soon as practicable, an appropriate registration statement with the Securities and Exchange Commission registering the Medical Media Common Stock issued to AFMN pursuant to the Merger. In addition to the foregoing, AFMN has agreed to distribute the Medical Media Common Stock pro-rata to its shareholders of record as of November 16, 2005; (iii) prior to registration of the Medical Media Common Stock issued to AFMN pursuant to the Merger, the parties agreed that the Medical Media Common Stock would be held in escrow along with distribution instructions to effect the pro-rata distribution referenced in the preceding paragraph. The parties further agreed that, while the Medical Media Common Stock is held in escrow, Philip Cohen, Chairman, President and CEO of Medical Media, will hold sole voting rights over the shares pursuant to an irrevocable proxy delivered by AFMN to Mr. Cohen; and (iv) all issued and outstanding convertible securities of AFMN would be exchanged for equivalent convertible securities of Medical Media on a one-for-one basis and all issued and outstanding warrants to purchase AFMN common stock would be exchanged for equivalent Medical Media warrants on a one-for-one basis, with all convertible securities and warrants exchanged governed by the same terms and conditions as were applicable to the securities prior to the effective date of the Merger. Also on November 16, 2005, the parties consummated the Merger in accordance with the terms of the Merger Agreement and the First Amendment to Merger Agreement. In connection with the same, the parties filed Articles of Merger with the Florida Department of State whereby AAMN Acquisition Sub was merged with and into African American Medical Network, with African American Medical Network being the surviving entity. As a result of the Merger, African American Medical Network is now a wholly owned subsidiary of Medical Media. Pursuant to the Merger Agreement, as amended, Medical Media issued 19,415,626 shares of its restricted Common Stock to AFMN in exchange for 100% of the outstanding shares of African American Medical Network. The Company issued the Medical Media Common Stock in the name of AFMN and deposited the same in escrow pending the


                       Read independent auditors' report.

                         MEDICAL MEDIA TELEVISION, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005

NOTE B - MERGERS AND ACQUISITIONS (Continued)

registration of the Medical Media Common Stock under the Securities Act of 1933. The Medical Media Common Stock issued to AFMN pursuant to the Merger Agreement was issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. The transaction was recorded based on an independent valuation of the consideration paid.

NOTE C - COMMON AND PREFERRED STOCK

Start of trading on the OTC Bulletin Board

On February 2, 2004, Medical Media's common stock began trading on the OTC-Bulletin Board under the symbol PTNW. There is a limited public trading market for its common stock and a regular, more active trading market may not develop, or if developed, may not be sustained. Currently, the Company's Common Stock trades under the symbol "MMTV".

Common Stock

In December 1997, the Company sold 2,476,000 (82,534 post-split) shares of its common stock to an unrelated individual in exchange for a stock subscription in the amount of $5,000. This subscription was paid in November 2002.

In May and June 2002, the Company issued non-interest bearing promissory notes totaling $136,000 to four (4) individuals, along with 2,939,553 (97,986 post-split) shares of common stock as an incentive for the value received. The incentive was accounted for as a discount at par value. The notes are to be repaid upon receipt of funds from private placement offerings. There are no stated due dates on the notes. If the private placement offerings are unsuccessful or do not take place, an extraordinary gain from extinguishment of debt will occur. The entire amount of the discount had been amortized in 2004 and as of December 31, 2005, an aggregate of $109,437 remained payable on the notes.

In June 2002, the Company approved the issuance of 748,447 (24,494 post-split) shares of common stock to the Company's President, Philip M. Cohen in lieu of salary from July 1, 2001 through June 1, 2002 (for accounting purposes, the shares were treated as having been issued on June 5, 2002, Medical Media's transfer agent actually issued the shares on July 15, 2002); discontinued all its current operations when a shareholder returned 4,000,000 (133,334 post-split) shares of common stock in exchange for the return of the exclusive license to "Suzerain" (all rights to the intellectual property known as "Suzerain" were transferred to the shareholder and the 4,000,000 (133,334 post-split) shares of common stock were cancelled and returned to New Savage's authorized but unissued shares); and for services totaling $31,200, issued 312,000 (10,400 post-split) shares of common stock to six (6) businesses and individuals for consulting services rendered (for accounting purposes, the shares were treated as having been issued on June 10, 2002, Medical Media's transfer agent actually issued the shares on July 15, 2002).

In May 2003, the Company issued 5,000 (167 post-split) shares of common stock to each member of its Veterinary Advisory Board in their advisory capacities (50,000 [1,667 post-split] shares in total).


                       Read independent auditors' report.

                         MEDICAL MEDIA TELEVISION, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005

NOTE C - COMMON AND PREFERRED STOCK (Continued)
Common Stock (Continued)

In February 2004, the Company entered into a Note Purchase Agreement and Subordinated Convertible Promissory Note (the "February Note") with Victus Capital, LP, a Delaware limited partnership ("Victus"). Under the terms of the February Note, Victus loaned Medical Media $1,000,000 with interest of $62,500 per quarter. In order to insure that interest payments were made, $250,000 of the principal amount of the February Note was delivered to an escrow agent to hold for the purposes of making quarterly interest payments to Victus. Prior to the maturity date of the February Note, Victus had the option to convert the principal and any outstanding interest into shares of a future private offering, or into shares of our Common Stock at a price of $.375 per share. Upon acceleration or conversion of the February Note, any unpaid balance in the escrow account would be returned to Victus. In May 2004, the Company issued 357,143 (11,905 post-split) shares of its Common Stock at $.70 per share and 714,286 (23,810 post-split) Common Stock Purchase Warrants in lieu of $250,000 in interest due on the February Note. Accordingly, the $250,000 held in escrow was released to the Company in exchange for the shares and warrants. Each warrant is currently exercisable into the Company's Common Stock at $0.166 per share. The warrants are exercisable at any time for five years from the date of issuance. The February Note, shares and warrants were issued under the exemption from registration provided in Section 4(2) of the Act.

In April 2004, the Company issued 67,583 (2,253 post-split) shares of Common Stock to two vendors in exchange for debt recorded as accounts payable on the accompanying financial statements. The shares of Common Stock were issued under the exemption from registration provided in Section 4(2) of the Act.

In May 2004, the Company issued 533,333 (17,778 post-split) warrants to purchase its Common Stock in accordance with the Placement Agent Fee agreement entered into with H.C. Wainwright, Inc. dated February 2004. The warrants became due as a result of the funds raised in conjunction with the Victus Note discussed above. Each warrant is currently exercisable into the Company's Common Stock at $2.40 per share. The warrants were issued under the exemption from registration provided in Section 4(2) of the Act.

In June 2004, the Company issued 250,000 (8,334 post-split) shares of Common Stock to a vendor in exchange for debt. The shares of Common Stock were issued under the exemption from registration provided in Section 4(2) of the Act

During the three months ended June 30 2004, the Company issued 55,000 (1,834 post-split) shares of Common Stock to members of its Veterinary Advisory Board.

On July 28, 2004, the Company entered into a seven-month financial consulting agreement with TotalCFO, Inc. ("TotalCFO") for a cash fee of $80,000 and the issuance of 300,000 (10,000 post-split) warrants to purchase our stock (the "TotalCFO Warrants") in exchange for the services to be rendered. We issued the TotalCFO Warrants in September 2004. Each warrant is currently exercisable into the Company's Common Stock at $2.40 per share. The warrants were issued under the exemption from registration provided in Section 4(2) of the Securities Act.

On May 10, 2005, the Company issued a dividend of two (2) shares of the Company's restricted Common Stock for each share of Common Stock held by shareholders of record as of May 10, 2005 with the payment date being May 17, 2005.


                       Read independent auditors' report.

                         MEDICAL MEDIA TELEVISION, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005

NOTE C - COMMON AND PREFERRED STOCK (Continued)
Common Stock (Continued)

On November 16, 2005, pursuant to the terms of the Merger Agreement, as amended, the Company issued 19,415,626 shares of its restricted Common Stock to AFMN in exchange for 100% of the outstanding shares of African American Medical Network.

Preferred stock

Series A

In July 2002, the Board of Directors of the Company adopted a resolution providing for the creation of the Company's Certificate of Designation, Preferences, Rights and Limitations for its Series A Convertible Preferred Stock ("Series A Stock"). As a result of this resolution, the Company has 1,500,000 no par value preferred shares authorized. These shares had an automatic conversion into the Company's Common Stock ten days after the Company's Common Stock began to be quoted on the "Pink Sheet Exchange". The conversion rate used was determined by dividing the price per share of the preferred stock ($2.00) by 50% of the average closing price as reported by the Pink Sheet Exchange for the five trading days preceding the date of the conversion, or $2.00, whichever is less. The holders of preferred shares were not entitled to dividends; however, the Board of Directors had the ability to declare dividends at a later date. In August 2002, the Company offered 1,500,000 of its Series A Preferred Stock in a private placement for $2.00 per share. As of December 31, 2003, 101,250 shares were sold for $202,500. Based on the conversion formula contained in the Certificate of Designation, the 101,250 shares of Series A Stock converted into an aggregate of 525,959 shares of the Company's Common Stock on February 25, 2004. As a result of the foregoing, the Company amended the Certificate of Designation relating to the Series A Stock to reduce the number of authorized Series A Stock to 101,250 shares and immediately cancelled those shares, and the balance of 1,398,750 shares of Series A Stock were returned to the status of authorized but unissued and undesignated shares of Preferred Stock.

Series B

In October 2003, the Board of Directors of the Company adopted a resolution providing for the creation of the Company's Certificate of Designation, Preferences, Rights and Limitations for its Series B Convertible Preferred Stock ("Series B Preferred Stock"). As a result of this resolution, the Company had 1,000,000 no par value preferred shares authorized. In November 2003, the Company offered 1,000,000 shares of its Series B Preferred Stock in a private placement of units consisting of one share of Series B Preferred Stock and one warrant to purchase Common Stock of the Company (the "Warrants") for $2.00 per unit. After only selling 1,000 units for the purchase price of $2,000, the Company decided to discontinue the offering and amend the Certificate of Designation. In May 2004, the Company refunded the $2,000 paid by the sole shareholder of Series B Preferred Stock, and cancelled the issued Series B Preferred Stock and Warrants. The offering is claimed to be exempt under Section 4(2) of the Securities Act of 1933.

In May 2004, the Board of Directors of the Company adopted a resolution providing for the amendment of the Company's Certificate of Designation, Preferences, Rights and Limitations for its Series B Preferred Stock. As a result of this resolution, the Company had 1,500,000 no par value preferred shares authorized. These shares were convertible into shares of the Company's Common Stock at any time commencing one (1) year from the date of issuance. Each share of Series B Preferred Stock would


                       Read independent auditors' report.

                         MEDICAL MEDIA TELEVISION, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005

NOTE C - COMMON AND PREFERRED STOCK (Continued)
Preferred Stock, Series B (Continued)

convert into shares of the Company's Common Stock at the variable conversion price equal to 70% of the average closing price as reported by Bloomberg L.P. for the 20 trading days preceding the date of conversion. However, in no event would the conversion price be less than $0.50 per share, nor greater than $1.50 per share. The holders of the Series B Preferred Stock would be entitled to dividends of 8% per annum, payable in one payment upon conversion of the Series B Preferred Stock. In June 2004, the Company offered 1,500,000 of its Series B Preferred Stock in a private placement of units consisting of one share of Series B Preferred Stock and one warrant to purchase Common Stock of the Company for $1.00 per unit. No units were sold and on July 14, 2005 the Board retired the entire class of Series B Convertible Preferred Stock to the status of unissued and undesignated shares of preferred stock of the Company. The offering was claimed to be exempt under Section 4(2) of the Securities Act of 1933.

Zero Coupon Preferred Stock

The Board of Directors of the Company approved the Certificates of Designations, Preferences, Rights and Limitations for Series A Zero Coupon Preferred Stock and Series B Zero Coupon Preferred Stock. The Company filed an amendment to its articles of incorporation on July 14, 2005, which authorized 1,682,044 shares of Series A Zero Coupon Preferred Stock with $1.00 Stated Value and 2,612,329 shares of Series B Zero Coupon Preferred Stock with $1.00 Stated Value. These series of preferred shares are convertible into the Company's Common Stock at the option of the holder any time after the date of issuance at the initial conversion rate of $2.40 and $3.00 respectively per share. On December 22, 2005, the Company filed an amendment to its articles of incorporation which authorized 400,000 shares of Series C Zero Coupon Preferred Stock with $1.00 Stated Value, which shares are convertible into the Company's Common Stock at a ten percent (10%) discount to the then-current market price based on the average losing price for the twenty (20) days immediately preceding the conversion. The Series C Zero Coupon Preferred Stock is subordinate to the Series A Zero Coupon Preferred Stock and the Series B Zero Coupon Preferred Stock. The holders of the Series A B and C Zero Coupon Preferred Stock will be entitled to receive, when and as declared by the Board of Directors, if at all, dividends on parity with each holder of one or more shares of the Common Stock. Any dividend or other distribution meeting these requirements will be payable in an amount equal to the product of (a) the dividend payable on each share of Common Stock and (b) the number of shares of Common Stock issuable upon conversion of a share of Series A, B, and C Zero Coupon Preferred Stock, in each case, calculated on the record date for determination of holders entitled to receive such dividend.

Series A Zero Coupon Preferred Stock

The Company's Series A Zero Coupon Preferred Stock is non-voting capital stock and has a stated value of $1.00 per share and is convertible into the Company's Common Stock at the option of the holder any time after the date of issuance at the initial rate of $2.40 per share. The holders of the Series A Zero Coupon Preferred Stock will be entitled to receive, when and if declared by the Board of Directors, dividends on parity with holders of the Company's Common Stock. Any dividend or other distribution meeting these requirements will be payable in an amount equal to the product of (a) the dividend payable on each share of Common Stock and (b) the number of shares of Common Stock issuable upon conversion of a share of Series A Zero Coupon Preferred Stock, calculated on the record date for determination of holders entitled to receive such dividend. In addition, in the event of any voluntary or involuntary liquidation, dissolution, or


                       Read independent auditors' report.

                         MEDICAL MEDIA TELEVISION, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005

NOTE C - COMMON AND PREFERRED STOCK (Continued) Series A Zero Coupon Preferred Stock (Continued)

winding up of the Company, the holders of shares of Series A Zero Coupon Preferred Stock are entitled to be paid out of the assets available for distribution before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Series A Zero Coupon Preferred Stock, an amount equal to One Million Three Hundred Seventy Five Thousand and No/100 Dollars ($1,375,000). The holders of Series A Zero Coupon Preferred Stock also have preemptive rights to purchase any equity securities, debt securities possessing rights, preferences, privileges and limitations similar to equity securities, or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of equity securities of the Company at the price and on the terms and conditions the Company is offering them.

Series B Zero Coupon Preferred Stock

The Company's Series B Zero Coupon Preferred Stock is non-voting capital stock and has a stated value of $1.00 per share and is convertible into the Company's Common Stock at the option of the holder any time after the date of issuance at the initial rate of $3.00 per share. Of the 2,612,329 shares of Series B Zero Coupon Preferred Stock outstanding, Vicis Capital is entitled to purchase an aggregate of 15,373,000 at an adjusted exercise price of $0.166 per share. The holders of the Series B Zero Coupon Preferred Stock will be entitled to receive, when and if declared by the Board of Directors, dividends on parity with holders of the Company's Common Stock. Any dividend or other distribution meeting these requirements will be payable in an amount equal to the product of (a) the dividend payable on each share of Common Stock and (b) the number of shares of Common Stock issuable upon conversion of a share of Series B Zero Coupon Preferred Stock, calculated on the record date for determination of holders entitled to receive such dividend. In addition, in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of shares of Series B Zero Coupon Preferred Stock are entitled to be paid out of the assets available for distribution after taking into account the Series A Zero Coupon Preferred Stock liquidation preference, but before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Series B Zero Coupon Preferred Stock, an amount equal to Two Million Three Hundred Thousand and No/100 Dollars ($2,300,000).

Series C Zero Coupon Preferred Stock

The Company's Series C Zero Coupon Preferred Stock is non-voting capital stock and has a stated value of $1.00 per share and is convertible into the Company's Common Stock at the option of the holder any time after the date of issuance into that number of shares of our Common Stock determined by dividing the number of shares of Preferred Stock by the conversion price (initially equal to a ten percent (10%) discount to the then-current market price based on the average closing price for the twenty (20) days immediately preceding the conversion. The holders of the Series C Zero Coupon Preferred Stock will be entitled to receive, when and if declared by the Board of Directors, dividends on parity with holders of the Company's Common Stock. Any dividend or other distribution meeting these requirements will be payable in an amount equal to the product of (a) the dividend payable on each share of Common Stock and (b) the number of shares of Common Stock issuable upon conversion of a share of Series C Zero Coupon Preferred Stock, calculated on the record date for determination of holders entitled to receive such dividend. In addition, in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of shares of Series C Zero Coupon Preferred Stock are entitled to be paid out of the


                       Read independent auditors' report.

                         MEDICAL MEDIA TELEVISION, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005

NOTE C - COMMON AND PREFERRED STOCK (Continued) Series C Zero Coupon Preferred Stock (Continued)

assets available for distribution after taking into account the liquidation preference of the Series A Zero Coupon Preferred Stock and Series B Zero Coupon Preferred Stock, but before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Series C Zero Coupon Preferred Stock., an amount equal to Four Hundred Thousand and No/Dollars ($400,000).

Treasury stock

Treasury stock is shown at cost, and in 2001 consists of 1,725,000 (57,500 post-split) shares of Common Stock. On December 31, 1997, Southeast's initial shareholder agreed to sell to Southeast 1,725,000 (57,500 post-split) shares of the Common Stock in exchange for a non-interest bearing demand note payable in the amount of $5,000. This note was repaid during 2002, and the shares were cancelled and returned to the Company's authorized but unissued shares.

Stock Options

We have an equity incentive plan available to key employees and consultants of the Company. Under the plan, we may grant options for up to 2,000,000 (66,667 post-split) shares of Common Stock. The exercise price of each incentive option is equal to the greater of the fair market value of our stock on the date of grant or the aggregate par value of the stock on the date of grant. In the case of any 10% stockholder, the incentive option price will not be less than 110% of the fair market value on the date of grant. The Compensation Committee of the Board of Directors shall determine the price at which shares of stock may be purchased under a nonqualified option. Options expire ten years from the date of grant, except for those granted to a 10% stockholder, which expire five years from the date of grant. To date, we have granted 159,000 (5,300 post-split) options under this equity incentive plan.

NOTE E - CONVERTIBLE PROMISSORY NOTES

On December 15, 2004, the Company issued a Promissory Note to an individual ("December 2004 Promissory Note") pursuant to the exemption from registration found in Section 4(2) of Regulation D under the Securities Act of 1933 (issued in exchange for similar convertible securities of AFMN, Inc. pursuant to the First Amendment to the Merger Agreement). Pursuant to the terms of the December 2004 Promissory Note, the individual loaned the Company an aggregate of $200,000 at an annual interest rate of ten percent (10%). The December 2004 Promissory Note has a term of 365 days. On the maturity date of the December 2004 Promissory Note, the individual has the option to convert the principal amount of the December 2004 Promissory Note into 200,000 units of the Company's securities pursuant to the terms of a Debt Conversion Agreement. Each unit consists of one share of the Company's Common Stock (for an aggregate of 200,000 shares) and one warrant to purchase an additional share of the Company's Common Stock (for an aggregate of 200,000 warrants) with an exercise price of $2.00 per share. The note was due on December 14, 2005 and has not been repaid or converted. On December 14, 2005, the Company and the individual agreed to an extension of 180 days.


                       Read independent auditors' report.

                         MEDICAL MEDIA TELEVISION, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005

NOTE E - CONVERTIBLE PROMISSORY NOTES (Continued)

On April 18, 2005, the Company issued a Promissory Note to an individual ("April 2005 Promissory Note") pursuant to the exemption from registration found in
Section 4(2) of Regulation D under the Securities Act of 1933 (issued in exchange for similar convertible securities of AFMN, Inc. pursuant to the First Amendment to the Merger Agreement). Pursuant to the terms of the April 2005 Promissory Note, the individual loaned the Company an aggregate of $100,000 at an annual interest rate of eight percent (8%). The April 2005 Promissory Note has a term of 365 days. On the maturity date of the 2005 April Promissory Note, the individual has the option to convert the principal amount of the April 2004 Promissory Note into 100,000 units of the Company's securities pursuant to the terms of a Debt Conversion Agreement. Each unit consists of two shares of the Company's Common Stock (for an aggregate of 200,000 shares) and one warrant to purchase an additional share of the Company's Common Stock (for an aggregate of 100,000 warrants) with an exercise price of $1.00 per share.

On November 30, 2005, the Company issued to an individual investor its 12-month Convertible Promissory Note ("12-Month Note"), pursuant to the exemption from registration found in Section 4(2) of Regulation D under the Securities Act of 1933. Pursuant to the terms of the 12-Month Note, an individual investor loaned the Company $1,000,000 under a loan schedule. The 12-Month Note bears interest at a rate of 20% per annum, compounded semi-annually. Interest shall be paid at the end of each calendar quarter in either shares of Series C Zero Coupon Preferred Stock of the Company valued at $1.00 per share, or cash, at the investor's option. The Series C Zero Coupon Preferred Stock shall be convertible into shares of the Company's Common Stock on the maturity date of the 12-Month Note at a 10% discount to the then-current market price based on the average closing price for the twenty (20) days immediately preceding the conversion. The Series C Zero Coupon Preferred Stock is subordinate to the Company's Series A Zero Coupon Preferred Stock and Series B Zero Coupon Preferred Stock. At maturity, the 12-Month Note shall be convertible into Common Stock of the Company at a fixed conversion price of $.40 per share. With the consent of the Company and the investor, the 12-Month Note may be extended for an additional twelve months, with the terms of the interest payments remaining the same. The 12-Month Note is not convertible such that the investor's overall Common Stock ownership position in the Company exceeds 4.99%; provided, however, that upon investor providing the Company with sixty-one (61) days notice (the "Waiver Notice") that investor would like to waive this restriction with regard to any or all shares of Common Stock issuable upon exercise of the conversion feature of the 12-Month Note, this restriction will be of no force or effect with regard to all or a portion of the 12-Month Note referenced in the Waiver Notice, and provided further that this provision shall be of no further force or effect during the sixty-one (61) days immediately preceding the expiration of the term of the 12-Month Note. The Company also issued the investor 2,500,000 five-year Common Stock Purchase Warrants with an exercise price of $0.75 per share. The warrants are not exercisable such that the investor's overall Common Stock ownership position in the Company exceeds 4.99%. On December 31, 2005 the Company issued 8,627 shares of its Series C Zero Coupon Preferred Stock as payment for $8,627.40 interest accrued through December 31, 2005. The 8,627 shares are convertible into 9,586 shares of the Company's Common Stock. As a result of fees incurred in connection with the 12-Month Note, the Company issued Common Stock Purchase Warrants to Allderdice Media, Inc. to purchase 300,000 shares of the Company's Common Stock at an exercise price of $0.75 per share for a term of five years.


                       Read independent auditors' report.

                         MEDICAL MEDIA TELEVISION, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005

NOTE F - RELATED PARTY TRANSACTIONS

On May 16, 2002, we issued a non-interest bearing promissory note to James Calaway, a former director, in the original principal amount of $100,000 (the "Calaway Note"). At December 31, 2005, the principal balance due on the Calaway Note was $78,537.

In June 2002, we issued the following non-interest bearing promissory notes (the "Hugo/Turner Notes"), all of which remained outstanding at December 31, 2005:

      o Daniel V. Hugo, a former officer and director, in the amount of $25,000;

      o     Robert and Janna Hugo, in the amount of $6,000; and

      o     Robert and Jamie Turner, in the amount of $5,000.

At December 31, 2005, the principal balances due on the Hugo/Turner Notes were $21,459, $5,150, and $4,291 respectively.

On March 10, 2003, May 28, 2003, June 6, 2003, and July 1, 2003 we entered into Note Purchase and Security Agreement(s) and Senior Convertible Promissory Note(s) (the "Edge Notes") with Pet Edge, LLC, a Connecticut limited liability company ("Edge"). The managing partner of Edge, John Sfondrini, became a member of the board of directors at the inception of this loan, although he is no longer a member of the board of directors. Under the terms of the Edge Notes, Edge loaned us $1,000,000, $50,000, $50,000, and $275,000 respectively with simple interest at the rate of ten percent (10%) per annum. All principal and accrued interest on the Edge Notes was due March 9, 2006, May 27, 2006, June 5, 2006, and June 30, 2006 respectively. The principal and interest on the Edge Notes was convertible into pre-split shares of our Common Stock at $.246 per share. On November 10, 2003, we entered into an agreement with Edge to amend the terms of conversion of the Edge Notes (the "Edge Amendment"). Pursuant to the terms of a Debt Exchange Agreement dated July 8, 2005 by and between Edge and the Company ("Edge Debt Exchange Agreement") the Edge Notes were converted into 1,682,044 shares of the Company's Series A Zero Coupon Preferred Stock and 2,102,556 five-year Warrants to purchase shares of Common Stock of Medical Media ("Edge Debt Exchange Warrants") with an exercise price of fifteen cents ($.15).

On June 10, 2003, we entered into a Note Purchase Agreement and Convertible Promissory Note with a former director, Mark Maltzer (the "Maltzer Note"). Under the terms of the Maltzer Note, Dr. Maltzer agreed to loan us $50,000 with simple interest at a rate of ten percent (10%) per annum. All principal and accrued interest was due June 9, 2006. The principal and interest on the Maltzer Note was convertible into pre-split shares of Common Stock of the Company at $.246 per share. Pursuant to the terms of the Debt Exchange Agreement dated July 8, 2005 by and between Dr. Maltzer and the Company ("Maltzer Debt Exchange Agreement") the Maltzer Note was converted into 60,411 shares of the Company's Series B Zero Coupon Preferred Stock and 45,308 five-year Warrants to purchase shares of Common Stock of Medical Media ("Maltzer Debt Exchange Warrants") with an exercise price of fifteen cents ($.15).

On February 13, 2004, Medical Media entered into a Note Purchase Agreement with Victus Capital, LP, a Delaware limited partnership ("Victus") and issued Victus a Subordinated Convertible Promissory Note (the "Victus February Note"). Under the terms of the Victus February Note, Victus loaned us $1,000,000 with interest of $62,500 per quarter. In order to insure that interest payments were made,


                       Read independent auditors' report.

                         MEDICAL MEDIA TELEVISION, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005

NOTE F - RELATED PARTY TRANSACTIONS (Continued)

$250,000 of the principal amount of the Victus February Note was delivered to an escrow agent to be held for the purposes of making quarterly interest payments to Victus. Prior to the maturity date of the Victus February Note, Victus had the option to convert the principal and any outstanding interest into shares of a subsequent private offering of Preferred Stock, or into shares of our Common Stock at a price of $.375 per share. Upon acceleration or conversion of the Victus February Note, any unpaid balance in the escrow account would be returned to Victus. In May 2004, Medical Media issued 357,143 (11,905 post-split) shares of its Common Stock at $0.70 ($2.10 post-split) per share and 714,300 (23,810 post-split) Common Stock Purchase Warrants ("Victus February Warrants") in lieu of $250,000 in interest due on the Victus February Note. Accordingly, the $250,000 being held in escrow was released to the Company in exchange for the shares and the Victus February Warrants. Each Victus February Warrant was exercisable into post-split shares of the Company's Common Stock at $30.00 per share at any time for five years from the date of issuance. On October 19, 2005, the exercise price of the Victus February Warrant was reduced to $0.166 pursuant to the extension terms of the Series AA Convertible Debenture mentioned below. The Victus February Note, the shares of Common Stock, and Victus February Warrants were issued under the exemption from registration provided in Section 4(2) of the Securities Act of 1933 (the "Securities Act"). In March 2005, Vicis Capital Master Fund, a fund managed by Vicis Capital, LP, a Delaware limited partnership ("Vicis Capital") acquired certain assets of Victus. Included in the acquisition were the Victus February Note, the shares of the Company's Common Stock, and the Victus February Warrants discussed above. Pursuant to the terms of a Debt Exchange Agreement dated July 8, 2005 between Vicis Capital and the Company, the Victus February Note was converted into 1,100,000 post-split shares of the Company's Series B Zero Coupon Preferred Stock and 825,000 five-year Warrants to purchase post-split shares of Common Stock of Medical Media ("Vicis Capital Debt Exchange Warrants") with an exercise price of fifteen cents ($.15). On October 19, 2005, the exercise price of the Victus Capital Debt Exchange Warrants was reduced to $0.166 pursuant to the extensions terms of the Series AA Convertible Debenture mentioned below.

On July 27, 2004, Medical Media entered into a Note Purchase Agreement with Victus Capital and issued a Subordinated Convertible Promissory Note ("Victus July Note"), and Warrant to Purchase Shares of Common Stock (the "Victus July Warrant"). Under the terms of the Victus July Note, Victus loaned us $1,000,000, at an annual rate of interest of twenty percent (20%) compounded semi-annually. The Victus July Note had a term of twelve months. For the first year, the Company had the right to pay interest on the Victus July Note with registered, freely transferable Common Stock, valued at a ten percent (10%) discount to the market. On the date of maturity, the Victus July Note was convertible, at the option of the holder, into shares of our Common Stock at $.40 per share. Pursuant to the terms of the Victus July Warrant, Victus may purchase up to 2,500,000 (83,333 post-split) shares of our Common Stock at an exercise price of $0.75 ($22.50 post-split) per share until the expiration date of July 26, 2009. On October 19, 2005, the exercise price of the Victus Capital Debt Exchange Warrants was reduced to $0.166 pursuant to the extension terms of the Series AA Convertible Debenture mentioned below. In March 2005, Vicis Capital acquired certain assets of Victus. Included in the acquisition were the Victus July Note and the Victus July Warrant discussed above. Pursuant to the terms of a Debt Exchange Agreement dated July 8, 2005 between Vicis Capital and the Company, the Victus July Note was converted into 1,189,589 post-split shares of the Company's Series B Zero Coupon Preferred Stock and 892,192 five-year Vicis Capital Debt Exchange Warrants to purchase post-split shares of Common Stock of Medical Media with an exercise price of fifteen cents ($.15). On July 28, 2004, in connection with the Victus July Note, the Company issued TotalCFO,


                       Read independent auditors' report.

                         MEDICAL MEDIA TELEVISION, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005

NOTE F - RELATED PARTY TRANSACTIONS (Continued)

LLC a warrant to purchase 300,000 (10,000 post-split) shares of the Company's Common Stock at $0.75 ($22.50 post-split) per share over a period of five years. On September 1, 2005, the Company reduced the exercise price of these warrants to $2.40 per share.

On March 16, 2005, the Company issued to Vicis Capital its Series A Convertible Debentures ("Series A Debentures"), Series A Common Stock Purchase Warrants, Series B Common Stock Purchase Warrants, and Series C Common Stock Purchase Warrants pursuant to the exemption from registration found in Section 4(2) of Regulation D under the Securities Act of 1933. Pursuant to the terms of the Series A Debentures, Vicis Capital loaned the Company an aggregate of $250,000 at an annual rate of interest of fifteen percent (15%). The Series A Debentures had a term of 24 months and the Company had the option to pay the interest semi-annually in cash or in shares of its registered Common Stock at a ten percent (10%) discount to the market price based on the average of the twenty
(20) trading days prior to the payment of the interest. On the maturity date of the Series A Debentures, Vicis Capital had the option to convert the Series A Debentures into shares of the Company's Common Stock at a price of $3.00 per share. Under the terms of the Series A Common Stock Purchase Warrants, Vicis Capital may purchase up to 2,500,000 (83,335 post-split) shares of the Company's Common Stock at an exercise price of $0.10 ($3.00 post-split) per share for a ten-year period. On September 1, 2005, the Company reduced the exercise price of these warrants to $2.40. On October 19, 2005, the exercise price of the Victus Capital Debt Exchange Warrants was reduced to $0.166 pursuant to the extension terms of the Series AA Convertible Debenture mentioned below. Under the terms of the Series B Common Stock Purchase Warrants, Vicis Capital may purchase up to 2,500,000 (83,335 post-split) shares of the Company's Common Stock at an exercise price of $0.125 ($3.75 post-split) per share for a five-year period. On September 1, 2005, the Company reduced the exercise price of these warrants to $2.40. On October 19, 2005, the exercise price of the Victus Capital Debt Exchange Warrants was reduced to $0.166 pursuant to the extension terms of the Series AA Convertible Debenture mentioned below. Under the terms of the Series C Common Stock Purchase Warrants, Vicis Capital may purchase up to 1,250,000 (41,670 post-split) shares of the Company's Common Stock at an exercise price of $0.10 ($3.00 post-split) per share for a one-year period. On September 1, 2005, the Company reduced the exercise price of these warrants to $2.40. On October 19, 2005, the exercise price of the Victus Capital Debt Exchange Warrants was reduced to $0.166 pursuant to the extension terms of the Series AA Convertible Debenture mentioned below. The Series A Debentures and Series A, B, and C Common Stock Purchase Warrants may not be converted and exercised to the extent that Vicis Capital's overall ownership of the Company's Common Stock exceeds 4.99%, unless such limitation is waived by Vicis Capital upon no less than sixty-one days (61) advance written notice. Pursuant to the terms of a Debt Exchange Agreement dated July 8, 2005 between Vicis Capital and the Company, the Series A Debentures were converted into 262,329 post-split shares of the Company's Series B Zero Coupon Preferred Stock and 196,747 five-year Vicis Capital Debt Exchange Warrants to purchase post-split shares of Common Stock of Medical Media with an exercise price of fifteen cents ($.15). As a result of fees incurred in connection with the Series A Debentures mentioned above, the Company issued Common Stock Purchase Warrants to MidTown Partners & Co., LLC to purchase 50,000 (1,667 post-split) shares of the Company's Common Stock at an exercise price of $0.10 ($3.00 post-split) per share for a term of five (5) years. On September 1, 2005, the Company reduced the exercise price of these warrants to $2.40.

On May 6, 2005, the Company issued to Vicis Capital its Series B Convertible Debenture ("Series B Convertible Debenture"), Series D Common Stock Purchase Warrants, Series E Common Stock Purchase Warrants, and Series F Common Stock Purchase Warrants pursuant to the exemption from registration


                       Read independent auditors' report.

                         MEDICAL MEDIA TELEVISION, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005

NOTE F - RELATED PARTY TRANSACTIONS (Continued)

found in Section 4(2) of Regulation D under the Securities Act of 1933. Pursuant to the terms of the Series B Convertible Debenture, Vicis Capital loaned the Company an aggregate of $250,000 at an annual rate of interest of fifteen percent (15%). The Series B Convertible Debenture has a term of 24 months and the Company has the option to pay the interest semi-annually in cash or in shares of its registered Common Stock at a ten percent (10%) discount to the market price based on the average five (5) days Volume Weighted Average Closing Price of the Company's Common Stock for the five (5) trading days prior to payment. On the maturity date of the Series B Convertible Debenture, Vicis Capital has the option to convert the Series B Convertible Debenture into shares of the Company's Common Stock at a price of $2.40 per share. On October 19, 2005, the exercise price of the Victus Capital Debt Exchange Warrants was reduced to $0.166 pursuant to the extension terms of the Series AA Convertible Debenture mentioned below. Under the terms of the Series D Common Stock Purchase Warrants, Vicis Capital may purchase up to 104,167 shares of the Company's Common Stock at an exercise price of $2.40 per share for a ten (10) year period. On October 19, 2005, the exercise price of the Victus Capital Debt Exchange Warrants was reduced to $0.166 pursuant to the extension terms of the Series AA Convertible Debenture mentioned below. Under the terms of the Series E Common Stock Purchase Warrants, Vicis Capital may purchase up to 104,167 shares of the Company's Common Stock at an exercise price of $2.40 per share for a five (5) year period. On October 19, 2005, the exercise price of the Victus Capital Debt Exchange Warrants was reduced to $0.166 pursuant to the extension terms of the Series AA Convertible Debenture mentioned below. Under the terms of the Series F Common Stock Purchase Warrants, Vicis Capital may purchase up to 104,167 shares of the Company's Common Stock at an exercise price of $2.40 per share for a one-year period. On October 19, 2005, the exercise price of the Victus Capital Debt Exchange Warrants was reduced to $0.166 pursuant to the extension terms of the Series AA Convertible Debenture mentioned below. The Series B Convertible Debenture and Series D, E, and F Common Stock Purchase Warrants may not be converted and exercised to the extent that Vicis Capital's overall ownership of the Company's Common Stock, giving effect to that conversion and together with the right to receive any Common Stock within sixty days of the conversion date, will exceed 4.99% of the Company's outstanding stock at that time. As a result of fees incurred in connection with the Series B Debentures mentioned above, the Company issued Series D Common Stock Purchase Warrants to MidTown Partners & Co., LLC to purchase 20,000 shares of the Company's Common Stock at an exercise price of $2.40 per share for a term of five years.

On July 19, 2005, the Company issued to Vicis Capital its Series AA Convertible Debenture, Series AA Common Stock Purchase Warrants, and Series BB Common Stock Purchase Warrants pursuant to the exemption from registration found in Section 4(2) of Regulation D under the Securities Act of 1933 (issued in exchange for similar convertible securities of AFMN, Inc. pursuant to the First Amendment to the Merger Agreement). Pursuant to the terms of the Series AA Convertible Debenture, Vicis Capital loaned the Company an aggregate of $412,000 at an annual rate of interest of sixteen percent (16%). The Series AA Convertible Debenture has a term of 90 days with a provision that the due date may be extended an additional 90 days. If the Series AA Convertible Debenture is extended for an additional ninety (90) days, the Company shall reset the conversion price and exercise price on all convertible debentures and warrants of the holder to the lesser of (A) the average closing bid price of the Company's common stock on the five trading days immediately preceding the date of the extension, or (B) the original conversion price and exercise price. On the maturity date of the Series AA Convertible Debenture, Vicis Capital had the option to convert the Series AA Convertible Debenture into shares of the Company's Common Stock at a price of $0.20 per share. The Series AA Convertible Debenture was


                       Read independent auditors' report.

                         MEDICAL MEDIA TELEVISION, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005

NOTE F - RELATED PARTY TRANSACTIONS (Continued)

extended an additional ninety (90) days with a new maturity date of January 16, 2006 and the conversion price was reset to $0.166 per share. Under the terms of the Series AA Common Stock Purchase Warrants, Vicis Capital may purchase up to 1,030,000 shares of the Company's Common Stock at an exercise price of $2.40 per share for a five (5) year period. Pursuant to the extension of the Series AA Convertible Debenture, the exercise price on the Series AA Common Stock Purchase Warrants was reset to $0.166 per share. Under the terms of the Series BB Common Stock Purchase Warrants, Vicis Capital may purchase up to 2,060,000 shares of the Company's Common Stock at an exercise price of $2.40 per share for a five
(5) year period. Pursuant to the extension of the Series AA Convertible Debenture, the exercise price on the Series BB Common Stock Purchase Warrants was reset to $0.166 per share. The Series AA Convertible Debenture and Series AA and BB Common Stock Purchase Warrants may not be converted and exercised to the extent that Vicis Capital's overall ownership of the Company's Common Stock, giving effect to that conversion and together with the right to receive any Common Stock within sixty days of the conversion date, will exceed 4.99% of the Company's outstanding stock at that time. As a result of fees incurred in connection with the Series AA Debentures mentioned above, the Company issued Series BB Common Stock Purchase Warrants to MidTown Partners & Co., LLC to purchase 20,000 shares of the Company's Common Stock at an exercise price of $0.30 per share for a term of five years.

NOTE G - COMMITMENTS AND CONTINGENCIES

In June 2002, The Company entered into an employment agreement with Mr. Cohen that has an infinite term. This agreement automatically renews every ninety days commencing June 5, 2002. The Company may terminate the agreement with cause, effective upon delivery of written notice to Mr. Cohen, except where the cause is a material breach of this agreement, for which Mr. Cohen has sixty days to cure the material breach after written notice from the Company. The Company may terminate this agreement without cause, effective sixty days after written notice to Mr. Cohen. Mr. Cohen may terminate this agreement with cause provided he delivers written notice to the Company sixty days before termination or without cause provided he delivers written notice one year before termination. If the Company terminates the agreement without cause, or Mr. Cohen terminates the agreement with cause, the Company will be obligated to pay Mr. Cohen the compensation, remuneration and expenses specified below for a period of five years from the date of notice. Under the terms of the agreement, Mr. Cohen will receive an annual salary of $150,000, payable in monthly installments of $12,500. Terms of the agreement call for Mr. Cohen's salary to be renegotiated at the end of each fiscal year, however, the salary has not been renegotiated through 2005. Mr. Cohen will also receive medical and long-term disability insurance at our expense, as well as an automobile for business use, and reimbursement for certain business expenses.

In August 2003, the Company entered into a sixty-two (62) month lease agreement commencing on October 1, 2003 with Liberty Property Limited Partnership for approximately 3,800 square feet of office/warehouse space located at 8406 Benjamin Road, Suite C, Tampa, Florida 33634. Lease expense for 2003 totaled $5,077. Under this agreement, minimum lease expense for the 12 months ended December 31, 2005 through 2007 and the eleven months ended November 30, 2008 will be approximately $39,400, $40,300, $41,100 and $38,500 respectively.


                       Read independent auditors' report.

                         MEDICAL MEDIA TELEVISION, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005

NOTE G - COMMITMENTS AND CONTINGENCIES (Continued)

At December 31, 2004, the Company had a consulting agreement in place with Mr. James Calaway, a member of its Board of Directors. The agreement states that Mr. Calaway provide financial consulting services, at the direction of the Board of Directors, for the amount of $667 per month until the Company has received an aggregate of $2.5 million in funding.

On June 1, 2005, our subsidiary PetCARE TV, entered into a five-year Employment Agreement with Bernard Kouma to serve as its President. PetCARE TV can terminate the agreement at any time for cause, effective upon delivery of written notice to Mr. Kouma, except where the cause is a material breach of the agreement, for which Mr. Kouma will have sixty days to cure the material breach after written notice. The agreement may be terminated at any time without cause, provided that Mr. Kouma is paid six months' severance pay. Mr. Kouma may terminate this agreement for cause, provided he delivers written notice of such intention to terminate not less than sixty (60) days prior to the date of such termination, which notice shall specify, in reasonable detail, the circumstances claimed to provide the basis for such termination. The term for "cause" shall mean if PetCARE TV unreasonably changes his duties, responsibilities, or working conditions or takes any other actions, which impede him in the performance of his duties. If Mr. Kouma terminates the agreement for cause, PetCARE TV shall, as severance pay, pay him an amount equal to six (6) months of his compensation then in effect. Mr. Kouma may elect to terminate this agreement at any time without cause provided he delivers written notice of such intention to terminate not less than one month prior to the date of such termination. If Mr. Kouma terminates this agreement not for cause, all compensation shall cease as of the effective date specified in such notice. Under the terms of the agreement, Mr. Kouma will receive an annual salary of $72,000, payable in semi-monthly installments of $3,000. Any salary increases will be at the discretion of the Board. Mr. Kouma will also receive medical insurance at our expense and reimbursement for certain business expenses. The agreement requires that Mr. Kouma devote such time and attention to the business and affairs as is reasonably necessary to carry out his duties, provided, however, that he must devote no less than forty hours per week.

On November 16, 2005, our subsidiary, African American Medical Network, entered into a five-year Employment Agreement with Robert Cambridge to serve as its President. African American Medical Network can terminate the agreement at any time for cause, effective upon delivery of written notice to Mr. Cambridge, except where the cause is a material breach of the agreement, for which Mr. Cambridge will have sixty days to cure the material breach after written notice. The agreement may be terminated at any time without cause, provided that Mr. Cambridge is paid six months' severance pay. Mr. Cambridge may terminate this agreement for cause, provided he delivers written notice of such intention to terminate not less than sixty (60) days prior to the date of such termination, which notice shall specify, in reasonable detail, the circumstances claimed to provide the basis for such termination. The term for "cause" shall mean if African American Medical Network unreasonably changes his duties, responsibilities, or working conditions or takes any other actions, which impede him in the performance of his duties. If Mr. Cambridge terminates the agreement for cause, African American Medical Network shall, as severance pay, pay him an amount equal to six (6) months of his compensation then in effect. Mr. Cambridge may elect to terminate this agreement at any time without cause provided he delivers written notice of such intention to terminate not less than one month prior to the date of such termination. If Mr. Cambridge terminates this agreement not for cause, all compensation shall cease as of the effective date specified in such notice. Under the terms of the agreement, Mr. Cambridge will receive an annual salary of $72,000, payable in semi-monthly installments of $3,000. Any salary increases will be at the


                       Read independent auditors' report.

                         MEDICAL MEDIA TELEVISION, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005

NOTE G - COMMITMENTS AND CONTINGENCIES (Continued)

discretion of the Board. Mr. Cambridge will also receive medical insurance at our expense and reimbursement for certain business expenses. The agreement requires that Mr. Cambridge devote such time and attention to the business and affairs as is reasonably necessary to carry out his duties, provided, however, that he must devote no less than forty hours per week.

On November 16, 2005, we entered into a five-year Employment Agreement with Donald R. Mastropietro to serve as its Sr. Vice President Finance and Chief Financial Officer. We can terminate the agreement at any time for cause, effective upon delivery of written notice to Mr. Mastropietro, except where the cause is a material breach of the agreement, for which Mr. Mastropietro will have sixty days to cure the material breach after written notice. The agreement may be terminated at any time without cause, provided that Mr. Mastropietro is paid six months' severance pay. Mr. Mastropietro may terminate this agreement for cause, provided he delivers written notice of such intention to terminate not less than sixty (60) days prior to the date of such termination, which notice shall specify, in reasonable detail, the circumstances claimed to provide the basis for such termination. The term for "cause" shall mean if the Company unreasonably changes his duties, responsibilities, or working conditions or takes any other actions, which impede him in the performance of his duties. If Mr. Mastropietro terminates the agreement for cause, the Company shall, as severance pay, pay him an amount equal to six (6) months of his compensation then in effect. Mr. Mastropietro may elect to terminate this agreement at any time without cause provided he delivers written notice of such intention to terminate not less than one month prior to the date of such termination. If Mr. Mastropietro terminates this agreement not for cause, all compensation shall cease as of the effective date specified in such notice. Under the terms of the agreement, Mr. Mastropietro will receive an annual salary of $128,000, payable in semi-monthly installments of $5,350. Any salary increases will be at the discretion of the Board. Mr. Mastropietro will also receive medical insurance at our expense and reimbursement for certain business expenses. The agreement requires that Mr. Mastropietro devote such time and attention to the business and affairs as is reasonably necessary to carry out his duties, provided, however, that he must devote no less than forty hours per week. On November 29, 2005, the Company and Mr. Mastropietro entered into a First Amendment to the Employment Agreement of Donald R. Mastropietro. The amendment indicates that as the Company is still reliant upon investment funds until such time as operating revenues begin, the Company and Mr. Mastropietro agree that his current annual salary of $90,000 will remain in effect until such time as the increased salary of $128,400 as set forth in the employment agreement can be paid through cash flow from operations of the Company. All other terms and conditions of the employment agreement remain in full force and effect.

On November 16, 2005, we entered into an Employment Agreement with Charles V. Richardson to serve as Vice President of Marketing and Chief Marketing Officer. The agreement terminates on March 31, 2009. We can terminate the agreement at any time for cause, effective upon delivery of written notice to Mr. Richardson, except where the cause is a material breach of the agreement, for which Mr. Richardson will have sixty days to cure the material breach after written notice. The agreement may be terminated at any time without cause, provided that Mr. Richardson is paid six months' severance pay. Mr. Richardson may terminate this agreement for cause, provided he delivers written notice of such intention to terminate not less than sixty (60) days prior to the date of such termination, which notice shall specify, in reasonable detail, the circumstances claimed to provide the basis for such termination. The term for "cause" shall mean if the Company unreasonably changes his duties, responsibilities, or working conditions or takes any other actions, which impede him in the performance of his duties. If Mr.


                       Read independent auditors' report.

                         MEDICAL MEDIA TELEVISION, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005

NOTE G - COMMITMENTS AND CONTINGENCIES (Continued)

Richardson terminates the agreement for cause, the Company shall, as severance pay, pay him an amount equal to six (6) months of his compensation then in effect. Mr. Richardson may elect to terminate this agreement at any time without cause provided he delivers written notice of such intention to terminate not less than one month prior to the date of such termination. If Mr. Richardson terminates this agreement not for cause, all compensation shall cease as of the effective date specified in such notice. Under the terms of the agreement, Mr. Richardson will receive an annual salary of $150,000, payable in semi-monthly installments of $6,250. Any salary increases will be at the discretion of the Board. Mr. Richardson will also receive medical insurance at our expense and reimbursement for certain business expenses. The agreement requires that Mr. Richardson devote such time and attention to the business and affairs as is reasonably necessary to carry out his duties, provided, however, that he must devote no less than forty hours per week.

On November 16, 2005, we entered into a five-year Employment Agreement with Teresa J. Bray to serve as its Vice President Administration/Compliance. We can terminate the agreement at any time for cause, effective upon delivery of written notice to Ms. Bray, except where the cause is a material breach of the agreement, for which Ms. Bray will have sixty days to cure the material breach after written notice. The agreement may be terminated at any time without cause, provided that Ms. Bray is paid six months' severance pay. Ms. Bray may terminate this agreement for cause, provided she delivers written notice of such intention to terminate not less than sixty (60) days prior to the date of such termination, which notice shall specify, in reasonable detail, the circumstances claimed to provide the basis for such termination. The term for "cause" shall mean if the Company unreasonably changes her duties, responsibilities, or working conditions or takes any other actions, which impede her in the performance of her duties. If Ms. Bray terminates the agreement for cause, the Company shall, as severance pay, pay her an amount equal to six (6) months of her compensation then in effect. Ms. Bray may elect to terminate this agreement at any time without cause provided she delivers written notice of such intention to terminate not less than one month prior to the date of such termination. If Ms. Bray terminates this agreement not for cause, all compensation shall cease as of the effective date specified in such notice. Under the terms of the agreement, Ms. Bray will receive an annual salary of $128,000, payable in semi-monthly installments of $4,933. Any salary increases will be at the discretion of the Board. Ms. Bray will also receive medical insurance at our expense and reimbursement for certain business expenses. The agreement requires that Ms. Bray devote such time and attention to the business and affairs as is reasonably necessary to carry out her duties, provided, however, that she must devote no less than forty hours per week. On November 29, 2005, the Company and Ms. Bray entered into a First Amendment to the Employment Agreement of Teresa J. Bray. The amendment indicates that as the Company is still reliant upon investment funds until such time as operating revenues begin, the Company and Ms. Bray agree that her current annual salary of $80,000 will remain in effect until such time as the increased salary of $118,400 as set forth in the employment agreement can be paid through cash flow from operations of the Company. All other terms and conditions of the employment agreement remain in full force and effect.

NOTE H - SUBSEQUENT EVENTS

On January 1, 2006, the Company entered into a one-year Consulting Agreement with Saddle Ranch Productions, Inc. ("Saddle Ranch"), a Florida corporation, wherein Saddle Ranch will provide consulting services; specifically relating to:
(i) all areas of video production, editing, and mastering; (ii) all areas of


                       Read independent auditors' report.

                         MEDICAL MEDIA TELEVISION, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005

NOTE H - SUBSEQUENT EVENTS (Continued)

marketing, specifically related to geographic expansion of the networks and subscriber base; and (iii) all areas of advertising sales, including but not limited to the employment of regional sales directors for the express purpose of soliciting and obtaining advertising contracts and/or insertion order for the Company's networks with concentration on providing product adjacencies and/or exclusivity for multi-network purchases. The Company will pay Saddle Ranch an aggregate of $19,000 per month for the consulting services.

On January 3, 2006, PetCARE TV entered into a three-year Distribution Agreement with Butler Animal Health Supply ("Butler AHS") granting Butler AHS the exclusive distribution rights to sell PetCARE TV's veterinary client education products (including annual subscriptions to the monthly DVD magazine and Welcome Home Your New Friend DVDs) to veterinarian hospitals within the U.S. Butler is the nation's largest distributor of companion animal health supplies to veterinarians. Headquartered in Dublin, Ohio Butler operates across the U.S. with 15 distribution centers and 8 tele-centers. Butler serves over 29,000 veterinary clinics in all 50 states and distributes over 15,000 products for more than 300 vendors.

On January 27, 2006, the Company and an investor, Capital Smart, LLC (the "Investor") entered into a Note Purchase Agreement pursuant to which the Investor agreed to loan the Company an aggregate of $1,000,000 ($250,000 on February 15, 2006 and $750,000 on March 31, 2006). The Note Purchase Agreement provides that the Company will issue a convertible promissory note in the original aggregate face amount of $1,000,000 (the "Note") and warrants to purchase 2,500,000 shares of the Company's common stock (625,000 on February 15, 2006 and 1,875,000 on March 31, 2006) (the "Warrants") to the Investor. The Warrants will have a term of five (5) years with an exercise price of $0.75 per share (the "Exercise Price"). The Investor cannot exercise the Warrants if such exercise would cause the Investor's overall ownership of the Company's common stock to exceed 4.99% of the then issued and outstanding shares of common stock of the Company

Pursuant to the Note Purchase Agreement, the Company will issue the Note on February 15, 2006. The Note will mature twelve months from the date of issuance (the "Maturity Date") and will accrue interest at a rate of 20% (compounded semi-annually). Interest will be paid at the end of each quarter in either (i) shares of the Company's Series C Zero Coupon Preferred Stock valued a $1.00 per share, or (ii) cash, at the option of the Investor. The first interest payment is due March 31, 2006. The Company's Series C Zero Coupon Preferred Stock is convertible into shares of the Company's common stock on the Maturity Date at a price equal to a 10% discount to market based on the average closing price of the Company's common stock for the twenty (20) days immediately preceding the conversion. The terms of the Note Purchase Agreement also provide that the Company, at its earliest opportunity, and in any event not more than 120 days from the date of the transaction, will register all of the Investor's underlying equity positions in the Company pursuant to a registration statement filed with the SEC. The Company agreed to keep the registration statement effective for a period of 3 years, subject to customary carve-outs.

On the Maturity Date, the Investor will have the option to convert the Note into shares of the Company's common stock at a fixed conversion price of $0.40 per share. However, the Note shall not be convertible if such conversion would cause the Investor's ownership of the Company's common stock to exceed 4.99% of the then issued and outstanding shares of common stock of the Company; provided, however, the Investor may provide the Company with sixty-one (61) days notice (the "Waiver Notice") that the


                       Read independent auditors' report.

                         MEDICAL MEDIA TELEVISION, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005

NOTE H - SUBSEQUENT EVENTS (Continued)

Investor would like to waive this restriction with regard to any or all of the shares of common stock issuable upon exercise of this conversion feature of the Note. If the Investor provides such notice, this restriction will be of no force or effect with regard to all or a portion of the Note referenced in the Waiver Notice. This provision also shall be of no further force or effect during the sixty-one (61) days immediately preceding the Maturity Date. With the consent of both the Company and the Investor, the Note may be extended for an additional 12 months, with the terms of the interest payments remaining the same.


                       Read independent auditors' report.
                                      F-26

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
PetCARE Television Network, Inc.
Tampa, Florida

We have audited the accompanying balance sheet of PetCARE Television Network, Inc. (a Development Stage Company), as of December 31, 2004 and 2003, and the related statements of operations, cash flows and stockholders' (deficit) for years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of PetCARE Television Network, Inc. at December 31, 2004 and 2003 and the results of its operations and its cash flows for the period then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note A, the Company has been in the development stage since its inception on October 2, 1989. Realization of a major portion of the assets is dependent upon the Company's ability to meet its future financing requirements, and the success of future operations. These factors raise substantial doubt about the Company's ability to continue as a going concern.


/s/ Baumann, Raymondo & Company PA
BAUMANN, RAYMONDO & COMPANY PA
Tampa, Florida
February 17, 2005

                        PETCARE TELEVISION NETWORK, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                                  BALANCE SHEET
                                DECEMBER 31, 2004

                                     ASSETS

Current assets:
     Cash                                                                       $     18,793
     Accounts receivable-trade, net of reserve for bad debt of $10,000                 9,470
     Prepaid expenses                                                                 77,374
     Other receivables                                                                   871
                                                                                ------------
          Total current assets                                                       106,508

Fixed assets:
     Computer equipment, net of accumulated depreciation of $4,924                    11,537

Other assets:
     Security deposits                                                                 7,596
                                                                                ------------

          Total assets                                                          $    125,641
                                                                                ============

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
     Accounts payable                                                           $     57,851
     Accrued expenses and other current liabilities                                  376,992
     Deferred revenue                                                                 12,068
     Note payable                                                                  2,000,000
     Notes payable to stockholders                                                   127,500
                                                                                ------------
          Total current liabilities                                                2,574,411
                                                                                ------------

Long-term liabilities
     Notes payable                                                                 1,375,000
     Note payable to stockholder                                                      50,000
     Deferred revenue-long-term                                                       20,004
                                                                                ------------
          Total long-term liabilities                                              1,445,004
                                                                                ------------

          Total liabilities                                                        4,019,415
                                                                                ------------

     Stockholders' deficit:
        Preferred stock - no par value; 10,000,000 shares authorized; Common stock - par value $.0005; 50,000,000 shares authorized;
          13,091,685 shares issued and outstanding                                     6,546
        Additional paid-in capital                                                   671,668
        Accumulated deficit during development stage                              (4,571,988)
                                                                                ------------
           Total stockholders' deficit                                            (3,893,774)
                                                                                ------------

           Total liabilities and stockholders' deficit                          $    125,641
                                                                                ============


                       See Notes to Financial Statements.

                        PETCARE TELEVISION NETWORK, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003
              FROM INCEPTION (OCTOBER 2, 1989) to DECEMBER 31, 2004

                                                                                    From
                                                                                Inception to
                                                      December 31,              December 31,
                                                  2004             2003             2004
                                              ------------     ------------     ------------
Revenues                                      $     63,637     $      6,381     $     75,768

Cost of revenues                                     7,524               --            9,162
                                              ------------     ------------     ------------

Gross profit                                        56,113            6,381           66,606
                                              ------------     ------------     ------------

Operating expenses:
     DVD production costs                          209,213          115,410          377,980
     General and administration                  1,079,148          865,060        2,390,186
     Sales and marketing                           501,447          608,910        1,170,701
     Depreciation and amortization                   3,637          140,022          149,481
                                              ------------     ------------     ------------
          Total operating expense                1,793,445        1,729,402        4,088,348
                                              ------------     ------------     ------------

Operating loss                                  (1,737,332)      (1,723,021)      (4,021,742)
                                              ------------     ------------     ------------

Other income and (expense)
     Interest expense                             (452,424)        (103,688)        (557,064)
     Interest income                                 1,507               --            1,507
     Other income                                       46            1,396            1,486
     Gain on sale of subsidiary                         --               --            2,421
                                              ------------     ------------     ------------
          Total other income (expense)            (450,871)        (102,292)        (551,650)
                                              ------------     ------------     ------------

Loss before extraordinary items                 (2,188,203)      (1,825,313)      (4,573,392)

     Gain on extinguishment of debt                     --               --            1,404
                                              ------------     ------------     ------------

Loss before taxes                               (2,188,203)      (1,825,313)      (4,571,988)

     Provision for income taxes                         --               --               --
                                              ------------     ------------     ------------

Net loss                                      $ (2,188,203)    $ (1,825,313)    $ (4,571,988)
                                              ============     ============     ============

Net loss per share, basic and diluted         ($      0.17)    ($      0.15)    ($      0.90)
                                              ============     ============     ============

Weighted average shares, basic and diluted      12,672,580       11,815,726        5,102,469
                                              ============     ============     ============


                       See Notes to Financial Statements.

                        PETCARE TELEVISION NETWORK, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                       STATEMENTS OF STOCKHOLDERS' EQUITY
     FOR PERIOD FROM INCEPTION (OCTOBER 2, 1989) THROUGH SEPTEMBER 30, 2004

                                                                                         Additional
                                                 Preferred Stock         Coommon Stock     Paid-in     Subscription
                                               Shares        Amount         Shares         Capital      Receivable
                                            -----------    -----------    -----------    -----------   -----------
Issuance of $0.01 par value common
  shares to an individual for a note                 --    $        --          1,000    $     1,900    $    (2,000)
Payment of subscription receivable                   --             --             --             --          1,885
Stock split 2,000:1 and change par                   --             --             --             --             --
  value from $0.01 to $0.0005                        --             --      1,999,000           (900)            --
                                            -----------    -----------    -----------    -----------    -----------

Balance, December 31, 1996                           --             --      2,000,000          1,000           (115)

Repurchase of shares                                 --             --             --             --             --
Issuance of common stock                             --             --      2,476,000          3,762         (5,000)
                                            -----------    -----------    -----------    -----------    -----------

Balance, December 31, 1997                           --             --      4,476,000          4,762         (5,115)

Net loss                                             --             --             --             --             --
                                            -----------    -----------    -----------    -----------    -----------

Balance, December 31, 1998                           --             --      4,476,000          4,762         (5,115)
                                            -----------    -----------    -----------    -----------    -----------

Balance, December 31, 1999                           --             --      4,476,000          4,762         (5,115)

Shares issued in connection
  with merger with Y2K Recording, Inc.               --             --      1,025,000             --             --
Net income                                           --             --             --             --             --
                                            -----------    -----------    -----------    -----------    -----------

Balance, December 31, 2000                           --             --      5,501,000          4,762         (5,115)

Shares issued in connection
  with merger with Savage Mojo, Inc.                 --             --      8,000,000             --             --
Shares issued for services                           --             --         10,000            995             --
Contributed capital                                  --             --             --          5,672             --
Net loss                                             --             --             --             --             --
                                            -----------    -----------    -----------    -----------    -----------

Balance, December 31, 2001                           --             --     13,511,000         11,429         (5,115)

Series A shares sold in private placement        47,750         95,500             --             --             --
Retire treasury stock                                --             --     (1,725,000)        (4,137)            --
Shares issued as premium for notes                   --             --      2,939,553             --             --
Shares issued for Cohen employment
  agreement                                          --             --        748,447         74,471             --
Cancellation of outstanding stock
  returned by M. Klimes                              --             --     (4,000,000)            --             --
Shares issued for services                           --             --        312,000         31,044             --
Payment of subscription receivable                   --             --             --             --          5,000
Write off of subscription receivable                                                                            115
Net loss                                             --             --             --             --             --
                                            -----------    -----------    -----------    -----------    -----------

Balance, December 31, 2002                       47,750         95,500     11,786,000        112,807             --

Shares issued for services                           --             --         50,000          4,975             --
Series A shares sold in private placement        53,500        107,000             --             --             --
Series B shares sold in private placement         1,000          2,000             --             --             --
Net loss                                             --             --             --             --             --
                                            -----------    -----------    -----------    -----------    -----------

Balance, December 31, 2003                      102,250        204,500     11,836,000        117,782             --

Conversion of Series A to common               (101,250)      (202,500)       525,959        202,237             --
Cancellation and refund of Series B              (1,000)        (2,000)
Shares issued for services                           --             --        372,583        101,828             --
Shares issued for debt                               --             --        357,143        249,821             --
Net loss                                             --             --             --             --             --
                                            -----------    -----------    -----------    -----------    -----------

Balance, December 31, 2004                           --    $        --     13,091,685    $   671,668    $        --
                                            ===========    ===========    ===========    ===========    ===========

                                            Accumulated
                                          Deficit during
                                            Development         Treasury Stock
                                               Stage         Shares         Amount          Total
                                            -----------    -----------    -----------    -----------
Issuance of $0.01 par value common
  shares to an individual for a note        $        --    $        --    $        --    $        --
Payment of subscription receivable                   --             --             --          1,885
Stock split 2,000:1 and change par                   --             --             --             --
  value from $0.01 to $0.0005                        --             --             --             --
                                            -----------    -----------    -----------    -----------

Balance, December 31, 1996                           --             --             --          1,885

Repurchase of shares                                 --     (1,725,000)        (5,000)        (5,000)
Issuance of common stock                             --             --             --             --
                                            -----------    -----------    -----------    -----------

Balance, December 31, 1997                           --     (1,725,000)        (5,000)        (3,115)

Net loss                                         (2,867)            --             --         (2,867)
                                            -----------    -----------    -----------    -----------

Balance, December 31, 1998                       (2,867)    (1,725,000)        (5,000)        (5,982)
                                            -----------    -----------    -----------    -----------

Balance, December 31, 1999                       (2,867)    (1,725,000)        (5,000)        (5,982)

Shares issued in connection
  with merger with Y2K Recording, Inc.               --             --             --            513
Net income                                          434             --             --            434
                                            -----------    -----------    -----------    -----------

Balance, December 31, 2000                       (2,433)    (1,725,000)        (5,000)        (5,035)

Shares issued in connection
  with merger with Savage Mojo, Inc.                 --             --             --          4,000
Shares issued for services                           --             --             --          1,000
Contributed capital                                  --             --             --          5,672
Net loss                                        (57,151)            --             --        (57,151)
                                            -----------    -----------    -----------    -----------

Balance, December 31, 2001                      (59,584)    (1,725,000)        (5,000)       (51,514)

Series A shares sold in private placement            --             --             --         95,500
Retire treasury stock                                --      1,725,000          5,000             --
Shares issued as premium for notes                   --             --             --          1,470
Shares issued for Cohen employment
  agreement                                          --             --             --         74,845
Cancellation of outstanding stock
  returned by M. Klimes                              --             --             --         (2,000)
Shares issued for services                           --             --             --         31,200
Payment of subscription receivable                   --             --             --          5,000
Write off of subscription receivable                                                             115
Net loss                                       (498,888)            --             --       (498,888)
                                            -----------    -----------    -----------    -----------

Balance, December 31, 2002                     (558,472)            --             --       (344,272)

Shares issued for services                           --             --             --          5,000
Series A shares sold in private placement            --             --             --        107,000
Series B shares sold in private placement            --             --             --          2,000
Net loss                                     (1,825,313)            --             --     (1,825,313)
                                            -----------    -----------    -----------    -----------

Balance, December 31, 2003                   (2,383,785)            --             --     (2,055,585)

Conversion of Series A to common                     --             --             --             --
Cancellation and refund of Series B                                                           (2,000)
Shares issued for services                           --             --             --        102,014
Shares issued for debt                               --             --             --        250,000
Net loss                                     (2,188,203)            --             --     (2,188,203)
                                            -----------    -----------    -----------    -----------

Balance, December 31, 2004                  $(4,571,988)            --    $        --    $(3,893,774)
                                            ===========    ===========    ===========    ===========


                       See Notes to Financial Statements.

                        PETCARE TELEVISION NETWORK, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003
              FROM INCEPTION (OCTOBER 2, 1989) to DECEMBER 31, 2004

                                                                                                      From
                                                                                                  Inception to
                                                                          December 31,            December 31,
                                                                      2004            2003            2004
                                                                  ------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITES
  Net loss                                                        $ (2,188,203)   $ (1,825,313)   $ (4,571,988)
     Adjustments to reconcile net loss to net cash flows from operating activities:
          Depreciation and amortization expense                          3,637           1,287          12,555
          Gain on sale of subsidiary                                        --              --          (2,421)
          Gain on extinguishment of debt                                    --              --          (1,404)
          Compensation expense - stock for services                         --              --         106,045
          Bad debt expense                                              10,000              --          10,115
          Changes in assets and liabilities:
             Accounts receivable                                       (19,470)             --         (19,470)
             Prepaid expenses                                          (45,525)        (31,857)        (77,511)
             Other receivables                                            (734)                           (734)
             Security deposits                                              --          (7,596)         (7,596)
             Bank overdraft                                             (8,203)          8,203              --
             Accounts payable                                          (43,003)         49,614          57,851
             Accrued expenses and other current liabilities             50,621         268,941         417,493
                                                                  ------------    ------------    ------------

Net cash flows (used) in operating activities                       (2,240,880)     (1,536,721)     (4,077,065)
                                                                  ------------    ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of equipment                                                (11,841)         (4,619)        (16,961)
                                                                  ------------    ------------    ------------

Net cash flows (used) in investing activities                          (11,841)         (4,619)        (16,961)
                                                                  ------------    ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Common stock issued                                                       --           5,000          14,185
  Common stock issued for debt                                         250,000              --         250,000
  Common stock issued for services                                     102,014              --         102,014
  Common stock subscriptions (issued) paid                                  --              --            (115)
  Preferred stock issued (redeemed)                                     (2,000)        109,000         202,500
  Proceeds from notes payable                                               --       1,375,000       1,375,000
  Proceeds from loans from stockholders-net                          1,921,500          51,235       2,169,235
                                                                  ------------    ------------    ------------

Net cash flows provided by financing activities                      2,271,514       1,540,235       4,112,819
                                                                  ------------    ------------    ------------

Decrease in cash                                                        18,793          (1,105)         18,793
Cash, beginning of period                                                   --           1,105              --
                                                                  ------------    ------------    ------------
Cash, end of period                                               $     18,793    $         --    $     18,793
                                                                  ============    ============    ============

             SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid for interest                                            $      2,803    $      2,713    $      5,516
                                                                  ============    ============    ============


                       See Notes to Financial Statements.

                        PETCARE TELEVISION NETWORK, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2004


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

PetCARE Television Network, Inc. ("PetCARE") was organized as a Florida corporation on October 2, 1989. PetCARE is a development stage company, and as such have devoted its efforts since inception to developing and implementing its business plan, which includes but is not limited to establishing a subscriber network of approximately 3,000 veterinary clinics and hospitals, writing and producing its monthly DVD magazines, making contacts with potential advertisers, obtaining debt and equity financing, establishing our accounting systems, and other administrative functions. PetCARE's primary goal is to provide educational programming focused on optimal healthcare for animal companions and is targeted to pet owners worldwide. Its programming is obtained through an annual or three-year subscription, with a TV/DVD system included in the three-year plan. Its updated DVD magazines are shipped monthly to all veterinarian subscribers. Commercial advertisers fund the programming included on the DVD magazines.

Basis of Accounting

PetCARE maintains its financial records and financial statements on the accrual basis of accounting. The accrual basis of accounting provides for a better matching of revenues and expenses.

Cash and Cash Equivalents

For purposes of the Statements of Cash Flows, PetCARE considers amounts held by financial institutions and short-term investments with an original maturity of 90 days or less to be cash and cash equivalents.

Fiscal Year

PetCARE elected December 31 as its fiscal year.

Income Taxes

PetCARE records its federal and state tax liability in accordance with Financial Accounting Standards Board Statement No. 109 "Accounting for Income Taxes". The deferred taxes payable are recorded for temporary differences between the recognition of income and expenses for tax and financial reporting purposes, using current tax rates. Deferred assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Since its inception, PetCARE has an accumulated loss of $4,571,988 for income tax purposes, which can be used to offset future taxable income through 2024. The potential tax benefit of this loss is as follows:

      Future tax benefit                                     $  1,371,596
      Valuation allowance                                      (1,371,596)
                                                             ------------

      Future tax benefit                                     $         --
                                                             ============

As of December 31, 2004, no deferred taxes were recorded in the accompanying financial statements.


                       Read independent auditors' report.

                        PETCARE TELEVISION NETWORK, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2004


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Advertising Costs

PetCARE expenses the production costs of advertising the first time the advertising takes place.

Fixed Assets

PetCARE's fixed assets consist of computer equipment (depreciation over 3 years) and leasehold improvements depreciated over the remaining life of its current lease (50 months).

NOTE B - MERGERS AND ACQUISITIONS

PetCARE was originally incorporated on October 2, 1989 as Transition Lifestyle Consultants, Inc. ("Transition"), which remained inactive until 1997. Transition changed its name to Southeast Tire Recycling Acquisition, Inc. ("Southeast") in early 1997 in anticipation of a potential merger that never materialized.

In April 2000, Southeast issued 1,025,000 shares of its $0.0005 par value common stock in exchange for 100% of the common stock of Y2K Recordings, Inc., ("Old Y2K") and its wholly owned subsidiary, Dimensia Recordings, Inc. ("Dimensia"). Both companies had remained inactive since their inception. The transaction was recorded as a purchase. The value assigned to the common stock issued by Southeast was the book value of Old Y2K. Immediately after the merger, Old Y2K was dissolved, and Southeast changed its name to Y2K Recordings, Inc. ("New Y2K"). As a result of the merger, Dimensia became a wholly owned subsidiary of New Y2K.

In June 2001, New Y2K entered into a Merger and Reorganization Agreement with Savage Mojo, Inc. ("Old Savage"). New Y2K acquired 100% of the issued and outstanding common stock of Old Savage in exchange for 8,000,000 shares of New Y2K's common stock, valued at $4,000. Old Savage had the exclusive license to market and distribute a computer video game entitled "Suzerain". This intellectual property was transferred to New Y2K in connection with the merger. Immediately after the merger, Old Savage was dissolved, and New Y2K changed its name from Y2K Recordings, Inc. to Savage Mojo, Inc. ("New Savage").

On June 12, 2002 New Savage changed its name to PetCARE Television Network, Inc. and launched a new Business Plan related to the veterinary industry.


                       Read independent auditors' report.

                        PETCARE TELEVISION NETWORK, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2004


NOTE C - COMMON AND PREFERRED STOCK

Start of trading on the OTC Bulletin Board

On February 2, 2004, PetCARE's common stock began trading on the OTC-Bulletin Board under the symbol PTNW. There is a limited public trading market for its common stock and a regular, more active trading market may not develop, or if developed, may not be sustained.

Common stock

In December 1997, PetCARE, then know as Southeast, sold 2,476,000 shares of its common stock to an unrelated individual in exchange for a stock subscription in the amount of $5,000. This subscription was paid in November 2002.

In May and June 2002 PetCARE, then know as New Savage, issued non-interest bearing promissory notes totaling $136,000 to four (4) individuals, along with 2,939,553 shares of common stock as an incentive for the value received. The incentive was accounted for as a discount at par value. The notes are to be repaid upon receipt of funds from private placement offerings. There are no stated due dates on the notes. If the private placement offerings are unsuccessful or do not take place, an extraordinary gain from extinguishment of debt will occur. The entire amount of the discount had been amortized in 2004 and as of December 31, 2005 $8,500 of the note to one of the individuals had been repaid.

In June 2002 PetCARE, then known as New Savage, approved the issuance of 748,447 shares of common stock to PetCARE's President, Philip M. Cohen in lieu of salary from July 1, 2001 through June 1, 2002 (for accounting purposes, the shares were treated as having been issued on June 5, 2002, PetCARE's transfer agent actually issued the shares on July 15, 2002); discontinued all its current operations when a shareholder returned 4,000,000 shares of common stock in exchange for the return of the exclusive license to "Suzerain" (all rights to the intellectual property known as "Suzerain" were transferred to the shareholder and the 4,000,000 of common stock were cancelled and returned to New Savage's authorized but unissued shares); and for services totaling $31,200, issued 312,000 shares of common stock to six (6) businesses and individuals for consulting services rendered (for accounting purposes, the shares were treated as having been issued on June 10, 2002, PetCARE's transfer agent actually issued the shares on July 15, 2002).

In May 2003, PetCARE issued 5,000 shares of common stock to each member of its Veterinary Advisory Board in their advisory capacities (50,000 shares in total).

In February 2004, PetCARE entered into a Note Purchase Agreement and Subordinated Convertible Promissory Note (the "February Note") with Victus Capital, LP, a Delaware limited partnership ("Victus"). Under the terms of the February Note, Victus loaned PetCARE $1,000,000 with interest of $62,500 per quarter. In order to insure that interest payments were made, $250,000 of the principal amount of the February Note was delivered to an escrow agent to hold for the purposes of making quarterly interest payments to Victus. Prior to the maturity date of the February Note, Victus has the option to convert the principal and any outstanding interest into shares of a future private offering, or into shares of our Common Stock at a price of $.375 per share. Upon acceleration or conversion of the February Note, any unpaid balance in the escrow account will be returned to Victus. In May 2004, PetCARE issued 357,143 shares of its Common Stock at $.70 per share and 714,286 Common Stock Purchase Warrants in lieu of $250,000 in interest due the February. Accordingly, the $250,000 being


                       Read independent auditors' report.

                        PETCARE TELEVISION NETWORK, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2004


NOTE C - COMMON AND PREFERRED STOCK (CONTINUED)

Common stock (Continued)

held in escrow was released to the Company in exchange for the shares and warrants. Each warrant is exercisable into the Company's Common Stock at $1.00 per share.

The warrants are exercisable at any time for five years from the date of issuance. The February Note, shares and warrants were issued under the exemption from registration provided in Section 4(2) of the Act.

In April 2004, PetCARE issued 67,583 shares of Common Stock to two vendors in exchange for debt recorded as accounts payable on the accompanying financial statements. The shares of Common Stock were issued under the exemption from registration provided in Section 4(2) of the Act.

In May 2004, PetCARE issued 533,333 warrants to purchase its Common Stock in accordance with the Placement Agent Fee agreement entered into with H.C. Wainwright, Inc. dated February 2004. The warrants became due as a result of the funds raised in conjunction with the Victus Note discussed above. The warrants were issued under the exemption from registration provided in Section 4(2) of the Act.

In June 2004, the Company issued 250,000 shares of Common Stock to a vendor in exchange for debt. The shares of Common Stock were issued under the exemption from registration provided in Section 4(2) of the Act

During the three months ended June 30 2004, the Company issued 55,000 shares of Common Stock to members of its Veterinary Advisory Board.

On July 28, 2004, we entered into a seven-month financial consulting agreement with TotalCFO, Inc. ("TotalCFO"). In connection with the consulting agreement, we agreed to issue 300,000 warrants to purchase our tock (the "TotalCFO Warrants") in exchange for the services to be rendered. We issued the TotalCFO Warrants in September 2004. The warrants were issued under the exemption from registration provided in Section 4(2) of the Securities Act.

Preferred stock

Series A

In July 2002, the Board of Directors of PetCARE adopted a resolution providing for the creation of PetCARE's Certificate of Designation, Preferences, Rights and Limitations for its Series A Convertible Preferred Stock ("Series A Stock"). As a result of this resolution, PetCARE has 1,500,000 no par value preferred shares authorized. These shares have an automatic conversion into PetCARE's common stock ten days after PetCARE's common stock begins to be quoted on the "Pink Sheet Exchange". The conversion rate used is determined by dividing the price per share of the preferred stock ($2.00) by 50% of the average closing price as reported by the Pink Sheet Exchange for the five trading days preceding the date of the conversion, or $2.00, whichever is less. The holders of preferred shares will not be entitled to dividends; however, the Board of Directors had the ability to declare dividends at a later date. In August 2002, PetCARE offered 1,500,000 of its Series A Preferred Stock in a private placement for $2.00 per share. As of December 31, 2003, 101,250 shares were sold for $202,500. Based on the conversion formula


                       Read independent auditors' report.

                        PETCARE TELEVISION NETWORK, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2004


NOTE C - COMMON AND PREFERRED STOCK (CONTINUED)

contained in the Certificate of Designation, the 101,250 shares of Series A Stock converted into an aggregate of 525,959 shares of the Company's common stock on February 25, 2004. As a result of the foregoing, the Company amended the Certificate of Designation relating to the Series A Stock to reduce the number of authorized Series A Stock to 101,250 and immediately cancelled those shares, and the balance of 1,398,750 shares of Series A Stock were returned to the status of authorized but unissued and undesignated shares of Preferred Stock.

Series B

In October 2003, the Board of Directors of PetCARE adopted a resolution providing for the creation of PetCARE's Certificate of Designation, Preferences, Rights and Limitations for its Series B Convertible Preferred Stock ("Series B Preferred Stock"). As a result of this resolution, PetCARE had 1,000,000 no par value preferred shares authorized. In November 2003, PetCARE offered 1,000,000 shares of its Series B Preferred Stock in a private placement of units consisting of one share of Series B Preferred Stock and one warrant to purchase Common Stock of the Company (the "Warrants") for $2.00 per unit. After only selling 1,000 units for the purchase price of $2,000, the Company decided to discontinue the offering and amend the Certificate of Designation. In May 2004, the Company refunded the $2,000 paid by the sole shareholder of Series B Preferred Stock, and cancelled the issued Series B Preferred Stock and Warrants. The offering is claimed to be exempt under Section 4(2) of the Securities Act of 1933.

In May 2004, the Board of Directors of PetCARE adopted a resolution providing for the amendment of PetCARE's Certificate of Designation, Preferences, Rights and Limitations for its Series B Preferred Stock. As a result of this resolution, PetCARE TV has 1,500,000 no par value preferred shares authorized. These shares are convertible into shares of the Company's Common Stock at any time commencing one (1) year from the date of issuance. Each share of Series B Preferred Stock converts into shares of the Company's Common Stock at the variable conversion price equal to 70% of the average closing price as reported by Bloomberg L.P. for the 20 trading days preceding the date of conversion. However, in no event shall the conversion price be less than $0.50 per share, nor greater than $1.50 per share. The holders of the Series B Preferred Stock will be entitled to dividends of 8% per annum, payable in one payment upon conversion of the Series B Preferred Stock. In June 2004, PetCARE offered 1,500,000 of its Series B Preferred Stock in a private placement of units consisting of one share of Series B Preferred Stock and one warrant to purchase Common Stock of the Company for $1.00 per unit. At the time of this filing, no units have been sold. The offering is claimed to be exempt under Section 4(2) of the Securities Act of 1933.

Treasury stock

Treasury stock is shown at cost, and in 2001 consists of 1,725,000 shares of common stock. On December 31, 1997, Southeast's initial shareholder agreed to sell to Southeast 1,725,000 shares of the common stock in exchange for a non-interest bearing demand note payable in the amount of $5,000. This note was repaid during 2002, and the shares were cancelled and returned to the Company's authorized but unissued shares.


                       Read independent auditors' report.

                        PETCARE TELEVISION NETWORK, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2004


NOTE C - COMMON AND PREFERRED STOCK (CONTINUED)

Stock Options

PetCARE has an equity incentive plan available to key employees and consultants of the Company. Under the plan, PetCARE may grant options for up to two million shares of common stock. The exercise price of each incentive option is equal to the greater of the fair market value of PetCARE's stock on the date of grant or the aggregate par value of the stock on the date of grant. In the case of any 10% stockholder, the incentive option price will not be less than 110% of the fair market value on the date of grant. The Compensation Committee of the Board of Directors shall determine the price at which shares of stock may be purchased under a nonqualified option. Options expire ten years from the date of grant, except for those granted to a 10% stockholder, which expire five years from the date of grant. To date, PetCARE has granted 159,000 nonqualified options under the plan.

NOTE E - RELATED PARTY TRANSACTIONS

In May and June 2002, PetCARE issued non-interest bearing promissory notes as follows:

      o James Calaway, a current director, for a loan from him of $100,000 ($91,500 currently outstanding)

      o     Daniel Hugo, a former officer and director, for a loan from him of
            $25,000

      o     Robert and Janna Hugo for a loan from them of $6,000

      o     Robert and Jamie Turner for a loan from them of $5,000

The repayment of these notes is contingent upon the receipt of funds received under 506 private placements, with periodic payments to be made to the holders as follows: 10% due after the first $300,000 is received; 10% due after the next $100,000 is received; 10% due after the next $100,000 is received, 35% due after the next $100,000 is received; and the remaining 35% due after the next $100,000 is received. As of December 31, 2004, the aggregate principal balance on these notes is $127,500.

In March, May, June, and July 2003 PetCARE entered into note purchase and security agreements (the "Edge Notes") with Pet Edge, LLC, a Connecticut limited liability company ("Edge"). Edge was organized for the sole purpose of funding our business plan. Under the terms of the Edge Notes, Edge loaned us $1,000,000, $50,000, $50,000, and $275,000 respectively with simple interest at the rate of ten percent per annum. All principal and accrued interest on the Edge Notes is due March 9, 2006, May 27, 2006, June 5, 2006, and June 30, 2006 respectively. The notes may not be prepaid in whole or in part without the written consent of the Edge. To secure our obligations under the notes, we granted Edge a first priority security interest on all of our assets, now owned and acquired during the term of the Edge Notes. The principal and interest on the Edge Notes is convertible into shares of our common stock at $.246 per share. In November 2003, PetCARE entered into an agreement with Edge to amend the terms of conversion of the Edge Notes. Under the terms of the proposed agreement the conversion price on the respective notes totaling $1,375,000 shall provide that if shares, in segments of not less than $250,000, are converted before one year from the date of the proposed agreement, the conversion price will be $0.214 per share, and if converted after one year from the date of the proposed agreement and before two years from the date of the proposed agreement, the conversion price will be $0.23 per share.


                       Read independent auditors' report.

                        PETCARE TELEVISION NETWORK, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2004


NOTE E - RELATED PARTY TRANSACTIONS (CONTINUED)

In June 2003, PetCARE entered into a note purchase agreement with one of its directors, Dr. Mark Maltzer (the "Maltzer Note"). Under the terms of the Maltzer Note, Dr. Maltzer agreed to loan PetCARE $50,000 with simple interest at a rate of ten percent per annum. All principal and accrued interest is due June 9, 2006. The principal and interest on the Maltzer Note is convertible into shares of its common stock at $.246 per share.

In October 2003, PetCARE issued unsecured promissory notes to Mr. Calaway and Dr. Maltzer, members of its board of directors, for a loan from each in the amount of $25,000 (collectively, the "Calaway/Maltzer Notes"). The Calaway/Maltzer Notes bear interest at the rate of 10% per annum. All principal and interest was paid in February 2004.

In July 2004, PetCARE and Victus entered into a Note Purchase Agreement ("NPA"), Subordinated Convertible Promissory Note ("July Note"), and Warrant to Purchase Shares of Common Stock (the "Warrant"). On July 28, 2004, pursuant to the terms of the NPA and the July Note, Victus loaned to PetCARE $1,000,000, at an annual rate of interest of twenty percent (20%) compounded semi-annually. The July Note has a term of twelve months, however with the consent of both parties, the term of the July Note can be extended for an additional 12 months. For the first year, PetCARE shall have the right to pay interest on the July Note with registered, freely transferable common stock of PetCARE, valued at a ten percent (10%) discount to the market. On the date of maturity of the July Note, the July
Note is convertible, at the option of the holder, into shares of PetCARE's common stock at a price of $.40 per share. Pursuant to the terms of the Warrant, Victus may purchase up to 2,500,000 shares of common stock of PetCARE at an exercise price of $0.75 per share. The Warrant expires on July 26, 2009. The July Note may not be converted and the Warrant may not be exercised to the extent that Victus' overall ownership of the common stock of PetCARE will exceed 4.99%, unless such limitation is waived by Victus upon no less than sixty-one days (61) advance written notice.

At December 31, 2004, PetCARE had a consulting agreement in place with Mr. James Calaway, a member of its Board of Directors. The agreement states that Mr. Calaway provide financial consulting services, at the direction of the Board of Directors, for the amount of $667 per month until PetCARE has received an aggregate of $2.5 million in funding.

NOTE F - NON-CASH TRANSACTIONS

In June 2002 PetCARE, then known as New Savage, issued 748,447 shares of common stock to Philip Cohen in lieu of salary from July 1, 2001 through June 1, 2002, for a value of $74,845 (the difference between service value and common stock value was credited to the paid-in-capital account), returned the intellectual property received during the merger with Old Savage in exchange for the return of 4,000,000 shares of its common stock, and issued 312,000 common shares to various individuals for consulting services rendered for a value of $31,200.

In May 2003, PetCARE issued 5,000 shares of common stock to each member of its Veterinary Advisory Board in their advisory capacities (50,000 shares in total).

In April 2004, PetCARE issued 67,583 shares of Common Stock to two vendors in exchange for debt recorded as accounts payable on the accompanying financial statements.

                       Read independent auditors' report.

                        PETCARE TELEVISION NETWORK, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2004


NOTE F - NON-CASH TRANSACTIONS (CONTINUED)

In May 2004, PetCARE issued 533,333 warrants to purchase its Common Stock in accordance with the Placement Agent Fee agreement entered into with H.C. Wainwright, Inc. dated February 2004

During the three months ended June 30 2004, the PetCARE issued 55,000 shares of Common Stock to members of its Veterinary Advisory Board.

NOTE G - COMMITMENTS AND CONTINGENCIES

In June 2002, PetCARE entered into an employment agreement with Mr. Cohen that has an infinite term. This agreement automatically renews every ninety days commencing June 5, 2002. PetCARE may terminate the agreement with cause, effective upon delivery of written notice to Mr. Cohen, except where the cause is a material breach of this agreement, for which Mr. Cohen has sixty days to cure the material breach after written notice from PetCARE. PetCARE may terminate this agreement without cause, effective sixty days after written notice to Mr. Cohen. Mr. Cohen may terminate this agreement with cause provided he delivers written notice to PetCARE sixty days before termination, or without cause provided he delivers written notice one year before termination. If PetCARE terminates the agreement without cause, or Mr. Cohen terminates the agreement with cause, PetCARE will be obligated to pay Mr. Cohen the compensation, remuneration and expenses specified below for a period of five years from the date of notice. Under the terms of the agreement, Mr. Cohen will receive an annual salary of $150,000, payable in monthly installments of $12,500. This salary will be renegotiated at the end of each fiscal year. The salary was not renegotiated at the end of fiscal year 2002. Mr. Cohen will also receive medical and long-term disability insurance at our expense, as well as an automobile for business use, and reimbursement for certain business expenses.

In August 2003, PetCARE entered into a sixty-two (62) month lease agreement commencing on October 1, 2003 with Liberty Property Limited Partnership for approximately 3,800 square feet of office/warehouse space located at 8406 Benjamin Road, Suite C, Tampa, Florida 33634 where PetCARE relocated its corporate office. Lease expense for 2003 totaled $5,077. Under this agreement minimum lease expense for the 12 months ended December 31, 2005 through 2007 and the eleven months ended November 30, 2008 will be approximately $39,400, $40,300, $41,100 and $38,500 respectively.

At December 31, 2004, PetCARE had a consulting agreement in place with Mr. James Calaway, a member of its Board of Directors. The agreement states that Mr. Calaway provide financial consulting services, at the direction of the Board of Directors, for the amount of $667 per month until PetCARE has received an aggregate of $2.5 million in funding.

NOTE H - SUBSEQUENT EVENTS

On March 11, 2005, PetCARE Television Network, Inc. (the "Company") and Vicis Capital, LLC ("Vicis") entered into Series A Convertible Debentures ("Debenture"), Series A Common Stock Purchase Warrants, Series B Common Stock Purchase Warrants, and Series C Common Stock Purchase Warrants. Pursuant to the terms of the Debentures, Vicis loaned the Company an aggregate of $250,000, at an annual rate of interest of fifteen percent (15%). The Debentures have a term of 24 months and the Company has the option to pay the interest semi-annually in cash or in shares of its registered Common Stock at a ten percent (10%) discount to the market price based on the average of the twenty trading days prior to the payment of the interest. On the date of maturity of the Debentures, the holder has the option

                       Read independent auditors' report.

                        PETCARE TELEVISION NETWORK, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2004


NOTE H - SUBSEQUENT EVENTS (CONTINUED)

to convert into shares of the Company's Common Stock at a price of $0.10 per share.

Pursuant to the terms of the Series A Common Stock Purchase Warrants, Vicis may purchase up to 2,500,000 shares of common stock of the Company at an exercise price of $0.10 per share for a ten-year period. Under the terms of the Series B Common Stock Purchase Warrants Vicis may purchase up to 2,500,000 shares of common stock of the Company at an exercise price of $0.11 per share for a five-year period. Under the terms of the Series C Common Stock Purchase Warrants Vicis may purchase up to 1,250,000 shares of common stock of the Company at an exercise price of $.10 per share for a one-year period. The Debentures and Series A, B, and C Common Stock Purchase Warrants may not be converted and exercised to the extent that Vicis' overall ownership of the Common Stock of the Company will exceed 4.99%, unless such limitation is waived by Vicis upon no less than sixty-one days (61) advance written notice.

                       Read independent auditors' report.

         CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
                              FINANCIAL DISCLOSURE

            None.

                                 TRANSFER AGENT

            Medical Media's stock transfer agent is Florida Atlantic Stock Transfer, Inc., 7130 Nob Hill Road, Tamarac, Florida 33321.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

            No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

            The validity of the shares of Common Stock of Medical Media will be passed upon by Bush Ross, P.A.

            The financial statements included in this prospectus have been audited by Baumann, Raymondo & Co., Inc., independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

            Medical Media files annual, quarterly, and current reports, information statements, and other documents with the SEC. You may read and copy any document Medical Media files with the SEC at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the operation of the Public Reference Room. The SEC maintains a website at www.sec.gov where certain information regarding issuers, including Medical Media, may be found.

            This information statement/prospectus is part of a registration statement filed with the SEC on Form SB-2. The registration statement contains more information than this information statement/prospectus regarding Medical Media and its Common Stock, including certain exhibits and schedules. You can get a copy of the registration statement from the SEC at the address listed above or from its website, www.sec.gov.

            As allowed by SEC rules, this information statement/prospectus does not contain all the information you can find in the registration statement on Form SB-2 filed by Medical Media to register the shares of stock issued in the merger and the exhibits to the registration statement. The SEC allows Medical Media to "incorporate by reference" information into this information statement/prospectus, which means that Medical Media can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this information statement/prospectus, except for any information superseded by information in this information statement/prospectus. This information statement/prospectus incorporates by reference the documents set forth below that Medical Media has previously filed with the SEC. These documents contain important information about the company and its financial condition.

            This information statement/prospectus incorporates important business and financial information about Medical Media from documents that are not included in or delivered with this information statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this information statement/prospectus by requesting them in writing, by telephone or by e-mail from the appropriate company at the following address: Medical Media Television, Inc., 8406 Benjamin Road, Suite C, Tampa, Florida 33634.


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